UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.      )

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Wisconsin Energy Corporation

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NOTICE OF 2011 ANNUAL MEETING AND PROXY STATEMENT

Wisconsin Energy Corporation

P-1

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 29, 2011

To the Stockholders of Wisconsin Energy Corporation:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders. An admission ticket will be required to enter the meeting. Your admission ticket, which also includes a map to the meeting, is located on your proxy card. Instructions on how to obtain an admission ticket if you received your proxy materials electronically are provided on page P-7 of the proxy statement. If you are not able to attend the Annual Meeting, you may listen to a live webcast available on the Wisconsin Energy Website at: www.wisconsinenergy.com/invest/annualmtg.htm. An archive of the webcast will be available on the site for approximately 12 months following the meeting. Regardless of whether you plan to attend, please take a moment to vote your proxy. The meeting will be held as follows:

WHEN:	Thursday, May 5, 2011 10:00 a.m., Central time

WHERE:	Concordia University Wisconsin R. John Buuck Field House 12800 North Lake Shore Drive Mequon, Wisconsin 53097

ITEMS OF BUSINESS:

•      Election of nine directors for terms expiring in 2012.

•      Vote to initiate the process to elect directors by majority vote in uncontested elections.

•      Ratification of Deloitte & Touche LLP as independent auditors for 2011.

•      Approval of amendments to the Wisconsin Energy Corporation 1993 Omnibus Stock Incentive Plan, as amended and restated.

•      Advisory vote on compensation of the named executive officers.

•      Advisory vote to establish the frequency of the advisory vote on the compensation of the named executive officers.

•      Consideration of any other matters that may properly come before the meeting.

RECORD DATE:	March 10, 2011

VOTING BY PROXY:	Your vote is important. You may vote:

• using the Internet; • by telephone; or • by returning the proxy card in the envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 5, 2011–The Proxy Statement and 2010 Annual Report are available at:

http://www.wisconsinenergy.com/proxystatement

By Order of the Board of Directors,

Susan H. Martin

Vice President, Corporate Secretary and Associate General Counsel

This Page Intentionally Left Blank

PROXY STATEMENT

This proxy statement is being furnished to stockholders beginning on or about March 29, 2011, in connection with the solicitation of proxies by the Wisconsin Energy Corporation (“WEC” or the “Company”) Board of Directors (the “Board”) to be used at the Annual Meeting of Stockholders on Thursday, May 5, 2011 (the “Meeting”) at 10:00 a.m., Central time, in the R. John Buuck Field House on the campus of Concordia University Wisconsin located at 12800 North Lake Shore Drive, Mequon, Wisconsin 53097, and at all adjournments or postponements of the Meeting, for the purposes listed in the preceding Notice of Annual Meeting of Stockholders.

GENERAL INFORMATION – FREQUENTLY ASKED QUESTIONS

What am I voting on?

Proposal 1: Election of nine directors for terms expiring in 2012.

Proposal 2: Initiating the process to elect directors by majority vote in uncontested elections.

Proposal 3: Ratification of Deloitte & Touche LLP as independent auditors for 2011.

Proposal 4: Approval of amendments to the Wisconsin Energy Corporation 1993 Omnibus Stock
Incentive Plan, as amended and restated.

Proposal 5: Advisory vote on compensation of the named executive officers, commonly referred to as a “Say on Pay” vote.

Proposal 6: Advisory vote to establish the frequency of the advisory say on pay vote.

The Company is not aware of any other matters that will be voted on. If a matter does properly come before the Meeting, the persons named as the proxies in the accompanying form of proxy will vote the proxy at their discretion.

What are the Board’s voting recommendations?

The Board of Directors recommends a vote:

•      FOR each of the nine nominated directors;

•      FOR the initiation of the process to elect directors by majority vote in uncontested elections;

•      FOR ratification of Deloitte & Touche LLP as independent auditors for 2011;

•      FOR the amendments to the Wisconsin Energy Corporation 1993 Omnibus Stock Incentive Plan, as amended and restated;

•      FOR approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement; and

•      For a frequency of every THREE YEARS for future non-binding say on pay advisory votes.

What is the vote required for each proposal?

Proposal 1: The nine individuals receiving the largest number of votes will be elected as directors.

Proposal 2: Approval of the proposal to initiate the process to elect directors by majority vote in uncontested elections requires the affirmative vote of a majority of the votes cast in person or by proxy at this meeting. Although your vote is advisory and will not be binding on the Board or the Company, if this advisory vote obtains the affirmative vote of a majority of the votes cast, the Board intends to initiate the process to elect directors by majority vote in uncontested elections.

Proposal 3: Ratification of the independent auditors requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting.

Proposal 4: Approval of the amendments to Wisconsin Energy Corporation’s 1993 Omnibus Stock Incentive Plan, as amended and restated, requires the affirmative vote of a majority of the votes cast in person or by proxy at the Meeting.

Proposal 5: Approval, on a non-binding, advisory basis, of the compensation of the named executive officers requires the affirmative vote of a majority of the votes cast in person or by proxy at this meeting. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Proposal 6: For purposes of determining the frequency of future advisory say on pay votes, the frequency receiving the greatest number of votes – every three years, every two years or every one year – will be considered the frequency approved by stockholders. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of the advisory say on pay vote.

Presuming a quorum is present, abstentions and broker non-votes will have no effect on the outcome of any of these proposals.

Who can vote?	Common stockholders as of the close of business on the record date, March 10, 2011, can vote. Each outstanding share of WEC common stock is entitled to one vote upon each matter presented. A list of stockholders entitled to vote will be available for inspection by stockholders at WEC’s principal business office, 231 West Michigan Street, Milwaukee, Wisconsin 53203, prior to the Meeting. The list also will be available at the Meeting.

How do I vote?	There are several ways to vote:

• By Internet. The Company encourages you to vote this way.

• By toll-free touch-tone telephone.

• By completing and mailing the enclosed proxy card.

• By written ballot at the Meeting.

Instructions to vote through the Internet or by telephone are listed on your proxy card or the information forwarded to you by your bank or broker. The Internet and telephone voting facilities will close at 10:59 p.m., Central time, on Wednesday, May 4, 2011.

If you are a participant in WEC’s Stock Plus Investment Plan (“Stock Plus”) or own shares through investments in the WEC Common Stock Fund or WEC Common Stock ESOP Fund in WEC’s 401(k) plan, your proxy will serve as voting instructions for your shares held in those plans. The administrator for Stock Plus and the trustee for the 401(k) plan will vote your shares as you direct. If a proxy is not returned for shares held in Stock Plus, the administrator will not vote those shares. If a proxy is not returned for shares held in the 401(k) plan, the trustee will vote those shares in the same proportion that all shares in the WEC Common Stock Fund or WEC Common Stock ESOP Fund, as the case may be, for which voting instructions have been received, are voted.

If you are a beneficial owner and your bank or broker holds your shares in its name, they are permitted to vote your shares in the ratification of the independent auditors even if the broker does not receive voting instructions from you. However, for matters considered non-routine, which includes proposals 1, 2, 4, 5 and 6, your broker or other record holder of your shares will not be permitted to vote your shares unless you provide voting instructions. If your shares are held in the name of a broker, bank or other holder of record, you are invited to attend the Meeting, but may not vote at the Meeting unless you have first obtained a proxy executed in your favor from the holder of record.

What does it mean if I get more than one proxy?	It means your shares are held in more than one account. Please vote all proxies to ensure all of your shares are counted.

What constitutes a quorum?	As of the record date, there were 233,746,331 shares of WEC common stock outstanding, which include the shares distributed as a result of the March 1, 2011 two-for-one stock split. In order to conduct the Meeting, a majority of the outstanding shares entitled to vote must be represented in person or by proxy. This is known as a “quorum.” Abstentions and shares which are the subject of broker non-votes will count toward establishing a quorum.

Can I change my vote?	You may change your vote or revoke your proxy at any time prior to the closing of the polls, by:

• entering a new vote by Internet or phone;

• returning a later-dated proxy card;

• voting in person at the Meeting; or

• notifying WEC’s Corporate Secretary by written revocation letter.

The Corporate Secretary is Susan H. Martin. Any revocation should be filed with her at WEC’s principal business office, 231 West Michigan Street, P. O. Box 1331, Milwaukee, Wisconsin 53201.

Attendance at the Meeting will not, in itself, constitute revocation of a proxy. All shares entitled to vote and represented by properly completed proxies timely received and not revoked will be voted as you direct. If no direction is given in a properly completed proxy, the proxy will be voted as the Board recommends.

Who conducts the proxy solicitation?	The WEC Board is soliciting these proxies. WEC will bear the cost of the solicitation of proxies. WEC contemplates that proxies will be solicited principally through the use of the mail, but employees of WEC or its subsidiaries may solicit proxies by telephone, personally or by other communications, without compensation apart from their normal salaries. It is not anticipated that any other persons will be engaged to solicit proxies or that compensation will be paid for that purpose. However, WEC may seek the services of an outside proxy solicitor in the event that such services become necessary.

Who will count the votes?	BNY Mellon Shareowner Services, which also will serve as Inspector of Election, will tabulate voted proxies.

How can I attend the Meeting?	The Meeting is open to all stockholders of WEC. You must bring an admission ticket or other evidence of your stock ownership to enter the Meeting. If you received proxy materials by mail, your admission ticket is included on your proxy card. The admission ticket admits the stockholder and one guest. If your shares are jointly owned and you need an additional ticket, or if you need directions to the Meeting or have questions regarding this process, contact Stockholder Services, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201 or call 800-881-5882. A map to the Meeting is included on the admission ticket.

What information is available via the Internet?	The following documents can be found at http://www.wisconsinenergy.com/proxystatement: • Notice of Annual Meeting; • Proxy Statement; • 2010 Annual Report; and • Form of Proxy.

How do I obtain an admission ticket if I received my proxy materials electronically?	If your shares are registered in your name, you can print an admission ticket by following the instructions provided in the e-mail which transmitted your proxy materials. If you hold your shares through a bank, brokerage firm, or other nominee, call 800-881-5882 or write to Stockholder Services at the above address to request an admission ticket. We will send you an admission ticket upon verification of your ownership. You may also bring a copy of your account statement or other evidence of your ownership as of the record date to the Meeting. That document will serve as your admission ticket.

What steps has WEC taken to reduce the cost of proxy solicitation?	WEC has implemented several practices that reduce printing and postage costs and are friendly to the environment. WEC encourages you to choose MLinkSM for fast and secure 24/7 online access to proxy materials, investment plan statements, tax documents and more. Simply log on at http://www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you on how to enroll in MLinkSM.

The Company also has: • encouraged Internet and telephone voting of your proxies; and

•      implemented “householding” whereby stockholders sharing a single address receive a single annual report and proxy statement, unless the Company received instructions to the contrary from one or more of the stockholders.

If you received multiple copies of the annual report and proxy statement, you may wish to contact the Company’s transfer agent, BNY Mellon Shareowner Services, at 800-558-9663, to request householding, or you may provide written instructions to Wisconsin Energy Corporation, c/o BNY Mellon Shareowner Services, P.O. Box 358035, Pittsburgh, PA 15252-8035. If you wish to receive separate copies of the annual report and proxy statement now or in the future, or to discontinue householding entirely, you may contact the Company’s transfer agent using the contact information provided above. Upon request, the Company will promptly send a separate copy of either document. Whether or not a stockholder is householding, each stockholder will continue to receive a proxy card. If your shares are held through a bank, broker or other holder of record, you may request householding by contacting the holder of record.

Who do I contact if I have questions about the Meeting or my account?	If you need more information about the Meeting, write to Stockholder Services, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201, or call us at 800-881-5882. For information about shares registered in your name or your Stock Plus account, call our transfer agent, BNY Mellon Shareowner Services, at 800-558-9663, or access your account via the Internet at http://www.bnymellon.com/shareowner/equityaccess.

CORPORATE GOVERNANCE – FREQUENTLY ASKED QUESTIONS

Does WEC have Corporate Governance Guidelines?	Yes, since 1996 the Board has maintained Corporate Governance Guidelines that provide a framework under which it conducts business. The Corporate Governance Committee reviews the Guidelines annually to ensure that the Board is providing effective governance over the affairs of the Company. The Guidelines are available in the “Governance” section of the Company’s Website at www.wisconsinenergy.com and are available in print to any stockholder who requests them in writing from the Corporate Secretary.

How are directors determined to be independent?	No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company. The Corporate Governance Guidelines provide that the Board should consist of at least a two-thirds majority of independent directors.

What are the Board’s standards of independence?	The guidelines the Board uses in determining director independence are located in Appendix A of the Corporate Governance Guidelines. These standards of independence, which are summarized below, include those established by the New York Stock Exchange as well as a series of standards that are more comprehensive than New York Stock Exchange requirements. A director will be considered independent by the Board if the director:

• has not been an employee of the Company for the last five years;

• has not received, in the past three years, more than $120,000 per year in direct compensation from the Company, other than director fees or deferred compensation for prior service;

•      is not a current partner or employee of a firm that is the Company’s internal or external auditor, was not within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time, or has no immediate family member who is a current employee of such a firm and personally works on the Company’s audit;

•      has not been an executive officer, in the past three years, of another company where any of the Company’s present executives at the same time serves or served on that other company’s compensation committee;

•      in the past three years, has not been an employee of a company that makes payments to, or receives payments from, the Company for property or services in an amount which in any single fiscal year is the greater of $1 million or 2% of such other company’s consolidated gross revenues;

•      has not received, in the past three years, remuneration, other than de minimus remuneration, as a result of services as, or being affiliated with an entity that serves as, an advisor, consultant, or legal counsel to the Company or to a member of the Company’s senior management, or a significant supplier of the Company;

• has no personal service contract(s) with the Company or any member of the Company’s senior management;

• is not an employee or officer with a not-for-profit entity that receives 5% or more of its total annual charitable awards from the Company;

•      has not had any business relationship with the Company, in the past three years, for which the Company has been required to make disclosure under certain rules of the Securities and Exchange Commission;

• is not employed by a public company at which an executive officer of the Company serves as a director; and

• does not have any beneficial ownership interest of 5% or more in an entity that has received remuneration, other than de minimus remuneration, from the Company, its subsidiaries or affiliates.

The Board also considers whether a director’s immediate family members meet the above criteria, as well as whether a director has any relationships with WEC’s affiliates for certain of the above criteria, when determining the director’s independence.

Who are the independent directors?	The Board has affirmatively determined that Directors Bergstrom, Bowles, Chadwick, Cornog, Culver, Fischer, Payne and Stratton have no relationships within the Board’s standards of independence noted above and otherwise have no material relationships with WEC and are independent. This represents 89% of the Board. Director Klappa is not independent due to his present employment with WEC.

What are the committees of the Board?

The Board of Directors has the following committees: Audit and Oversight, Compensation, Corporate Governance, Finance, and Executive.

All committees, except the Executive Committee, operate under a charter approved by the Board. A copy of each committee charter is posted in the “Governance” section of the Company’s Website at www.wisconsinenergy.com and is available in print to any stockholder who requests it in writing from the Corporate Secretary. The members and the responsibilities of each committee are listed later in this proxy statement under the heading “Committees of the Board of Directors.”

Are the Audit and Oversight, Corporate Governance and Compensation Committees comprised solely of independent directors?

Yes, these committees are comprised solely of independent directors, as determined under New York Stock Exchange rules and the Board’s Corporate Governance Guidelines.

In addition, the Board has determined that each member of the Audit and Oversight Committee is independent under the rules of the New York Stock Exchange applicable to audit committee members. The Audit and Oversight Committee is a separately designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Is the office of CEO combined with the office of Chairman of the Board?

Consistent with WEC’s Bylaws and its Corporate Governance Guidelines, the Board retains the right to exercise its discretion in combining or separating the offices of Chief Executive Officer and Chairman of the Board. Given the uniqueness and complexity of the Company’s industry, operations and regulatory environment, the Board believes that having a combined CEO and Chairman is the appropriate structure for the Company. This combined structure provides the Company with clear leadership and a single voice in implementation of its strategy and in leading discussions at the Board level.

The Board currently does not appoint a lead independent director; however, Director Bowles, the chair of the Corporate Governance Committee, acts as presiding director whenever the independent directors meet in executive session without any management present. The Board believes that such leadership evolves naturally and may vary depending upon the issue under consideration. Therefore, the appointment of a designated lead independent director is not necessary.

Do the non-management directors meet separately from management?	Yes, at every regularly scheduled Board meeting non-management (non-employee) directors meet in executive session without any management present. All non-management directors are independent. The chair of the Corporate Governance Committee, currently Director Bowles, presides at these sessions.

What is the Board’s role in risk oversight?	The Board oversees our risk environment and has delegated specific risk monitoring responsibilities to the Audit and Oversight Committee and the Finance Committee as described in each committee’s charter. Both of these committees routinely report back to the Board. The Board and its committees also periodically receive briefings from management on specific areas of risk as well as emerging risks to the enterprise. The Board’s role in risk oversight had no effect on the Board’s decision to combine the roles of Chairman and CEO.

The Audit and Oversight Committee periodically hears reports from management on the Company’s major risk exposures in such areas as compliance, environmental, legal/litigation and ethical conduct and steps taken to monitor and control such exposures. This committee also devotes at least one meeting annually to risk oversight. The Finance Committee discusses the Company’s risk assessment and risk management policies, and provides oversight of insurance matters to ensure that its risk management program is functioning properly. Both committees have direct access to, and meet as needed with, Company representatives without other management present to discuss matters related to risk management.

The CEO, who is ultimately responsible for managing risk, routinely reports to the Board on risk-related matters. The Company has implemented a quarterly process in which business unit leaders are to identify existing, new or emerging issues or changes within their business area that could have enterprise implications and report them to the Enterprise Risk Management Committee. This committee is comprised of management employees responsible for specific business units and is tasked with ensuring that these risks and opportunities are appropriately addressed. In addition, the Company has established a Compliance Risk Steering Committee, comprised of senior level management employees, whose purpose is to foster an enterprise-wide approach to managing compliance. The results of each of these risk-management efforts are reported to the CEO and to the Board or its appropriate committee.

How can interested parties contact the members of the Board?	Correspondence may be sent to the directors, including the non-management directors, in care of the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

All communication received as set forth above will be opened by the Corporate Secretary for the sole purpose of confirming the contents represent a message to the Company’s directors. Pursuant to instructions from the Board of Directors, all communication, other than advertising, promotion of a product or service, or patently offensive material, will be forwarded promptly to the addressee.

Does the Company have a written code of ethics?

Yes, all WEC directors, executive officers and employees, including the principal executive, financial and accounting officers, have a responsibility to comply with WEC’s Code of Business Conduct, to seek advice in doubtful situations and to report suspected violations.

WEC’s Code of Business Conduct addresses, among other things: conflicts of interest; confidentiality; fair dealing; protection and proper use of Company assets; and compliance with laws, rules and regulations (including insider trading laws). The Company has not provided any waiver to the Code for any director, executive officer or other employee.

The Code of Business Conduct is posted in the “Governance” section of the Company’s Website at www.wisconsinenergy.com. It is also available in print to any stockholder upon request in writing to the Corporate Secretary.

The Company has several ways employees can raise questions concerning WEC’s Code of Business Conduct and other Company policies. As one reporting mechanism, the Company has contracted with an independent call center for employees to confidentially report suspected violations of the Code of Business Conduct or other concerns, including those regarding accounting, internal accounting controls or auditing matters.

Does the Company have policies and procedures in place to review and approve related party transactions?	All employees of WEC, including executive officers, and members of the Board are required to comply with WEC’s Code of Business Conduct. The Code addresses, among other things, what actions are required when potential conflicts of interest may arise, including those from related party transactions. Specifically, executive officers and members of the Board are required to obtain approval of the Audit and Oversight Committee chair (1) before obtaining any financial interest in or participating in any business relationship with any company, individual or concern doing business with WEC or any of its subsidiaries, (2) before participating in any joint venture, partnership or other business relationship with WEC or any of its subsidiaries, and (3) before serving as an officer or member of the board of any substantial outside for-profit organization (except the Chief Executive Officer must obtain the approval of the full Board before doing so and members of the Board of Directors must obtain the prior approval of the Corporate Governance Committee). Executive officers must obtain the prior approval of the Chief Executive Officer before accepting a position with a substantial non-profit organization; members of the Board must notify the Compliance Officer when joining the board of a substantial non-profit organization, but do not need to obtain prior approval.

In addition, WEC’s Code of Business Conduct requires employees and directors to notify the Compliance Officer of situations where family members are a supplier or significant customer of WEC or employed by one. To the extent the Compliance Officer deems it appropriate, she will consult with the Audit and Oversight Committee chair in situations involving executive officers and members of the Board.

Does the Board evaluate CEO performance?

Yes, the Compensation Committee, on behalf of the Board, annually evaluates the performance of the CEO and reports the results to the Board. As part of this practice, the Compensation Committee obtains from each non-employee director his or her opinion and input on the CEO’s performance.

The CEO is evaluated in a number of areas including leadership, vision, financial stewardship, strategy development, management development, effective communication with constituencies,

demonstrated integrity and effective representation of the Company in community and industry affairs. The chair of the Compensation Committee shares the evaluation results with the CEO. The process is also used by the Committee to determine appropriate compensation for the CEO. This procedure allows the Board to evaluate the CEO and to communicate the Board’s expectations.

Does the Board evaluate its own performance?	Yes, the Board annually evaluates its own collective performance. Each director is asked to consider the performance of the Board on such things as: the establishment of appropriate corporate governance practices; providing appropriate oversight for key affairs of the Company (including its strategic plans, long-range goals, financial and operating performance, risks to the enterprise and customer satisfaction initiatives); communicating the Board’s expectations and concerns to the CEO; overseeing opportunities critical to the Company; and operating in a manner that ensures open communication, candid and constructive dialogue as well as critical questioning. The Corporate Governance Committee uses the results of this process as part of its annual review of the Corporate Governance Guidelines and to foster continuous improvement of the Board’s activities.

Is Board committee performance evaluated?	Yes, each committee, except the Executive Committee, conducts an annual performance evaluation of its own activities and reports the results to the Board. The evaluation compares the performance of each committee with the requirements of its charter. The results of the annual evaluations are used by each committee to identify both its strengths and areas where its governance practices can be improved. Each committee may adjust its charter, with Board approval, based on the evaluation results.

Are all the members of the Audit Committee financially literate and does the committee have an “audit committee financial expert”?	Yes, the Board has determined that all of the members of the Audit and Oversight Committee are financially literate as required by New York Stock Exchange rules and qualify as audit committee financial experts within the meaning of Securities and Exchange Commission rules. Director Fischer serves on the audit committee of three other public companies. The Board determined that his service on these other audit committees will not impair Director Fischer’s ability to effectively serve on the Audit and Oversight Committee. No other member of the Audit and Oversight Committee serves as an audit committee member of more than three public companies. For this purpose, the Company considers service on the audit committees of Wisconsin Energy Corporation and Wisconsin Electric Power Company to be service on the audit committee of one public company because of the commonality of the issues considered by those committees.

What are the principal processes and procedures used by the Compensation Committee to determine executive and director compensation?	One of the principal responsibilities of the Compensation Committee is to provide a competitive, performance-based executive and director compensation program. This includes: (1) determining and periodically reviewing the Committee’s compensation philosophy; (2) determining and reviewing the compensation paid to executive officers (including base salaries, incentive compensation and benefits); (3) overseeing the compensation and benefits to be paid to other officers and key employees; and (4) establishing and administering the Chief Executive Officer compensation package. The Compensation Committee is also charged with administering the compensation package of WEC’s non-employee directors. Although it has not chosen to do so, the Committee may delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

WEC engaged (outside of the Compensation Committee) Towers Watson, a compensation consulting firm, to provide the Compensation Committee and Chief Executive Officer with compensation data regarding general industry and the energy services industry. Although the Compensation Committee relies on this compensation data, Towers Watson does not recommend the amount or form of executive or director compensation. While Towers Watson was not engaged directly by the Compensation Committee, the Committee has unrestricted access to Towers Watson and may retain its own compensation consultant at its discretion.

The Chief Executive Officer, after reviewing the compensation data compiled by Towers Watson and each executive officer’s individual experience, performance, responsibility and contribution to the results of the Company’s operations, makes compensation recommendations to the Committee for all executive officers other than himself. The Compensation Committee is free to make adjustments to such recommendations as it deems appropriate. For more information regarding our executive compensation processes and procedures, please refer to the “Compensation Discussion and Analysis” later in this proxy statement.

Does the Board have a nominating committee?	Yes, the Corporate Governance Committee is responsible for, among other things, identifying and evaluating director nominees. The chair of the Committee coordinates this effort.

What is the process used to identify director nominees and how do I recommend a nominee to the Corporate Governance Committee?

Candidates for director nomination may be proposed by stockholders, the Corporate Governance Committee and other members of the Board. The Committee may pay a third party to identify qualified candidates; however, no such firm was engaged with respect to the nominees listed in this proxy statement. No stockholder nominations or recommendations for director candidates were received.

Stockholders wishing to propose director candidates for consideration and recommendation by the Corporate Governance Committee for election at the 2012 Annual Meeting of Stockholders must submit the candidates’ names and qualifications to the Corporate Governance Committee no later than November 1, 2011, via the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

What are the criteria and processes used to evaluate director nominees?	The Corporate Governance Committee has established criteria for evaluating all director candidates, which are reviewed annually. As set forth in the Company’s Corporate Governance Guidelines, these include: proven integrity; mature and independent judgment; vision and imagination; ability to objectively appraise problems; ability to evaluate strategic options and risks; sound business experience and acumen; relevant technological, political, economic or social/cultural expertise; social consciousness; achievement of prominence in career; familiarity with national and international issues affecting the Company’s businesses; contribution to the Board’s desired diversity and balance; and availability to serve for five years before reaching the directors’ retirement age of 72.

The Committee does not have a specific policy with regards to the consideration of diversity in identifying director nominees. However, the Committee strives to recommend candidates who each bring a unique perspective to the Board in order to contribute to the collective diversity of the Board. As part of its process in connection with the nomination of new directors to the Board, the Committee considers several factors to ensure the entire Board collectively embraces a wide variety of characteristics, including professional background, experience, skills and knowledge as well as the criteria listed above. Each candidate will generally exhibit different and varying degrees of these characteristics.

In evaluating director candidates, the Corporate Governance Committee reviews potential conflicts of interest, including interlocking directorships and substantial business, civic and/or social relationships with other members of the Board that could impair the prospective Board member’s ability to act independently from the other Board members and management. The Bylaws state that directors shall be stockholders of WEC.

Once a person has been identified by the Corporate Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the chair or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee requests information from the candidate, reviews the person’s accomplishments and qualifications and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons who may have greater firsthand knowledge of the candidate’s accomplishments.

The Committee evaluates all candidates, including those proposed by stockholders, using the criteria and process described above. The process is designed to provide the Board with a diversity of experience and stability to allow it to effectively meet the many challenges WEC faces in today’s changing business environment.

What is the deadline for stockholders to submit proposals for the 2012 Annual Meeting of Stockholders?

Stockholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2012 Annual Meeting of Stockholders must submit the proposal to the Company no later than November 30, 2011.

Stockholders who intend to present a proposal at the 2012 Annual Meeting of Stockholders without inclusion of such proposal in the Company’s proxy materials, or who propose to nominate a person for election as a director at the 2012 Annual Meeting, are required to provide notice of such proposal or nomination, containing the information required by the Company’s Bylaws, to the

Company at least 70 days and not more than 100 days prior to the scheduled date of the 2012 Annual Meeting of Stockholders. The 2012 Annual Meeting of Stockholders is tentatively scheduled for May 3, 2012.

Correspondence in this regard should be directed to the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P.O. Box 1331, Milwaukee, Wisconsin 53201.

What is WEC’s policy regarding director attendance at annual meetings?	Generally all directors are expected to attend the Company’s annual meetings of stockholders. Other than Mr. Culver, all directors attended the 2010 Annual Meeting.

Where can I find more information about WEC corporate governance?	The Company’s Website, www.wisconsinenergy.com, contains information on the Company’s governance activities. The site includes the Code of Business Conduct, Corporate Governance Guidelines, Board committee charters and other useful information. As policies are continually evolving, the Company encourages you to visit the Website periodically. Copies of these documents may also be requested in writing from the Corporate Secretary.

PROPOSAL 1: ELECTION OF DIRECTORS – TERMS EXPIRING IN 2012

WEC’s Bylaws require each director to be elected annually to hold office for a one-year term. Directors will be elected by a plurality of the votes cast by the shares entitled to vote, as long as a quorum is present. “Plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen. Therefore, presuming a quorum is present, shares not voted, whether by withheld authority or otherwise, have no effect in the election of directors.

The Board’s nominees for election are:

•	John F. Bergstrom

•	Barbara L. Bowles

•	Patricia W. Chadwick

•	Robert A. Cornog

•	Curt S. Culver

•	Thomas J. Fischer

•	Gale E. Klappa

•	Ulice Payne, Jr.

•	Frederick P. Stratton, Jr.

Proxies may not be voted for more than nine persons in the election of directors.

Each nominee has consented to being nominated and to serve if elected. In the unlikely event that any nominee becomes unable to serve for any reason, the proxies will be voted for a substitute nominee selected by the Board upon the recommendation of the Corporate Governance Committee of the Board. Information regarding each nominee is included on the next pages.

The Board of Directors recommends that you vote “FOR” all of the director nominees.

Information about Nominees for Election to the Board of Directors. The Corporate Governance Committee evaluates each individual director nominee in the context of the Board as a whole with the goal of recommending nominees with diverse backgrounds and experience that, together, can best perpetuate the success of WEC’s business and represent shareholder interests. In addition to the unique experiences and skills identified below, the Corporate Governance Committee believes that each of the director nominees should possess the following characteristics and skills: proven integrity, mature and independent judgment, vision and imagination, ability to objectively appraise problems, strong leadership and communication skills, ability to evaluate strategic options and risks, sound business experience and acumen, social consciousness, and familiarity with issues affecting the Company’s businesses.

Wisconsin Electric Power Company (WE) and Wisconsin Gas LLC (WG) do business as We Energies and are subsidiaries of Wisconsin Energy Corporation. Ages and biographical information for each of the director nominees are as of March 1, 2011.

John F. Bergstrom. Age 64.
• Bergstrom Corporation – Chairman since 1982 and Chief Executive Officer since 1974. Bergstrom Corporation owns and operates numerous automobile sales and leasing companies.

•      Director of Advance Auto Parts Inc. since 2008; Director of Associated Banc-Corp since December 2010; and Director of Kimberly-Clark Corporation since 1987.

•      Director of Banta Corporation from 1998 to 2007; Director of Midwest Air Group, Inc. from 1993 to 2007 and again from 2008 to 2009; and Director of Sensient Technologies Corporation from 1994 to 2006.

• Director of Wisconsin Energy Corporation since 1987, Wisconsin Electric Power Company since 1985, and Wisconsin Gas LLC since 2000.

Mr. Bergstrom has over 25 years of experience as CEO of Bergstrom Corporation, one of the Top 50 automotive dealership groups in America, with dealerships across eastern Wisconsin, including several in We Energies’ utility service territories. Therefore, Mr. Bergstrom provides the Board experience and insight with respect to understanding the needs of the Company’s retail customers, as well as Wisconsin’s regulatory and political environment. As the CEO of a large, diverse retailer, Mr. Bergstrom has a deep understanding of executive compensation issues and challenges, as well as a unique perspective on customer focus and satisfaction which continues to be a primary focus of the Company. Mr. Bergstrom also provides the Board with insight gained from his over 25 years of service as a director on WEC’s and its subsidiaries’ Boards, over 50 years of combined experience as a director on the boards of several other publicly traded U.S. corporations, and past or present directorships on the boards of several regional non-profit entities, including the Green Bay Packers, Inc.

Barbara L. Bowles. Age 63.

•      Profit Investment Management – Retired Vice Chair. Served as Vice Chair from January 2006 until retirement in December 2007. Profit Investment Management is an investment advisory firm.

•      The Kenwood Group, Inc. – Retired Chairman. Served as Chairman from 2000 until June 2006 when The Kenwood Group, Inc. merged into Profit Investment Management. Chief Executive Officer from 1989 to December 2005.

•      Director of Hospira, Inc. since 2008.

•      Director of Black & Decker Corporation from 1993 to July 2010; Director of Dollar General Corporation from 2000 to 2007; and Director of Georgia Pacific Corporation from 2000 to 2005.

•      Director of Wisconsin Energy Corporation and Wisconsin Electric Power Company since 1998, and Wisconsin Gas LLC since 2000.

As founder, president and CEO of The Kenwood Group, Inc., a Chicago-based investment advisory firm that managed pension funds for corporations, public institutions and endowments, Ms. Bowles has over 19 years of investment advisory experience. Before founding The Kenwood Group, Ms. Bowles, who is a Chartered Financial Analyst, was a chief investor relations officer for two Fortune 50 companies. Prior to that, she served as a portfolio manager and utility analyst for more than 10 years. With this combined experience, Ms. Bowles is uniquely qualified to provide perspective to the Board as to what issues are important to large investors, particularly what is important to analysts covering the Company’s industry. Ms. Bowles also served as chief compliance officer for the mid-cap portfolios following the Kenwood Group’s merger with Profit Investment Management, through which she gained a deep understanding of corporate governance issues and concerns. This experience is invaluable for Ms. Bowles’ positions as chair of the WEC Corporate Governance Committee and presiding independent director. Ms. Bowles’ past and present service as a director of other public companies, including service on several audit and finance committees, provides a resource to the Board in discussions of issues facing the Company.

Patricia W. Chadwick. Age 62.
• Ravengate Partners, LLC – President since 1999. Ravengate Partners, LLC provides businesses and not-for-profit institutions with advice about the financial markets.
• Director of AMICA Mutual Insurance Company since 1992; Director of ING Mutual Funds since 2006; and Director of The Royce Funds since December 2009.
• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company, and Wisconsin Gas LLC since 2006.

Ms. Chadwick, who is a Chartered Financial Analyst, was an investment professional/portfolio manager or principal for 30 years, and served as a director of research for four of those years. Since 1999, Ms. Chadwick has been president of Ravengate Partners, LLC, a firm that provides businesses and not-for-profit institutions with advice about the economy and the financial markets. As indicated above, Ms. Chadwick currently serves as a director on the boards of two registered investment companies. She has served as the Chair of multiple committees at AMICA Mutual Insurance Company, including the Audit and Nominating and Governance Committees (which she currently chairs). She is also the Chair of the Domestic Investment Review Committee at ING Mutual Funds and serves on the Audit Committees for ING Mutual Funds and The Royce Funds and the Finance Committee for AMICA. Ms. Chadwick’s career and experience allow her to provide needed advice and insight to the Board on the capital markets. This perspective is valuable to WEC and its subsidiaries, which operate in a capital-intensive industry and must consistently access the capital markets. In addition, Ms. Chadwick’s service on the Board of AMICA has provided her with experience in dealing with insurance risk management issues.

Robert A. Cornog. Age 70.

•     Snap-on Incorporated – Retired Chairman of the Board, President and Chief Executive Officer. Served as President and Chief Executive Officer from 1991 until 2001 and as Chairman from 1991 until 2002. Snap-on Incorporated is a developer, manufacturer and distributor of professional hand and power tools, diagnostic and shop equipment, and tool storage products.

• Director of Johnson Controls, Inc. since 1992. • Director of Oshkosh Corporation from 2005 to 2009.
• Director of Wisconsin Energy Corporation since 1993, Wisconsin Electric Power Company since 1994, and Wisconsin Gas LLC since 2000.

Mr. Cornog served as president and CEO of Snap-on Incorporated for 10 years. Snap-on is a Wisconsin-based manufacturer with significant operations in We Energies’ utility service territories. Therefore, Mr. Cornog provides perspective as to the issues facing the Company’s large commercial and industrial retail customers, as well as experience in navigating Wisconsin’s regulatory and political environment. Mr. Cornog served for five years as a member of the Risk Committee while at Snap-on Incorporated where he identified, assessed and managed company risk. Mr. Cornog brings this experience to the Board and the Audit and Oversight Committee on which he serves. Mr. Cornog also has more than 18 years of service as a director on WEC’s Board, including over 13 years of service on WEC’s Audit and Oversight Committee, and over 20 years of combined experience as a director on the boards of two other publicly traded U.S. corporations headquartered in Wisconsin.

Curt S. Culver. Age 58.

•     MGIC Investment Corporation – Chairman since 2005, Chief Executive Officer since 2000, and President from 1999 to January 2006. MGIC Investment Corporation is the parent of Mortgage Guaranty Insurance Corporation.

•     Mortgage Guaranty Insurance Corporation – Chairman since 2005, Chief Executive Officer since 1999, and President from 1996 to January 2006. Mortgage Guaranty Insurance Corporation is a private mortgage insurance company.

• Director of MGIC Investment Corporation since 1999.
• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company, and Wisconsin Gas LLC since 2004.

Mr. Culver’s experience as Chairman and CEO of MGIC, which is headquartered in Milwaukee, Wisconsin, not only provides the Board with expertise in the financial markets and risk assessment and management, but also knowledge of the challenges and issues facing a public company headquartered in the same city as the Company. In addition, with his experience in the insurance industry, Mr. Culver is in a position to advise the Finance Committee on the Company’s insurance program and its effect on overall risk management. Mr. Culver also has past and present experience serving on the boards of numerous Milwaukee-area non-profit and two private, regional for-profit entities.

Thomas J. Fischer. Age 63.
• Fischer Financial Consulting LLC – Principal since 2002. Fischer Financial Consulting LLC provides consulting on corporate financial, accounting, and governance matters.

•      Arthur Andersen LLP – Retired as Managing Partner of the Milwaukee office and Deputy Managing Partner for the Great Plains Region in 2002. Served as Managing Partner from 1993 and as Partner from 1980. Arthur Andersen LLP was an independent public accounting firm.

•      Director of Actuant Corporation since 2003; Director of Badger Meter, Inc. since 2003; and Director of Regal-Beloit Corporation since 2004.

•      Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company, and Wisconsin Gas LLC since 2005.

As Principal of Fischer Financial Consulting LLC, Mr. Fischer has provided consulting services to companies in the areas of corporate financial, accounting and governance matters since 2002. Prior to this, Mr. Fischer, who is a Certified Public Accountant, worked for Arthur Andersen, which was a large, international independent public accounting firm, for 33 years, the last 20 as a partner responsible for services provided to large, complex public and private companies and several public utility audits. Combined with Mr. Fischer’s service as a director and member of the audit committee of three other Wisconsin-based public companies, Mr. Fischer provides the Board with a deep understanding of corporate governance issues, accounting and auditing matters, including financial reporting and regulatory compliance, and risk assessment and management. In light of this extensive experience, he is chair of the Audit and Oversight Committee.

Gale E. Klappa. Age 60.
• Wisconsin Energy Corporation – Chairman of the Board and Chief Executive Officer since May 2004. President since April 2003.
• Wisconsin Electric Power Company – Chairman of the Board since May 2004. President and Chief Executive Officer since August 2003.
• Wisconsin Gas LLC – Chairman of the Board since May 2004. President and Chief Executive Officer since August 2003.
• Director of Badger Meter, Inc. since February 2010; and Director of Joy Global Inc. since 2006.
• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company, and Wisconsin Gas LLC since 2003.

As Chief Executive Officer and President of WEC and its two principal utility subsidiaries, Mr. Klappa represents and communicates management’s perspective to the Board. Mr. Klappa provides the Board with an understanding of the day-to-day operations of the Company, and, in turn, communicates the Board’s vision and direction for the Company to the other officers and management. Mr. Klappa has more than 36 years of experience working in the public utility industry, the last 18 at a senior executive level. Immediately prior to joining WEC in 2003, Mr. Klappa served as Executive Vice President and Chief Financial Officer at The Southern Company, a public utility holding company serving the southeastern United States. Mr. Klappa also served in various other positions during his tenure at Southern, including Treasurer and Chief Strategic Officer. Mr. Klappa currently serves on the boards of Edison Electric Institute, an association of U.S. shareholder-owned electric companies, and Electric Power Research Institute, an independent, non-profit research company performing research, development and demonstration in the electricity sector.

Ulice Payne, Jr. Age 55.
• Addison-Clifton, LLC – Managing Member since 2004. Addison-Clifton, LLC provides global trade compliance advisory services.

•      Director of Manpower Inc. since 2007; and Trustee of The Northwestern Mutual Life Insurance Company since 2005.

•      Director of Badger Meter, Inc. from 2000 to April 2010; Director of Midwest Air Group, Inc. from 1998 to 2008; and Director of State Financial Services Corporation from 1998 to 2005.

• Director of Wisconsin Energy Corporation, Wisconsin Electric Power Company, and Wisconsin Gas LLC since 2003.

Mr. Payne has extensive leadership experience within the local community and the State of Wisconsin, previously serving as president and CEO of the Milwaukee Brewers Baseball Club, Inc., as managing partner of the Milwaukee office of Foley & Lardner, a Milwaukee-based law firm, and as Securities Commissioner for the State of Wisconsin. In addition, Mr. Payne is and has been involved in numerous Milwaukee-area non-profit entities, including serving as past chair of the Bradley Center Sports and Entertainment Corporation. Therefore, Mr. Payne is able to provide the Board with a unique perspective on the issues and challenges affecting the local Milwaukee community as a whole as well as a broad spectrum of the Company’s customers. As a result of these positions, Mr. Payne also has experience in operating in the same regulatory and political environment as the Company. Mr. Payne presently advises on global trade compliance as Managing Member of Addison-Clifton, LLC, where Mr. Payne consistently deals with public policy and compliance matters, experience he brings to the Board. In addition, Mr. Payne’s past and present directorship experience includes service as a member of either the audit or finance committee at each of these companies, which is beneficial to the Board.

Frederick P. Stratton, Jr. Age 71.

•      Briggs & Stratton Corporation – Chairman Emeritus since 2003. Chairman of the Board from 2001 to 2003. Chairman and Chief Executive Officer from 1986 until 2001. Chief Executive Officer from 1977 until 1986. Briggs & Stratton Corporation is a manufacturer of small gasoline engines.

•      Director of Baird Funds, Inc. since 2004; and Director of Weyco Group, Inc. since 1976.

•      Director of Midwest Air Group, Inc. from 1986 to 2007.

•      Director of Wisconsin Energy Corporation since 1987, Wisconsin Electric Power Company since 1986, and Wisconsin Gas LLC since 2000.

Mr. Stratton has held leadership positions, including 24 years as CEO, in Briggs & Stratton Corporation, a manufacturer headquartered in Milwaukee, Wisconsin, and with significant operations in We Energies’ utility service territories. As a result, Mr. Stratton provides the Board with perspective as to the issues facing the Company’s large commercial and industrial retail customers, as well as experience working in Wisconsin’s regulatory and political environment. As the former CEO of a large public corporation, Mr. Stratton has a deep understanding of the executive compensation issues and challenges the Company faces, as well as the challenges a public corporation can face raising capital. Mr. Stratton also brings to the Board his 25 years of service as a director on WEC’s and its subsidiaries’ Boards, and over 60 years of combined experience as a director on the boards of three other publicly traded U.S. corporations headquartered in Wisconsin, including service on the audit committee for two of those companies.

COMMITTEES OF THE BOARD OF DIRECTORS

Members	Principal Responsibilities; Meetings
Audit and Oversight Thomas J. Fischer, Chair John F. Bergstrom Barbara L. Bowles Patricia W. Chadwick Robert A. Cornog

•      Oversee the integrity of the financial statements.

•      Oversee management compliance with legal and regulatory requirements.

•      Review, approve and evaluate the independent auditors’ services.

•      Oversee the performance of the internal audit function and independent auditors.

•      Review the Company’s risk exposure in such areas as compliance, environmental, legal/litigation and ethical conduct.

•      Prepare the report required by the SEC for inclusion in the proxy statement.

•      Establish procedures for the submission of complaints and concerns regarding WEC’s accounting or auditing matters.

•      The Committee conducted six meetings in 2010.

Compensation John F. Bergstrom, Chair Ulice Payne, Jr. Frederick P. Stratton, Jr.

•      Identify through succession planning potential executive officers.

•      Provide a competitive, performance-based executive and director compensation program.

•      Set goals for the CEO, annually evaluate the CEO’s performance against such goals and determine compensation adjustments based on whether these goals have been achieved.

•      The Committee conducted seven meetings in 2010, including one joint meeting with the Corporate Governance Committee, and executed two signed, written unanimous consents.

Corporate Governance Barbara L. Bowles, Chair Robert A. Cornog Curt S. Culver Frederick P. Stratton, Jr.

•      Establish and annually review the Corporate Governance Guidelines to ensure the Board is effectively performing its fiduciary responsibilities to stockholders.

•      Establish and annually review director candidate selection criteria.

•      Identify and recommend candidates to be named as nominees of the Board for election as directors.

•      Lead the Board in its annual review of the Board’s performance.

•      The Committee conducted three meetings in 2010, including one joint meeting with the Compensation Committee.

Finance Curt S. Culver, Chair Patricia W. Chadwick Ulice Payne, Jr. Frederick P. Stratton, Jr.

•      Review and monitor the Company’s current and long-range financial policies and strategies, including its capital structure and dividend policy.

•      Authorize the issuance of corporate debt within limits set by the Board.

•      Discuss policies with respect to risk assessment and risk management.

•      Review, approve and monitor the Company’s capital and operating budgets.

•      The Committee conducted three meetings in 2010.

The Board also has an Executive Committee which may exercise all powers vested in the Board except action regarding dividends or other distributions to stockholders, filling Board vacancies and other powers which by law may not be delegated to a committee or actions reserved for a committee comprised of independent directors. The members of the Executive Committee are Gale E. Klappa (Chair), John F. Bergstrom, Barbara L. Bowles, Robert A. Cornog and Frederick P. Stratton, Jr. The Executive Committee did not meet in 2010.

In addition to the number of committee meetings listed in the preceding table, the Board met six times in 2010. The average meeting attendance during the year was 96.9%. No director attended fewer than 83.3% of the total number of meetings of the Board and Board committees on which he or she served.

PROPOSAL 2: VOTE TO INITIATE THE PROCESS TO ELECT DIRECTORS

BY MAJORITY VOTE IN UNCONTESTED ELECTIONS

The Company seeks your advisory vote to initiate the process to allow for a majority voting standard for uncontested elections of directors. Directors are currently elected by a plurality of the votes cast, meaning that the nominees who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen. The Board of Directors has, for some time, been considering implementing a majority voting standard for uncontested elections to replace the current plurality standard, and the Company has communicated with several shareholders regarding this topic, the most recent being the Sheet Metal Workers’ National Pension Fund. After discussions with the Fund, the Board agreed, if stockholders approve this proposal, to have the Company initiate the process to amend the Articles of Incorporation and Bylaws to adopt a majority voting standard for uncontested elections of directors.

The Board believes that a majority vote standard is becoming the more prevalent voting standard among public companies. In fact, over 70% of the companies in the S&P 500 have adopted a majority vote standard for uncontested elections of directors. However, the Board’s nominees for director have received an overwhelming majority of stockholder votes over the past several years. At the 2010 annual meeting no director received less than 96.72% of the votes cast. Therefore, before starting the process to formally amend the Articles and Bylaws to implement this significant change, the Company wants to determine whether its stockholders believe a majority vote standard is in their best interest.

If this proposal is approved, the Board intends to recommend to stockholders at the 2012 annual meeting amendments to WEC’s Articles of Incorporation and Bylaws to provide for a majority voting standard in uncontested elections of directors. If approved, the first stockholder meeting at which the majority vote standard would apply would be the 2013 annual meeting, assuming such election is uncontested.

The Board of Directors recommends that you vote “FOR”

approval to initiate the process to elect directors

by majority vote in uncontested elections.

PROPOSAL 3: RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR 2011

The Audit and Oversight Committee of the Board of Directors has sole authority to select, evaluate and, where appropriate, terminate and replace the independent auditors. The Audit and Oversight Committee has appointed Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2011. The Committee believes that stockholder ratification of this matter is important considering the critical role the independent auditors play in maintaining the integrity of the Company’s financial statements. If stockholders do not ratify the selection of Deloitte & Touche LLP, the Audit and Oversight Committee will reconsider the selection.

Deloitte & Touche LLP also served as the independent auditors for the Company for the last nine fiscal years beginning with the fiscal year ended December 31, 2002.

Representatives of Deloitte & Touche LLP are expected to be present at the Meeting. They will have an opportunity to make a statement if they so desire and are expected to respond to appropriate questions that may be directed to them.

The Board of Directors recommends that you vote “FOR”

the ratification of Deloitte & Touche LLP as independent auditors for 2011.

INDEPENDENT AUDITORS’ FEES AND SERVICES

Pre-Approval Policy. The Audit and Oversight Committee has a formal policy delineating its responsibilities for reviewing and approving, in advance, all audit, audit-related, tax and other services of the independent auditors. The Committee is committed to ensuring the independence of the auditors, both in appearance as well as in fact.

Under the pre-approval policy, before engagement of the independent auditors for the next year’s audit, the independent auditors will submit a description of services anticipated to be rendered for the Committee to approve. Annual pre-approval will be deemed effective for a period of twelve months from the date of pre-approval, unless the Committee specifically provides for a different period. A fee level will be established for all permissible non-audit services. Any proposed non-audit services exceeding this level will require additional approval by the Committee.

The Audit and Oversight Committee delegated pre-approval authority to the Committee’s Chair. The Committee Chair is required to report any pre-approval decisions at the next scheduled Committee meeting. Under the pre-approval policy, the Committee may not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

Under the pre-approval policy, prohibited non-audit services are services prohibited by the Securities and Exchange Commission or by the Public Company Accounting Oversight Board to be performed by the Company’s independent auditors. These services include bookkeeping or other services related to the accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, services provided for a contingent fee or commission and services related to planning, marketing or opining in favor of the tax treatment of a confidential transaction or an aggressive tax position transaction that was initially recommended, directly or indirectly, by the independent auditors. In addition, the Committee has determined that the independent auditors may not provide any services, including personal financial counseling and tax services, to any officer or other employee of the Company who serves in a financial reporting oversight role or to the chair of the Audit and Oversight Committee or to an immediate family member of these individuals, including spouses, spousal equivalents and dependents.

Fee Table. The following table shows the fees, all of which were pre-approved by the Audit and Oversight Committee, for professional audit services provided by Deloitte & Touche LLP for the audit of the annual financial statements of the Company and its subsidiaries for fiscal years 2010 and 2009 and fees for other services rendered during those periods. No fees were paid to Deloitte & Touche LLP pursuant to the “de minimus” exception to the pre-approval policy permitted under the Securities Exchange Act of 1934, as amended.

	2010	2009
Audit Fees (1)	$1,684,795	$1,654,525
Audit-Related Fees (2)	—	32,000
Tax Fees (3)	48,616	37,439
All Other Fees (4)	10,085	1,750

Total	$1,743,496	$1,725,714

(1)

Audit Fees consist of fees for professional services rendered in connection with the audits of (1) the annual financial statements of the Company and its subsidiaries, and (2) the effectiveness of internal control over financial reporting. This category also includes reviews of financial statements included in Form 10-Q filings of the Company and its subsidiaries and services normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” These services normally include consultations regarding implementation of accounting standards.

(3)	Tax Fees consist of fees for professional services rendered with respect to federal and state tax compliance and tax advice.

(4)	All Other Fees consist of costs for certain employees to attend accounting/tax seminars hosted by Deloitte & Touche LLP.

AUDIT AND OVERSIGHT COMMITTEE REPORT

The Audit and Oversight Committee, which is comprised solely of independent directors, oversees the integrity of the financial reporting process on behalf of the Board of Directors of Wisconsin Energy Corporation. In addition, the Committee oversees compliance with legal and regulatory requirements. The Committee operates under a written charter approved by the Board of Directors, which can be found in the “Governance” section of the Company’s Website at www.wisconsinenergy.com.

The Committee is also responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors, as well as the oversight of the Company’s internal audit function. The Committee selected Deloitte & Touche LLP to remain as the Company’s independent auditors for 2011, subject to stockholder ratification.

Management is responsible for the Company’s financial reporting process, the preparation of consolidated financial statements in accordance with generally accepted accounting principles and the system of internal controls and procedures designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The Company’s independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.

The Committee held six meetings during 2010. Meetings are designed to facilitate and encourage open communication among the members of the Committee, management, the internal auditors and the Company’s independent auditors, Deloitte & Touche LLP. During these meetings, we reviewed and discussed with management, among other items, the Company’s unaudited quarterly and audited annual financial statements and the system of internal controls designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws. We reviewed the financial statements and the system of internal controls with the Company’s independent auditors, both with and without management present, and we discussed with Deloitte & Touche LLP matters required by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, we received the written disclosures and the letter relative to the auditors’ independence from Deloitte & Touche LLP, as required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Committee concerning independence. The Committee discussed with Deloitte & Touche LLP its independence and also considered the compatibility of non-audit services provided by Deloitte & Touche LLP with maintaining its independence.

Based on these reviews and discussions, the Audit and Oversight Committee recommended to the Board of Directors that the audited financial statements be included in Wisconsin Energy Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and filed with the Securities and Exchange Commission.

Respectfully submitted to Wisconsin Energy Corporation stockholders by the Audit and Oversight Committee of the Board of Directors.

Thomas J. Fischer, Committee Chair
John F. Bergstrom
Barbara L. Bowles
Patricia W. Chadwick
Robert A. Cornog

PROPOSAL 4: APPROVAL OF AMENDMENTS TO THE WISCONSIN ENERGY CORPORATION

1993 OMNIBUS STOCK INCENTIVE PLAN, AS AMENDED AND RESTATED

The Wisconsin Energy Corporation 1993 Omnibus Stock Incentive Plan, as amended and restated (the “OSIP”), a long-term incentive plan, was last approved by WEC’s stockholders at the 2001 annual meeting. Awards may not be made under the OSIP more than 10 years after the receipt of such approval, or May 2, 2011. Therefore, we need stockholder approval to extend the plan.

The OSIP is designed to link the interests of executives and other key employees to long-term shareholder value. The purpose of the OSIP is to enable the Company to offer directors, officers and key employees of WEC and its subsidiaries performance-based incentives and other equity interests in the Company to attract, retain and reward such individuals, and to strengthen the mutuality of interest between these individuals and WEC’s stockholders.

The OSIP is designed to allow for the grant of certain types of awards that conform to the requirements for tax deductible performance-based compensation under Section 162(m) of the Internal Revenue Code, which allows for compensation of executive officers that meets certain conditions to be excluded from the $1,000,000 limit on deductible compensation. The OSIP, as proposed to be amended, allows for the award of incentive and non-qualified stock options, stock appreciation rights, stock awards, performance units, restricted stock units and dividend equivalents, as the Compensation Committee in its discretion determines. The OSIP is being submitted to stockholders for approval in order to comply with the applicable requirements of the New York Stock Exchange and to qualify certain awards to certain executive officers as deductible for federal income tax purposes under Section 162(m). Stockholder approval is also necessary under the federal income tax rules with respect to the qualification of incentive stock options.

In order to allow the Company to continue to effectively utilize long-term equity incentive compensation, the Board of Directors is asking stockholders to vote on and approve amendments to the OSIP. The Board believes linking the interests of management and stockholders is in the best interest of the Company’s stockholders. In addition, the Board believes a sufficient reserve of shares is critical to provide the Company the flexibility to attract key employees. If stockholder approval is not obtained, WEC will not be able to award long-term equity incentive compensation to management and will need to reward management for achieving the Company’s goals using other forms of compensation.

Proposed Amendments

The Compensation Committee approved the amendments to the OSIP at its meeting on January 20, 2011, and subsequently increased the number of new shares reserved for issuance under the OSIP to account for the March 1, 2011 two-for-one stock split by a unanimous consent dated February 10, 2011. The principal changes to the OSIP are set forth below.

Shares Available. Shares reserved for issuance under the OSIP are running out. Taking into account the two-for-one stock split, it is proposed that the number of shares reserved for issuance be increased by 33,000,000 shares plus the 1,319,272 shares remaining from the shares previously authorized by stockholders at the 2001 annual meeting. Shares reserved for issuance may be authorized but unissued, treasury or repurchased shares.

Establishing a Multiplier. When issuing any full share awards such as restricted stock, each full share award will decrease the shares available for issuance under the OSIP by 4.23 shares, and each stock option or stand-alone stock appreciation right will decrease the available shares by one share.

Extension of OSIP. Because awards may not be made under the OSIP after May 2, 2011, it is proposed that the OSIP be amended to extend the expiration date to ten years after the approval of these proposed amendments, or May 5, 2021.

Adding Restricted Stock Units and Dividend Equivalents as Forms of Awards. It is proposed that the OSIP be amended to specifically allow for the award of restricted stock units and dividend equivalents. Restricted stock units would consist of the grant to a participant of the right to receive a specified number of shares of WEC common stock upon the satisfaction of certain conditions specified by the Compensation Committee.

Dividend equivalents would consist of the award to a participant, in connection with the award of a stock option, stand-alone stock appreciation right, performance unit or restricted stock unit, of a cash payment equal to all or a portion of the dividends that the participant would have received had he or she owned the number of shares of stock subject to the award on the record date for dividends paid by WEC. Dividend equivalents may be granted either at the same time as the underlying award or at any time while the award is outstanding, and will be subject to such terms and conditions as the Compensation Committee may determine. If the underlying award is conditioned upon the achievement of performance goals, receipt of the dividend equivalent payments must also be conditioned upon achievement of a performance goal (which does not need to be the same goal as for the underlying award).

Expansion of the Performance Criteria. Provisions of the OSIP related to performance criteria have been expanded to help ensure compliance with Section 162(m) of the Internal Revenue Code. Vesting or settlement of any award may be conditioned upon the achievement of such performance goals as the Compensation Committee may determine, which may include any of the following:

• Earnings per share;	• Sales;

• Net earnings;	• Operating margin;

• Operating earnings;	• Pre-tax margins;

• Measures of return on shareholder equity, including total shareholder return;	• Pre-tax or after-tax return on invested capital;

• Return on assets;	• Pre-tax or after-tax return on equity;

• Cash flow;	• Gross profit margin; or

• Pre-tax earnings;	• Stock price.

In the case of an award (other than a stock option or stand-alone stock appreciation right) that is intended to satisfy the requirements for the exception to the limitation of deductibility under Section 162(m), the following will apply:

•

The performance goal will be based upon one or more of the criteria set forth above and will be established by the Compensation Committee not later than the 90th day of the performance period, or within the first 25% of a performance period of less than one year;

•

Any adjustments to the performance goals will be provided for in the terms of the original award agreement and based upon objective criteria so that a third party with knowledge of the relevant performance results could calculate the amount of the benefit;

•	The Compensation Committee must certify that the applicable performance goal has been satisfied before any benefit may be paid; and

•	The Compensation Committee will not have any authority to increase the amount of the benefit.

No awards may be granted that are intended to qualify under Section 162(m) after the fifth annual stockholder meeting that occurs after the 2011 annual meeting, or the 2016 annual meeting, unless, prior to such date, the performance criteria are again approved by WEC’s stockholders.

Compliance with Section 409A. The OSIP incorporates provisions to ensure that the plan and any award made thereunder is in compliance with Section 409A of the Internal Revenue Code, including all related Treasury regulations.

Summary of Remaining Terms of the OSIP

The information about the OSIP which follows is not complete and is subject to, and qualified in its entirety by reference to, the full text of the OSIP, which is attached to this proxy statement as Appendix A. We encourage you to carefully read the full text of the OSIP in its entirety.

Administration of Plan. The OSIP provides for administration by a committee (the “Committee”), to be comprised of either the Compensation Committee of the Board or another committee designated by the Board consisting of directors who are not employees of the Company. The WEC Compensation Committee currently administers the plan. Among the Committee’s powers are the authority to interpret the plan, establish rules and regulations for its operation, select directors, officers and other key employees of WEC and its subsidiaries to receive awards, and determine the form, amount and other terms and conditions of awards. The Committee also has the power, with the participant’s consent as to benefits already granted, to modify awards.

Eligibility for Participation. Directors, officers and other key employees of WEC or any of its subsidiaries are eligible to participate in the OSIP. The selection of participants is within the discretion of the Committee. Approximately 145 individuals currently participate in the plan.

Limitation on Number of Awards. A participant may not receive awards in any calendar year that exceed (i) in the case of stock options and stand-alone stock appreciation rights, 1,500,000 shares, and (ii) in the case of stock awards, performance units and restricted stock units, 1,500,000 shares (determined prior to the 4.23 multiplier). Each of these limits is applied separately.

Stock Options. Under the OSIP, the Committee may grant awards in the form of options to purchase shares of WEC common stock, which may be either incentive stock options or non-qualified stock options. The Committee will, with regard to each such stock option, determine the number of shares subject to the option, the manner and time of the option’s exercisability and vesting, and the exercise price per share of stock subject to the option. The exercise price of a stock option will not be less than 100 percent of the fair market value of the common stock on the date the option is granted. No option will be exercisable prior to six months after the option grant date, unless accelerated upon a “change in control” as defined in the OSIP and the maximum term will be ten years. The exercise price may be paid in cash or, in the discretion of the Committee, by delivering shares of common stock owned by the participant, by reducing the number of shares delivered upon exercise, by broker-assisted cashless exercise, or by any combination of these methods.

Stock Appreciation Rights. The OSIP authorizes the Committee to grant a stock appreciation right in tandem with any stock option granted under the plan or to a participant separate from any stock options granted to such participant. A stock appreciation right granted in tandem with a stock option permits the participant to receive, upon surrender of the related exercisable option, a payment equal to the spread between the exercise price and the current market value of the shares covered by the surrendered option.

Stand-alone stock appreciation rights awarded under the OSIP will specify the exercise price, which will not be less than the fair market value of a share of WEC common stock on the grant date, the time of exercisability and such other terms and conditions as the Committee may determine. No stand-alone stock appreciation right will be exercisable prior to six months after the date of grant, unless accelerated upon a “change in control” as defined in the OSIP, and the maximum term will be ten years. Upon exercise of all or a portion of a stand-alone stock appreciation right, the participant will receive a payment equal to the spread between the exercise price and the current market value of the shares covered by the surrendered stock appreciation right.

The Committee may, in its discretion, deliver shares of WEC common stock in lieu of cash to satisfy the exercise of a stock appreciation right. No stock appreciation rights have been granted to date under the OSIP.

Stock Awards. The OSIP authorizes the Committee to grant awards in the form of restricted or unrestricted shares of common stock. Such awards will be subject to such terms, conditions and restrictions, if any, as the Committee deems appropriate including, but not limited to, continued employment and achievement of performance goals established by the Committee over a designated period of time.

Performance Units. The OSIP allows for the award of performance units consisting of monetary units granted to participants which may be earned in whole or in part if WEC achieves certain performance goals established by the Committee over a designated period of time. No performance units previously granted under the OSIP remain outstanding.

Non-transferability. Awards granted under the OSIP are not transferable for value or consideration other than by will or the law of descent and distribution, and each stock option and stock appreciation right is only exercisable during the participant’s lifetime by the participant or the participant’s legal guardian.

Change in Control. In the event of a “change in control” of WEC as defined in the OSIP, all outstanding stock options and stock appreciation rights shall become immediately exercisable and all other benefits shall immediately vest with all performance goals deemed fully achieved.

Adjustment Provisions. The OSIP contains provisions for equitable adjustment of awards without new consideration to WEC in the event of merger, consolidation, reorganization or recapitalization, stock dividend, stock split, share conversion or any other similar type of event as the Committee may determine in its sole discretion.

Term and Amendment. No award shall be made more than ten years after the date of approval of the proposed amendments to the plan by WEC stockholders. The Board reserves the right to amend, suspend or discontinue the plan at any time, subject to the rights of participants with respect to any outstanding awards and to the requirements of any securities laws or exchange requirements to obtain stockholder approval for certain amendments. In addition, without stockholder approval WEC may not reduce the exercise price of outstanding options or stock appreciation rights or cancel outstanding options or stock appreciation rights and replace them with awards having a lower exercise price.

Federal Tax Treatment. Under current law, the following are the U. S. federal income tax consequences generally arising with respect to awards under the OSIP.

An employee participant who is granted an incentive stock option within the meaning of Section 422 of the Internal Revenue Code does not recognize any taxable income at the time of the grant or at the time of exercise. Similarly, WEC is not entitled to any deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant and one year from the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss.

Under such circumstances, WEC will not be entitled to any deduction for federal income tax purposes. If the foregoing holding period requirements are not met, the participant will generally realize ordinary income and WEC will have a corresponding deduction at the time of disposition of the shares equal to the excess of the market value of the shares on the date of exercise over the exercise price. However, if the disposition of the shares is a taxable sale (as opposed to a gift or other form of non-taxable disposition), the amount of ordinary income realized will not exceed the excess of the amount realized on the disposition of the shares over the exercise price.

A participant who is granted a non-qualified stock option will not have taxable income at the time of grant, but will have taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. WEC is entitled to a tax deduction at that time for the same amount.

The grant of a stock appreciation right will produce no U. S. federal income tax consequences for the participant or WEC. The exercise of a stock appreciation right results in taxable income to the participant, equal to the difference between the exercise price of the stand-alone stock appreciation right or related option shares, as applicable, and the market price of the shares on the date of exercise, and a corresponding tax deduction to WEC.

A participant who has been granted performance units will not realize taxable income at the time of the grant, and WEC will not be entitled to a tax deduction at such time. A participant will realize ordinary income at the time the award is paid equal to the amount of cash paid or the fair market value of stock received, and WEC will have a corresponding tax deduction.

A participant who has been granted an award of restricted shares of common stock or restricted stock units will not realize taxable income at the time of the grant, and WEC will not be entitled to a tax deduction at the time of the grant, unless, in the case of an award of restricted shares, the participant makes an election to be taxed at the time of the grant. When the restrictions lapse (if the participant did not elect to be taxed at the time of grant), or upon a grant of unrestricted shares or transfer of shares in settlement of restricted stock units under the OSIP, the participant will recognize taxable income in an amount equal to the fair market value of the shares at such time. WEC will be entitled to a corresponding tax deduction.

A participant who has been granted dividend equivalents will not realize taxable income at the time of the grant, and WEC will not be entitled to a tax deduction at such time. A participant will realize ordinary income at the time the award is paid equal to the amount of cash paid or the fair market value of stock received, and WEC will have a corresponding tax deduction.

Section 409A of the Internal Revenue Code provides that participants in a covered non-qualified deferred compensation arrangement will be subject to accelerated taxation and penalties unless the covered plan, both as designed and administered, satisfies specified requirements, including limitations on the timing of deferral and distribution elections, if any, and triggers for the distribution or funding of deferred amounts. Section 409A may become applicable to certain types of awards under the OSIP (other than incentive stock options and restricted stock) depending on the terms and conditions to which the award is subject. The Board believes that the terms of the OSIP, as such, should not cause awards under the OSIP to violate the requirements of Section 409A.

Recoupment of Awards. The OSIP provides that, to the extent determined by the Committee, any award under the OSIP to an executive officer may include provisions requiring its forfeiture and/or recoupment if such award or any portion thereof either (i) was granted, vested and/or settled based on financial results that were subsequently restated in any material respect due to conduct by the participant that was knowing, intentionally fraudulent or illegal as determined by a committee of independent directors, or (ii) the value of such award was affected by the financial results that were subsequently restated in any material respect, or a forfeiture or recoupment is otherwise required by law or exchange requirements.

Other Terms of the Awards. Upon the grant of any award, the Committee may, by way of an award notice or otherwise, establish such other terms, conditions and restrictions covering the grant of the award as are not inconsistent with the OSIP.

Equity Compensation Plan Information. The following table summarizes the ability of WEC to issue common stock pursuant to equity compensation plans as of December 31, 2010 (adjusted solely to account for the two-for-one stock split on March 1, 2011):

	(a)		(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	13,036,466	(1)	$20.82	1,852,302
Equity compensation plans not approved by security holders	—		—	—

Total	13,036,466		$20.82	1,852,302

(1)	Represents options to purchase our common stock granted under our 1993 Omnibus Stock Incentive Plan, as amended.

Effective January 3, 2011, the Compensation Committee awarded a total of 229,090 non-qualified stock options with an exercise price of $58.70, and a total of 37,425 shares of restricted stock under the OSIP. Taking these awards into account, and adjusting to account for the stock split, 1,319,272 securities remain available for future issuance under the OSIP. These awards are not dependent on stockholder approval of the proposed amendments to the OSIP as set forth in this Proposal 4.

Although the number of persons eligible to participate in the OSIP and the number of grantees may vary from year to year, the Compensation Committee expects to consider approximately 145 directors, officers and other key employees for participation in the OSIP.

The closing price of WEC’s common stock on March 2, 2011, was $29.08 per share.

Awards made under the OSIP during 2010 to the named executive officers are described in the “Summary Compensation Table” and in the table entitled “Grants of Plan-Based Awards for Fiscal Year 2010” in this proxy statement. Awards to directors are described under “Directors Compensation” in this proxy statement. These awards are substantially similar to what would have been granted had the amendments to the OSIP discussed in this Proposal 4 been approved by stockholders prior to such awards.

The Board of Directors recommends that you vote “FOR” the amendments to the Wisconsin Energy Corporation

1993 Omnibus Stock Incentive Plan, as amended and restated.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion provides an overview and analysis of our executive compensation program, including the role of the Compensation Committee of our Board of Directors, the elements of our executive compensation program, the purposes and objectives of these elements and the manner in which we established the compensation of our named executive officers for fiscal year 2010.

References to “we”, “us”, “our” and “WEC” in this discussion and analysis mean Wisconsin Energy Corporation and its management, as applicable.

Executive Summary. The primary objective of our executive compensation program is to provide a competitive, performance-based plan that enables the Company to attract and retain key individuals and to reward them for achieving both the Company’s long-term and short-term goals. Our program has been designed to provide a level of compensation that is strongly dependent upon the achievement of short-term and long-term goals that are aligned with the interests of our stockholders and customers. To that end, a substantial portion of pay is at risk and generally, the value will only be realized upon strong corporate performance.

Despite a challenging economic and operating environment over the past few years, we have consistently delivered strong financial results. For 2010, WEC achieved record earnings per share of $3.84 and maintained strong cash flows. In addition, we have continued to increase shareholder value, including the recent two-for-one split of WEC’s common stock and 30% increase in its quarterly dividend rate to $0.52 per share from $0.40 per share on a pre-split basis. WEC has consistently outperformed the peer group used in connection with the performance units, described below, and the S&P 500. In fact, in 2010, WEC received the Edison Electric Institute’s Index Award in the large utility category for the highest total shareholder return over the five-year period ended September 30, 2010.

We generally compensate our named executive officers through a mix of compensation elements, which primarily include:

•	annual base salary;

•	annual cash incentive compensation (based principally on earnings per share and cash flow performance) and short-term dividend equivalents;

•	long-term incentive compensation through a mix of: (1) stock options; (2) restricted stock; and (3) performance units; and

•	retirement programs.

With respect to each of these elements, we analyze market data provided by Towers Watson, a compensation consulting firm retained by management, to help determine the appropriate levels of compensation for each named executive officer. This Compensation Discussion and Analysis contains a more detailed discussion of each of these elements and the extent to which we analyzed market data in establishing each individual element in 2010.

Specifically, for 2010:

•	base salaries were frozen for the second consecutive year at 2008 levels;

•	the death benefit only plan was amended to eliminate the payment of any benefit once participants in the plan have retired;

•	the annual cash incentive award represented 208.75% of the target award as a result of strong financial and operational performance;

•

eliminated the automatic payment of dividends on outstanding performance units, and instead granted short-term dividend equivalents that only vest upon the achievement of a performance target established by the Compensation Committee;

•	the short-term dividend equivalents vested because WEC achieved the 2010 performance target for earnings from continuing operations;

•	decreased the target value of long-term incentive compensation between 9% and 12%;

•

the long-term incentive awards consisted of 80% performance units, 10% stock options and 10% restricted stock, resulting in a significant part of the long-term award being tied to Company performance and shareholder value over a multi-year period; and

•

total stockholder return for the three-year performance period ended December 31, 2010 was at the 88.5th percentile of the peer group established by the Compensation Committee, resulting in the performance units granted in 2008 vesting at a level of 170.0%.

We also have long-standing policies regarding stock ownership to further align management’s interests with those of our stockholders, including:

•

stock ownership guidelines that require executive officers to, generally within five years of appointment as an executive officer, acquire and hold Company common stock having a minimum fair market value ranging from 150% to 300% of base salary; and

•	a no-hedging policy that prohibits directors, officers and employees from hedging the economic interest in the WEC shares they hold.

Compensation Committee. The Compensation Committee of our Board of Directors is responsible for making decisions regarding compensation for executive officers of WEC and its principal subsidiaries and for developing our executive compensation philosophy. The assessment of the Chief Executive Officer’s performance and determination of the CEO’s compensation are among the principal responsibilities of the Compensation Committee. The Compensation Committee also approves the compensation of each of our other executive officers and recommends the compensation of our Board of Directors, with input from the Corporate Governance Committee, for approval by the Board. In addition, the Compensation Committee administers our long-term incentive compensation programs, including the 1993 Omnibus Stock Incentive Plan, as amended and restated, and the WEC Performance Unit Plan, as amended, which are discussed further below.

The Compensation Committee is comprised solely of directors who are “independent directors” under our corporate governance guidelines and the rules of the New York Stock Exchange. No member of the Compensation Committee is a current or former employee of WEC or its subsidiaries.

Competitive Data. As a general matter, we believe the labor market for WEC executive officers is consistent with that of general industry. Although we recognize our business is focused on the energy services industry, our goal is to have an executive compensation program that will allow us to be competitive in recruiting the most qualified candidates to serve as executive officers of the Company, including individuals who may be employed outside of the energy services industry. Further, in order to retain top performing executive officers, we believe our compensation practices must be competitive with those of general industry.

To confirm that our annual executive compensation is competitive with the market, we consider the market data obtained from Towers Watson. For 2010, Towers Watson provided us with compensation data from its 2010 Executive Compensation Data Bank, which contains information obtained from 430 companies of varying sizes in a wide range of businesses throughout general industry, including information from 102 companies within the “energy services” industry (i.e., companies with regulated and/or unregulated utility operations and independent power producers).

For Messrs. Klappa, Leverett and Fleming, the term “market median” means the median level for an executive officer serving in a comparable position in a comparably sized company (revenues of $3 billion to $6 billion) in general industry based on our analysis of the Towers Watson survey data. With respect to Mr. Kuester, given the nature of his position as principal executive officer of our electric utility generation operations in 2010, we consider the average of (1) the median level for an individual serving as the top generation officer of a company comparable in size to We Energies (revenues of $3 billion to $6 billion) in the energy services industry and (2) the median level for the chief executive officer in general industry in a business comparable in size to the generation operations of Wisconsin Energy. With respect to Ms. Rappé, given the scope of her responsibilities as Chief Administrative Officer of the Company, we consider the average of (1) the median level for an individual serving as the top administrative officer of a company comparable in size to We Energies in the energy services industry and (2) the median level for the top administrative officer in general industry in a business comparable in size to Wisconsin Energy.

Our comparison of each element of compensation with the appropriate market data when setting the compensation levels of our named executive officers drives the allocation of cash versus non-cash compensation and short-term versus long-term incentive compensation.

Annual Base Salary. The annual base salary component of our executive compensation program provides each executive officer with a fixed level of annual cash compensation. We believe that providing annual cash compensation through a base salary is an established market practice and is a necessary component of a competitive compensation program.

After careful consideration of the market data and in light of the economic conditions in our service territories at the end of 2009, the Compensation Committee agreed with Mr. Klappa’s recommendation to freeze all officers’, including the named executive officers’, base salaries in 2010 for the second consecutive year. Officers’ salaries were also frozen in 2009 at 2008 levels. The named executive officers did receive an increase in base salary in 2011, which reflects a return to our customary practice.

Annual Cash Incentive Compensation. We provide annual cash incentive compensation through our Short-Term Performance Plan (STPP). The STPP provides for annual cash awards to named executive officers based upon the achievement of pre-established stockholder, customer and employee focused objectives. All payments under the plan are at risk. Payments are made only if performance goals are achieved, and awards may be less or greater than targeted amounts based on actual performance. Payments under the STPP are intended to reward achievement of short-term goals that contribute to stockholder value, as well as individual contributions to successful operations.

2010 Target Awards. Each year, the Compensation Committee approves a target level of compensation under the STPP for each of our named executive officers. This target level of compensation is expressed as a percentage of base salary. Each of Messrs. Klappa, Leverett and Kuester, and Ms. Rappé has an employment agreement with WEC that specifies a minimum target level of compensation under the STPP based on a percentage of such executive officer’s annual base salary. Under the terms of these employment agreements, the target award may not be adjusted below these minimum levels unless the Board of Directors or Compensation Committee takes action resulting in the lowering of target awards for the entire senior executive group. The target levels contained in the employment agreements were negotiated and, we believe, consistent with market practice at the time the agreements were entered into. These target levels continue to be supported by market data.

For 2010, the Compensation Committee approved the target awards under the STPP for each named executive officer set forth below. The targets are unchanged from previous years and are the same as those set forth in their employment agreements.

Executive Officer	Target STPP Award as a Percentage of Base Salary
Mr. Klappa	100%
Mr. Leverett	80%
Mr. Kuester	80%
Mr. Fleming	70%
Ms. Rappé	60%

For 2010, the possible payout for any named executive officer ranged from 0% of the target award to 210% of the target award, based on performance.

2010 Performance Goals. The Compensation Committee adopted the 2010 STPP with a continued principal focus on financial results. In December 2009, the Compensation Committee approved the two primary performance measures to be used in 2010: (1) earnings per share from continuing operations (75% weight); and (2) cash flow (25% weight). We believe these measures are key indicators of financial strength and performance and are recognized as such by the investment community. In addition, because of the significant capital expenditures necessary in 2010 for the continued construction of the Oak Creek expansion, environmental controls and renewable generation, we felt cash flow was an important financial measurement for the Company. In January 2010, the Compensation Committee approved threshold level, target level, above target level and maximum payout level performance goals for each of these performance measures under the STPP. If the threshold level, target level, above target level or maximum payout level performance goal was achieved for both performance measures, officers participating in the STPP could receive 50%, 100%, 125% or 200%, respectively, of the target award. If the Company’s performance falls between these payout levels, the vesting percentage is determined by interpolating on a straight line basis the appropriate vesting percentage.

The earnings per share from continuing operations goals for 2010 were a threshold level goal of $3.65 per share, a target level goal of $3.70 per share, an above target level goal of $3.72 per share and a maximum payout level goal of $3.76 per share. The performance goals for cash flow were set at a threshold level goal of ($415.3) million, a target level goal of ($399.0) million, an above target level goal of ($390.9) million and a maximum payout level goal of ($366.4) million.

In addition, new for the 2010 STPP, the Compensation Committee determined that if earnings per share from continuing operations were between $3.61 and $3.64, officers would receive an award related to the earnings per share component of the STPP determined by interpolating on a straight line basis the appropriate vesting percentage. The officers would not receive an award related to the cash flow component if cash flow fell below the threshold level. Therefore, under these circumstances, the vesting percentage would be a percentage of the earnings per share component only, which is given a 75% weighting. For example, if WEC’s earnings per share from continuing operations were $3.61 for 2010 and there was no payout related to the cash flow component, officers would be entitled to 10% of just the earnings per share component of the STPP award, or 7.5% of the target level of the aggregate award. Earnings per share of $3.60 or below would result in no payout. The Compensation Committee felt that even if WEC did not achieve what would normally be the threshold level goal for earnings per share, the stockholders would still be provided with significant value if WEC earned at least $3.61 per share from continuing operations, and therefore, the officers should earn some incentive award. The Committee determined that cash flow below the threshold level goal would not deliver sufficient value to warrant any amount of incentive award.

The Compensation Committee evaluated three different sources of information to arrive at the 2010 earnings per share performance levels. The first was the four and five-year growth rates for the period from 2004 to 2009 for the companies included in the peer group established for purposes of the performance units, discussed below under “2010 Performance Units”. Actual growth rates were available for years 2004 through 2008 and, in the case of WEC, 2009. The then most recent Thomson Reuters First Call 2009 estimates were used for the remaining peer group companies. This data suggested that earnings per share from continuing operations would need to grow by 6.0% to 6.5% for WEC to be in the top quartile of peer group companies. The second source of data reviewed by the Compensation Committee was a survey prepared by Morgan Stanley in June 2009 regarding long-term earnings per share growth in the utility industry. Of the 27 companies in our performance unit peer group, 10 provided targeted growth rates that were included in the survey: Avista Corporation, DTE Energy Company, Duke Energy Corp., Integrys Energy Group, Northeast Utilities, Nstar, PG&E Corporation, SCANA Corporation, The Southern Company and Xcel Energy Inc. Four of these companies targeted long-term earnings per share growth at or above 6.0%. Lastly, the Committee considered WEC’s guidance range for earnings per share growth in 2010, which was 14% to 17.5% over 2009 earnings. This expected growth was being driven primarily by the anticipated commercial operation of the two units at the Oak Creek expansion in 2010. After evaluating the data, the Compensation Committee determined that using the Company’s 2010 guidance range to set performance level goals would be most appropriate, as using the historical or survey data would have set performance targets unreasonably low and would not account for the significant earnings growth expected from the Oak Creek expansion. As a result, the Compensation Committee set the lower level of the guidance range ($3.65 per share) as the threshold level goal, the mid-point of the range ($3.70 per share) as the target level goal and $3.72 per share as the above target level goal. The Compensation Committee set the maximum payout level goal at $3.76 per share, which was equal to the high end of the guidance range plus $0.01.

Once the Compensation Committee established the earnings per share performance level (i.e., threshold level, target level, above target level and maximum payout level) goals, it set the cash flow performance levels at the amount of cash flow estimated to be necessary to achieve the corresponding earnings per share performance level. These amounts were presented to and approved by the Finance Committee of the Board of Directors. In the judgment of the Compensation Committee, these cash flow targets reasonably represented the amount of cash flow necessary to achieve a combination of earnings per share performance and appropriate capital spending levels given the scope of the Company’s construction program.

In December 2009 and January 2010, the Compensation Committee also approved operational performance measures and targets under the annual incentive plan. Annual incentive awards could be increased or decreased by up to 10% of the target award based upon the Company’s performance in the operational areas of customer satisfaction (5% weight), supplier and workforce diversity (2.5%) and safety (2.5%). Although the Compensation Committee believes the achievement of financial performance goals are necessary, it also recognizes the importance of strong operational results to the success of the Company.

In addition to applying these financial and operational factors, the Compensation Committee retains the right to exercise discretion in adjusting awards under the STPP when it deems appropriate.

2010 Performance Under the STPP. In January 2011, the Compensation Committee reviewed our actual performance for 2010 against the financial and operational performance goals established under the STPP, subject to final audit. In 2010, the Company’s financial performance satisfied the maximum payout level established for both earnings per share from continuing operations and cash flow. In 2010, our earnings per share from continuing operations were $3.84 and our cash flow was $47.7 million. Cash flow is measured by (i) adding together cash used in investing activities, excluding an investment in our transmission affiliate and net proceeds from asset sales, cash received from the exercise of stock options and cash used to purchase common stock and (ii) subtracting this amount from cash provided by operations. Our cash flow measure is not a measure of financial performance under generally accepted accounting principles. Recognizing that cash flows can be affected by factors outside of management’s control and that construction of the four

Power the Future generating units is now complete, the primary performance measure in 2011 will be earnings per share from continuing operations.

By satisfying the maximum payout level with respect to both earnings per share from continuing operations and cash flow, the named executive officers earned 200% of the target award from the financial goal component of the STPP.

With respect to operational goals in 2010, our performance generated an 8.75% increase to the compensation awarded under the STPP, as detailed below. The Compensation Committee measured customer satisfaction levels based on the results of surveys that an independent third party conducted of customers who had direct contact with the Company during the year, which measured (1) our customers’ satisfaction with the Company in general and (2) our customers’ satisfaction with respect to their particular interactions with the Company. In 2010, the Company exceeded target levels related to both measures leading to a 5.0% increase in the award. With respect to safety measures, the Company exceeded the target levels for both Occupational Safety and Health Administration (OSHA) recordable injuries and lost-time injuries leading to a 2.5% increase in the STPP award. The Company exceeded target level performance with respect to supplier diversity and achieved target level performance with respect to workforce diversity, resulting in an increase in the STPP award of 1.25% for 2010.

Based on the Company’s performance against the financial and operational goals established by the Compensation Committee, Mr. Klappa received annual incentive cash compensation under the STPP of $2,356,804 for 2010. This represented 208.75% of his annual base salary. Messrs. Leverett, Kuester and Fleming, and Ms. Rappé received annual cash incentive compensation for 2010 under the STPP equal to 167%, 167%, 146.125% and 125.25% of their respective annual base salaries, representing 208.75% of the target award for each officer.

In view of the discretionary component of the annual cash incentive plan, the Compensation Committee also considered other significant accomplishments of the Company in 2010. These included:

•	Strong financial performance

•	Record earnings from continuing operations of $3.84 per share.

•

Debt to total capital ratio of 54.1% at year-end 2010, attributing 50% common equity treatment to WEC’s 2007 Series A Junior Subordinated Notes, which we believe is consistent with the treatment given by the majority of rating agencies. The year-end debt to total capital ratio was significantly better than our target of 56.5%, and better than year-end 2009.

•	An 18.5% increase in the dividend effective with the first quarter payment in 2010.

•	WEC common stock share price increased by 18.1% during 2010.

•	WEC common stock traded at $61.02 per share on December 1, 2010, which, at that time, was an all-time high.

•	Received the Edison Electric Institute’s Index Award in the large utility category for the highest total shareholder return over the five-year period ended September 30, 2010.

•	Operational excellence

•	Unit 1 at the Oak Creek expansion was completed and placed into commercial operation in February 2010, and Unit 2 was placed into commercial operation in January 2011.

•

Continued improvements in customer satisfaction based on customer surveys. Data from 2010 indicated that the Company consistently performed in the top quartile of the industry, achieving its best customer satisfaction ratings since the merger of Wisconsin Electric and Wisconsin Gas. In addition, benchmark data from 2010 among the largest customers of 60 U.S. utilities indicated that the Company ranked in the top quartile of the industry nationally, fourth best in the Midwest and the best in the State of Wisconsin.

•	Best overall safety results in Company history.

•	For the second consecutive year, the Company’s leadership team was more diverse than the population of its service area.

•	Named one of the 100 best corporate citizens in the United States by Corporate Responsibility magazine for the third consecutive year.

•

Leadership and excellence in corporate governance as evidenced by continued receipt during 2010 of a rating of “10,” the highest possible score, from GovernanceMetrics International (only company worldwide to consistently earn this distinction).

In view of the financial and operational accomplishments and the accomplishments listed above, the Compensation Committee determined that the awards under the STPP were appropriate in relation to our 2010 performance without any further adjustment.

Short-Term Dividend Equivalents. The Compensation Committee amended the STPP effective January 1, 2010 to provide for short-term dividend equivalents and, at the same time, amended the Performance Unit Plan to eliminate dividend equivalents on all future performance units. See “Long-Term Incentive Compensation” below for additional information regarding this amendment. Under the STPP as amended, beginning with the 2010 performance unit grants, certain officers, including the named executive officers, and employees are eligible to receive dividend equivalents in an amount equal to the number of performance units at the target 100% rate held by each such officer and employee on the dividend declaration date multiplied by the amount of cash dividends paid by Wisconsin Energy on a share of its common stock on such date. The short-term dividend equivalents vest at the end of each year only if Wisconsin Energy achieves the performance target or targets for that year established by the Compensation Committee in the same manner as the performance targets are established under the STPP for the annual incentive awards. For 2010, the Compensation Committee determined that the short-term dividend equivalents would be dependent upon Wisconsin Energy’s performance against a target for earnings from continuing operations. The Compensation Committee established $3.70 per share from continuing operations, the mid-point of our earnings guidance, as the target, and the Company achieved $3.84 per share.

Long-Term Incentive Compensation. The Compensation Committee administers our 1993 Omnibus Stock Incentive Plan which is a stockholder-approved, long-term incentive plan designed to link the interests of our executives and other key employees to creating long-term stockholder value. It allows for various types of awards tied to the performance of our common stock, including stock options, stock appreciation rights and restricted stock. In 2005, the Compensation Committee approved the Wisconsin Energy Corporation Performance Unit Plan, under which the Compensation Committee may award performance units. The Compensation Committee primarily uses (1) performance units, (2) stock options and (3) restricted stock to deliver long-term incentive opportunities.

Each year, the Compensation Committee makes annual grants of performance units under the Performance Unit Plan. The performance units are designed to provide a form of long-term incentive compensation that aligns the interests of management with those of a typical utility stockholder who is focused not only on stock price appreciation but also on dividends. Under the terms of the performance units, payouts are based on the Company’s level of “total stockholder return” (stock price appreciation plus reinvested dividends) in comparison to a peer group of companies over a three-year performance period. The performance units are settled in cash.

Performance units granted prior to the January 2010 grant entitled each holder of a performance unit to receive a cash dividend when WEC declared a dividend on its common stock in an amount equal to the number of performance units granted to the holder at the target 100% rate multiplied by the amount of the dividend paid on a share of common stock. In December 2009, the Compensation Committee amended and restated the Performance Unit Plan to eliminate the dividend payment on all performance units awarded after January 1, 2010.

Prior to this amendment, dividends paid on outstanding performance units were earned and paid regardless of Company performance. The Compensation Committee made these amendments beginning with the 2010 compensation package because it concluded that a plan designed to reward Company performance should not provide for guaranteed dividends regardless of performance. Under the STPP as amended (see “Short-Term Dividend Equivalents” above), the short-term dividend equivalents only vest upon achieving the performance target.

Each year, the Compensation Committee also makes annual stock option grants as part of our long-term incentive program. These stock options have an exercise price equal to the fair market value of our common stock on the date of grant and expire on the 10th anniversary of the grant date. Since management benefits from a stock option award only to the extent our stock price appreciates above the exercise price of the stock option, stock options align the interests of management with those of our stockholders in attaining long-term stock price appreciation.

Beginning with the 2010 long-term incentive award, the Compensation Committee also awards restricted stock as part of the long-term incentive plan. The Towers Watson market data indicated that many companies were shifting the mix of long-term compensation - reducing the number of options awarded and granting time-vesting restricted stock.

Aggregate 2010 Long-Term Incentive Awards. In establishing the target value of long-term incentive awards for each named executive officer in 2010, we analyzed the market compensation data included in the Towers Watson survey. For Messrs. Klappa and Fleming, and Ms. Rappé we determined the ratio of (1) the market median value of long-term incentive compensation to (2) the market median level of annual base salary, and multiplied each annual base salary by the applicable market ratio to determine the value of long-term incentive awards to be granted. For both Messrs. Leverett and Kuester, we established the same target level of long-term incentive compensation using the average of the results obtained for each officer. We wanted to establish parity in long-term incentive opportunity between the heads of the financial and key operational areas of the Company because of the critical role each plays in executing the Company’s long-term strategy. This target value of long-term incentive compensation for each named executive officer was presented to and approved by the Compensation Committee.

For 2010, the Compensation Committee approved a long-term incentive award consisting of 80% performance units, 10% stock options and 10% restricted stock. Because the Compensation Committee wanted a significant part of the long-term award to be tied to Company performance and shareholder value, it increased the performance unit award to represent approximately 80% of the long-

term target award as compared to 72% of the target award in 2009. Due to the increase in the market value of WEC’s common stock between the 2009 and 2010 awards, the number of performance units granted in 2010 actually decreased even though performance units made up a larger percentage of the total long-term target award.

In addition, based upon our review of the market data, the Compensation Committee decreased the target value of the 2010 long-term incentive compensation grant. The target value of the 2010 grant represents between a 9% and 12% decrease from the target value of the 2009 long-term incentive compensation grant. The Compensation Committee believes the decrease in the target value of long-term incentive compensation reflected in the market data was indicative of the decline in compensation trends during 2009.

2010 Stock Option Grants. In December 2009, the Compensation Committee approved the grant of stock options to each of our named executive officers and established an overall pool of options that were granted to approximately 130 other employees. These option grants were made effective January 4, 2010, the first trading day of 2010. The options were granted with an exercise price equal to the average of the high and low prices reported on the New York Stock Exchange for shares of WEC common stock on the grant date. The options were granted in accordance with our standard practice of making annual stock option grants in January of each year, and the timing of the grants was not tied to the timing of any release of material non-public information. These stock options have a term of 10 years and vest 100% on the third anniversary of the date of grant. The vesting of the stock options may be accelerated in connection with a change in control or an executive officer’s termination of employment. See “Potential Payments upon Termination or Change in Control” under “Executive Officers’ Compensation” for additional information.

For purposes of determining the appropriate number of options to grant to a particular named executive officer, the value of an option was determined based on the Black-Scholes option pricing model. We use the Black-Scholes option pricing model for purposes of the compensation valuation primarily because the market information we review from Towers Watson calculates the value of option awards on this basis. The following table provides the number of options granted to each named executive officer in 2010.

Executive Officer	Options Granted
Mr. Klappa	65,530
Mr. Leverett	34,105
Mr. Kuester	34,105
Mr. Fleming	12,140
Ms. Rappé	10,120

For financial reporting purposes, the stock options granted in 2010 had a grant date fair value of $6.01 per option for Messrs. Klappa, Kuester and Fleming, and a grant date fair value of $7.91 for Mr. Leverett and Ms. Rappé. Messrs. Klappa, Kuester and Fleming are considered to be “retirement eligible.” Therefore, their options are presumed to have a shorter expected life, which results in a lower option value.

2010 Restricted Stock Awards. In December 2009, the Compensation Committee also approved the grant of restricted stock to each of our named executive officers and established an overall pool of restricted stock that was granted to approximately 130 other employees. These grants were also made effective January 4, 2010. The restricted stock vests in three equal annual installments beginning on January 4, 2011. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability or by action of the Compensation Committee. See “Potential Payments upon Termination or Change in Control” under “Executive Officers’ Compensation” for additional information. Tax withholding obligations related to vesting may be satisfied, at the option of the executive officer, by withholding shares otherwise deliverable upon vesting or by withholding the required amount from the executive’s compensation. The named executive officers have the right to vote the restricted stock and to receive cash dividends at the same time that the Company declares and pays a dividend to its stockholders.

For purposes of determining the appropriate number of shares of restricted stock to grant to a particular named executive officer, the Compensation Committee used a value of $47.69 per share. This value was based on the volume weighted stock price of WEC’s common stock for the ten trading days beginning on December 7, 2009 and ending on December 18, 2009. The Compensation Committee used these dates to minimize volatility in the stock market and to shorten the timeframe between the time the calculation of the awards is made and the actual grant date, January 4, 2010. The following table provides the number of shares of restricted stock granted to each named executive officer in 2010.

Executive Officer	Restricted Stock Granted
Mr. Klappa	8,285
Mr. Leverett	4,310
Mr. Kuester	4,310
Mr. Fleming	1,535
Ms. Rappé	1,280

2010 Performance Units. In 2010, the Compensation Committee granted performance units to each of our named executive officers and approved a pool of performance units that were granted to approximately 130 other employees. With respect to the 2010 performance units, the amount of the benefit that ultimately vests will be dependent upon the Company’s total stockholder return over a three-year period ending December 31, 2012, as compared to the total stockholder return of the custom peer group of companies described below. Total stockholder return is the calculation of total return (stock price appreciation plus reinvestment of dividends) based upon an initial investment of $100 and subsequent $100 investments at the end of each quarter during the three-year performance period.

Upon vesting, the performance units will be settled in cash in an amount determined by multiplying the number of performance units that have vested by the closing price of the Company’s common stock on the last trading day of the performance period.

In addition to Wisconsin Energy Corporation, the peer group used for purposes of the performance units is comprised of: Allegheny Energy, Inc.; Alliant Energy Corporation; Ameren Corporation; American Electric Power Company, Inc.; Avista Corporation; Consolidated Edison, Inc.; DTE Energy Company; Duke Energy Corp.; FirstEnergy Corp.; Great Plains Energy; Integrys Energy Group, Inc.; NiSource Inc.; Northeast Utilities; Nstar; NV Energy, Inc.; OGE Energy Corp.; Pepco Holdings, Inc.; PG&E Corporation; Pinnacle West Capital Corporation; Portland General; Progress Energy Inc.; SCANA Corporation; Sempra Energy; The Southern Company; Westar Energy, Inc.; and Xcel Energy Inc. This peer group was chosen because we believe these companies are similar to WEC in terms of business model and long-term strategies.

The required percentile ranking and the applicable vesting percentage are set forth in the chart below.

Performance Percentile Rank	Vesting Percent
< 25th Percentile	0%
25th Percentile	25%
Target (50th Percentile)	100%
75th Percentile	125%
90th Percentile	175%

If the Company’s rank is between the benchmarks identified above, the vesting percentage will be determined by interpolating on a straight line basis the appropriate vesting percentage. Unvested performance units generally are immediately forfeited upon a named executive officer’s cessation of employment with WEC prior to completion of the three-year performance period. However, the performance units will vest immediately at the target 100% rate upon (1) the termination of the named executive officer’s employment by reason of disability or death or (2) a change in control of WEC while the named executive officer is employed by WEC. In addition, a prorated number of performance units (based upon the target 100% rate) will vest upon the termination of employment of the named executive officer by reason of retirement prior to the end of the three-year performance period.

For purposes of determining the appropriate number of performance units to grant to a particular named executive officer, the Compensation Committee used a value of $47.69 per unit, the same value used for the restricted stock. The following table provides the number of units granted to each named executive officer at the 100% target level.

Executive Officer	Performance Units Granted
Mr. Klappa	66,290
Mr. Leverett	34,500
Mr. Kuester	34,500
Mr. Fleming	12,280
Ms. Rappé	10,240

2010 Payouts Under Previously Granted Long-Term Incentive Awards. In 2008, the Compensation Committee granted performance unit awards to participants in the plan, including the named executive officers. The terms of the performance units granted in 2008 were substantially similar to those of the performance units granted in 2010 described above, and the required performance percentile ranks and related vesting schedule were identical to that of the 2010 units.

Payouts under the 2008 performance units were based on our total stockholder return for the three-year performance period ended December 31, 2010 against the same group of peer companies used for the 2010 performance unit awards.

For the three-year performance period ended December 31, 2010, our total stockholder return was at the 88.5th percentile of the peer group, resulting in the performance units vesting at a level of 170.0%. The actual payouts were determined by multiplying the number of vested performance units by the closing price of our common stock ($58.86) on December 31, 2010, the last trading day of the performance period. The actual payout to each named executive officer is reflected in the “Option Exercises and Stock Vested for Fiscal Year 2010” table. This table also reflects amounts realized by any named executive officer in connection with the exercise in 2010 of any vested stock options and the amounts realized by any named executive officer in connection with the vesting of previously granted restricted stock. For information on other outstanding equity awards held by our named executive officers at December 31, 2010, please refer to the table entitled “Outstanding Equity Awards at Fiscal Year-End 2010”.

Stock Ownership Guidelines. The Compensation Committee believes that an important adjunct to the long-term incentive program is significant stock ownership by officers who participate in the program, including the named executive officers. Accordingly, the Compensation Committee has implemented stock ownership guidelines for officers of the Company. These guidelines provide that each executive officer, including the named executive officers, should, over time (generally within five years of appointment as an executive officer), acquire and hold Company common stock having a minimum fair market value ranging from 150% to 300% of base salary. In addition to shares owned outright, holdings of each of the following are included in determining compliance with our stock ownership guidelines: restricted stock; WEC phantom stock units held in the Executive Deferred Compensation Plan; WEC stock held in the 401(k) plan; performance units at target; vested stock options; and shares held by a brokerage account, jointly with an immediate family member or in a trust.

The Compensation Committee periodically reviews whether the officers are in compliance with these guidelines. The last review was completed in July 2010, and the Compensation Committee determined that all officers either satisfied, or were making appropriate progress to satisfy, the established guidelines.

Policy Regarding Hedging the Economic Risk of Stock Ownership. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the director, officer or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Therefore, we have a policy under which directors, officers and employees, including the named executive officers, are prohibited from engaging in any such transactions.

Retirement Programs. We also maintain retirement plans in which our named executive officers participate: a defined benefit pension plan of the cash balance type, two supplemental executive retirement plans and individual letter agreements with each of the named executive officers. We believe our retirement plans are a valuable benefit in the attraction and retention of our employees, including the named executive officers. We believe that providing a foundation for long-term financial security for our employees, beyond their employment with the Company, is a valuable component of our overall compensation program which will inspire increased loyalty and improved performance. For more information about our retirement plans, see “Pension Benefits at Fiscal Year-End 2010” and “Retirement Plans” later in this proxy statement.

Other Benefits, Including Perquisites. The Company provides its executive officers, including the named executive officers, with employee benefits and a limited number of perquisites. Except as specifically noted elsewhere in this proxy statement, the employee benefits programs in which executive officers participate (which provide benefits such as medical benefits coverage, retirement benefits and annual contributions to a qualified savings plan) are generally the same programs offered to substantially all of the Company’s salaried employees.

The perquisites made available to executive officers include financial planning, membership in a service that provides health care and safety management when traveling outside the United States, payment of the cost of a mandatory physical exam that the Board requires annually, limited spousal travel for business purposes and the cost of a residential security system. The Company also pays periodic dues and fees for club memberships for certain of the named executive officers and other designated officers. In addition, executive officers receive tax gross-ups to reimburse the officer for certain tax liabilities. For a more detailed discussion of perquisites made available to our named executive officers, please refer to the notes following the Summary Compensation Table.

We periodically review market data regarding executive perquisite practices. We reviewed a survey conducted by The Ayco Company, L.P., a financial services firm (“AYCO”), in 2009 of 319 companies throughout general industry. Based upon this review, we believe that the perquisites we provide to our executive officers are generally market competitive. We reimburse executives for taxes paid on income attributable to the financial planning benefits provided to our executives only if the executive uses the Company’s identified preferred provider, AYCO. We believe the use of our preferred financial adviser provides administrative benefits and eases communication between Company personnel and the financial adviser. We pay periodic dues and fees for certain club memberships as we have found that the use of these facilities helps foster better customer relationships. Officers, including the named executive officers, are expected to use clubs for which the Company pays dues primarily for business purposes. We do not pay any additional expenses incurred for personal use of these facilities, and officers are required to reimburse the Company to the extent that it pays for any such personal use. The total annual club dues are included in the Summary Compensation Table. We do not permit personal use of the airplane in which the Company owns a partial interest. We do allow spousal travel if an executive’s spouse is accompanying the executive on business travel and the airplane is not fully utilized by Company personnel. There is no incremental cost to the Company for this travel, other than the reimbursement for taxes paid on imputed income attributable to the executives for this perquisite, as the airplane cost is the same regardless of whether an executive’s spouse travels.

In addition, each of our executive officers participates in a death benefit only plan. Under the terms of the plan, upon an executive officer’s death a benefit is paid to his or her designated beneficiary in an amount equal to the after-tax value of three times the officer’s base salary if the officer is employed by WEC at the time of death. In December 2009, the Compensation Committee amended the terms of the death benefit only plan to eliminate the payment of any benefit once participants in the plan have retired. The Compensation Committee determined that this benefit was no longer supported by market data.

Severance Benefits and Change in Control. Competitive practices dictate that companies provide reasonable severance benefits to employees. In addition, we believe it is important to provide protections to the named executive officers in connection with a change in control of WEC. Our belief is that the interests of stockholders will be best served if the interests of the named executive officers are aligned with them, and providing change in control benefits should eliminate, or at least reduce, any reluctance of management to pursue potential change in control transactions that may be in the best interests of stockholders.

Each of Messrs. Klappa, Leverett, Kuester and Fleming, and Ms. Rappé has an employment agreement with the Company, which includes change in control and severance provisions. Under the terms of these agreements, the applicable named executive officer is entitled to certain benefits in the event of a termination of employment. In the event of a termination of employment (1) in anticipation of or following a change in control by the Company for any reason, other than cause, death or disability, (2) by the applicable executive officer for good reason in connection with or in anticipation of a change in control or (3) by the applicable executive officer after completing one year of service following a change in control, each named executive officer is generally entitled to:

•

A lump sum payment equal to three times: (1) the highest annual base salary in effect during the last three years and (2) the higher of the current year target bonus amount or the highest bonus paid in any of the last three years (except for Ms. Rappé, whose payment is based upon the current year target bonus amount);

•

A lump sum payment assuming three years of additional credited service under the qualified and non-qualified retirement plans based upon the higher of (1) the annual base salary in effect at the time of termination and (2) any salary in effect during the 180 day period preceding the termination date, plus the highest bonus amount (except for Ms. Rappé, whose payment is based upon the current year target bonus amount);

•	A lump sum payment equal to the value of three additional years of Company match in the 401(k) plan and the WEC Executive Deferred Compensation Plan;

•	Continuation of health and certain other welfare benefit coverage for three years following termination of employment;

•	Full vesting of stock options, restricted stock and performance units;

•	Financial planning services and other benefits; and

•	A gross-up payment should any payments trigger federal excise taxes.

In the absence of a change in control, if we terminate the employment of the applicable named executive officer for any reason other than cause, death or disability, or the applicable named executive officer terminates his or her employment for good reason, the payments to the applicable named executive officer will be the same as those described above, except that with respect to

Messrs. Leverett and Kuester, and Ms. Rappé, (1) the multiple for the lump sum payment in the first bullet point will be reduced to two, (2) the number of additional years of credited service for qualified and non-qualified retirement plans will be two, (3) the number of additional years of matching in the 401(k) plan and the Executive Deferred Compensation Plan will be two, and (4) health and certain other welfare benefits will continue for two years following termination of employment. Mr. Fleming is not entitled to receive any severance benefits under his agreement upon termination of employment for good reason or without cause in the absence of a change in control.

We believe the amounts payable under these agreements are consistent with market standards as confirmed by our periodic analysis of data provided by Towers Watson.

In addition, our supplemental pension plan provides that in the event of a change in control, each named executive officer will be entitled to a lump sum payment of amounts due under the plan if employment is terminated within 18 months of the change in control.

For a more detailed discussion of the benefits and tables that describe payouts under various termination scenarios, see “Potential Payments upon Termination or Change in Control” later in this proxy statement.

Impact of Prior Compensation. The Compensation Committee did not consider the amounts realized or realizable from prior incentive compensation awards in establishing the levels of short-term and long-term incentive compensation for 2010.

Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits the deductibility of certain executives’ compensation that exceeds $1 million per year, unless the compensation is performance-based under Section 162(m) and is issued through a plan that has been approved by stockholders. Although the Compensation Committee takes into consideration the provisions of Section 162(m), maintaining tax deductibility is but one consideration among many in the design of our executive compensation program.

With respect to 2010 compensation for the named executive officers, the stock option grants under the 1993 Omnibus Stock Incentive Plan have been structured to qualify as performance-based compensation under Section 162(m). Annual cash incentive awards and short-term dividend equivalents under the STPP and performance units under the Performance Unit Plan do not qualify for tax deductibility under Section 162(m). In addition, the restricted stock awards are not Section 162(m) eligible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

John F. Bergstrom, Committee Chair
Ulice Payne, Jr.
Frederick P. Stratton, Jr.

EXECUTIVE OFFICERS’ COMPENSATION

The following table summarizes total compensation awarded to, earned by or paid to WEC’s Chief Executive Officer, Chief Financial Officer and each of WEC’s other three most highly compensated executive officers (the “named executive officers”) during 2010, 2009 and 2008.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5) (6)	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Gale E. Klappa Chairman of the Board, President and Chief Executive Officer of WEC, WE and WG
	2010	1,129,008	—	3,716,818	393,835	2,462,868	2,399,257	214,033	10,315,819
	2009	1,129,008	—	3,191,032	2,309,953	2,286,241	2,450,367	212,627	11,579,228
	2008	1,129,008	—	1,441,050	2,946,000	2,328,579	1,328,616	261,040	9,434,293

Allen L. Leverett Executive Vice President and Chief Financial Officer of WEC, WE and WG
	2010	607,680	—	1,934,290	269,771	1,070,026	387,507	106,512	4,375,786
	2009	607,680	—	1,688,178	1,222,020	984,442	314,667	93,366	4,910,353
	2008	607,680	—	761,355	1,612,935	1,002,672	88,151	101,049	4,173,842

Frederick D. Kuester Executive Vice President of WEC and WG; Executive Vice President and Chief Operating Officer of WE
	2010	657,000	—	1,934,290	204,971	1,152,390	1,117,215	91,782	5,157,648
	2009	657,000	—	1,688,178	1,222,020	1,064,340	1,463,700	92,546	6,187,784
	2008	657,000	—	761,355	1,612,935	1,084,050	927,165	136,983	5,179,488

James C. Fleming Executive Vice President and General Counsel of WEC, WE and WG
	2010	441,000	—	688,539	72,961	664,059	219,747	76,425	2,162,731
	2009	441,000	—	615,073	372,400	625,118	233,114	69,838	2,356,543
	2008	441,000	—	293,014	497,535	636,694	219,296	76,298	2,163,837

Kristine A. Rappé Senior Vice President and Chief Administrative Officer of WEC, WE and WG
	2010	393,708	—	574,157	80,049	509,504	555,288	110,660	2,223,366
	2009	393,708	—	514,390	372,423	478,356	463,564	91,670	2,314,111
	2008	393,708	—	232,970	492,964	487,214	252,329	119,066	1,978,251

(1)

The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of (i) performance units awarded to each named executive officer in the respective year for which such amounts are reported and (ii) shares of restricted stock awarded to each named executive officer in 2010 (no restricted stock was granted in 2009 or 2008). The amounts reported for the performance units are based upon the probable outcome as of the grant date of associated performance and market conditions, and are consistent with our estimate, as of the grant date, of aggregate compensation cost to be recognized over the three-year performance period. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon (i) in the case of the performance units, the Company’s performance over the three-year performance period, and (ii) in the case of the shares of restricted stock, Company performance and the executive’s number of additional years of service with the Company. The value of the performance unit awards as of the grant date, assuming achievement of the highest level of performance, for each of Messrs. Klappa, Leverett, Kuester and Fleming, and Ms. Rappé is $5,781,839, $3,009,090, $3,009,090, $1,071,062 and $893,133 for the 2010 awards, respectively; $5,584,327, $2,954,332, $2,954,332, $1,076,398 and $900,193 for the 2009 awards, respectively; and $2,521,838, $1,332,395, $1,332,395, $512,774 and $407,721 for the 2008 awards, respectively.

(2)

The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718 excluding estimated forfeitures, of options awarded to each named executive officer in the respective year for which such amounts are reported. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon Company performance and the executive’s number of additional years of service with the Company. In accordance with FASB ASC Topic 718, we made certain assumptions in our calculation of the grant date fair value of the stock options. See “Stock Options” in Note A — Summary of Significant Accounting Policies and Note I — Common Equity in the Notes to Consolidated Financial Statements in our 2010 Annual Report on Form 10-K for a description of these assumptions. For 2010, the assumptions made in connection with the valuation of the stock options are the same as described in

Note A in our 2010 Annual Report, except that the expected life of the options is 4.9 years for Messrs. Klappa, Kuester and Fleming and 7.6 years for Mr. Leverett and Ms. Rappé and the expected forfeiture rate is 0%. The change in the expected life of the options to 4.9 years for Messrs. Klappa, Kuester and Fleming and 7.6 years for Mr. Leverett and Ms. Rappé from 5.9 years, as set forth in Note A, resulted from the fact that Messrs. Klappa, Kuester and Fleming were “retirement eligible” as of December 31, 2010, and Mr. Leverett and Ms. Rappé were not, whereas the assumption described in Note A is a weighted average of all option holders. The change in the expected forfeiture rate to 0% from 2.0%, as set forth in Note A, is due to the assumption that the named executive officers will not forfeit any of their stock options.

For 2009, the assumptions made in connection with the valuation of the stock options are the same as described in Note A in our 2010 Annual Report, except that the expected life of the options is 4.4 years for Mr. Fleming and 6.8 years for the rest of the named executive officers and the expected forfeiture rate is 0%. The change in the expected life of the options to 4.4 years for Mr. Fleming and 6.8 years for the rest of the named executive officers from 6.2 years, as set forth in Note A, resulted from the fact that Mr. Fleming was “retirement eligible” as of December 31, 2009, and none of the other named executive officers were, whereas the assumption described in Note A is a weighted average of all option holders. The change in the expected forfeiture rate to 0% from 2.0%, as set forth in Note A, is due to the assumption that the named executive officers will not forfeit any of their stock options.

For 2008, the assumptions made in connection with the valuation of the stock options are the same as described in Note A in our 2010 Annual Report, except that the expected life of the options is 4.6 years for Mr. Fleming and 6.8 years for the rest of the named executive officers and the expected forfeiture rate is 0%. The change in the expected life of the options to 4.6 years for Mr. Fleming and 6.8 years for the rest of the named executive officers from 6.2 years, as set forth in Note A, resulted from the fact that Mr. Fleming was “retirement eligible” as of December 31, 2008, and none of the other named executive officers were, whereas the assumption described in Note A is a weighted average of all option holders. The change in the expected forfeiture rate to 0% from 2.0%, as set forth in Note A, is due to the assumption that the named executive officers will not forfeit any of their stock options.

(3)	Consists of the annual incentive compensation earned under Wisconsin Energy’s Short-Term Performance Plan for 2010, 2009 and 2008, as well as the short-term dividend equivalents earned for 2010.

(4)

The amounts reported for 2010, 2009 and 2008 reflect the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under all defined benefit plans from December 31, 2009 to December 31, 2010, December 31, 2008 to December 31, 2009 and December 31, 2007 to December 31, 2008, respectively. The terms of the pension plan did not change, and no changes were made in the method of calculating benefits thereunder. However, for 2010, the applicable discount rate used to value pension plan liabilities was reduced from 6.05% to 5.60%, consistent with the overall decline in interest rates.

The changes in the actuarial present values of the named executive officers’ pension benefits do not constitute cash payments to the named executive officers.

The named executive officers did not receive any above-market or preferential earnings on deferred compensation in 2010, 2009 or 2008.

Mr. Klappa – Wisconsin Energy’s pension benefit obligations to Mr. Klappa will be offset by pension benefits Mr. Klappa is entitled to receive from a prior employer for nearly 29 years of service. The amount reported for Mr. Klappa represents only Wisconsin Energy’s obligation of the aggregate change in the actuarial present value of Mr. Klappa’s accumulated benefit under all defined benefit plans. Based on information received from the prior employer, we have estimated the portion of Mr. Klappa’s total accumulated pension benefit for which Wisconsin Energy will be responsible. If Mr. Klappa’s prior employer becomes unable to pay its portion of his accumulated pension benefit, Wisconsin Energy is obligated to pay the total amount.

The total aggregate change in the actuarial present value of Mr. Klappa’s accumulated benefit for 2010, 2009 and 2008 was $2,744,977, $2,783,138 and $1,347,101, respectively – $345,720, $332,771 and $18,485 of which we estimate the prior employer is obligated to pay.

Mr. Leverett – Wisconsin Energy’s pension benefit obligations to Mr. Leverett will be offset by pension benefits Mr. Leverett is entitled to receive from a prior employer for approximately 15 years of service. The amount reported for Mr. Leverett represents only Wisconsin Energy’s obligation of the aggregate change in the actuarial present value of Mr. Leverett’s accumulated benefit under all defined benefit plans. Based on information received from the prior employer, we have estimated the portion of Mr. Leverett’s total accumulated pension benefit for which Wisconsin Energy will be responsible. If Mr. Leverett’s prior employer becomes unable to pay its portion of Mr. Leverett’s accumulated pension benefit, Wisconsin Energy is obligated to pay the total amount.

The total aggregate change in the actuarial present value of Mr. Leverett’s accumulated benefit for 2010, 2009 and 2008 was $429,426, $350,877 and $75,252, respectively. For 2010 and 2009, we estimate that Mr. Leverett’s prior employer is obligated to pay $41,919 and $36,210 of this change, respectively. However, because the estimated change in the actuarial present value of his prior employer’s obligation decreased by ($12,899) in 2008, Wisconsin Energy’s obligation for the aggregate change in the actuarial present value of Mr. Leverett’s total accumulated pension benefit was actually $88,151 for 2008.

Mr. Kuester – Wisconsin Energy’s pension benefit obligations to Mr. Kuester will be offset by pension benefits Mr. Kuester is entitled to receive from a prior employer for nearly 32 years of service. The amount reported for Mr. Kuester represents only Wisconsin Energy’s obligation of the aggregate change in the actuarial present value of Mr. Kuester’s accumulated benefit under all defined benefit plans. Based on information received from the prior employer, we have estimated the portion of Mr. Kuester’s total accumulated pension benefit for which Wisconsin Energy will be responsible. If Mr. Kuester’s prior employer becomes unable to pay its portion of Mr. Kuester’s accumulated pension benefit, Wisconsin Energy is obligated to pay the total amount.

The total aggregate change in the actuarial present value of Mr. Kuester’s accumulated benefit for 2010, 2009 and 2008 was $1,360,225, $1,730,478 and $958,973, respectively – $243,010, $266,778 and $31,808 of which we estimate the prior employer is obligated to pay.

Mr. Fleming – Mr. Fleming participates in Wisconsin Energy’s qualified pension plan and supplemental executive retirement plan. In addition, Mr. Fleming is entitled to a special supplemental pension account. The present value of the amounts credited to this account is $150,038 for 2010, $145,822 for 2009 and $125,177 for 2008, which will be paid upon termination of employment. See “Pension Benefits at Fiscal Year-End 2010” and “Retirement Plans” later in this proxy statement for additional details.

(5)

During 2010, each named executive received financial planning services and the cost of an annual physical exam; Messrs. Klappa, Leverett and Fleming, and Ms. Rappé received reimbursement for club dues; Messrs. Klappa, Leverett and Kuester were provided with membership in a service that provides healthcare and safety management when traveling outside the United States; and Mr. Klappa received reimbursement for the cost of a home security system. In addition, the named executives were eligible to receive reimbursement for taxes paid on imputed income attributable to certain perquisites including spousal travel and related costs for industry events where it is customary and expected that officers attend with their spouses. During 2010, Mr. Klappa utilized the benefit of spousal travel for business purposes with the associated tax reimbursement. These tax reimbursements are reflected separately in the Summary Compensation Table (see the third bullet point in Note 6 below). Other than the tax reimbursement, there is no incremental cost to the Company related to this spousal travel.

(6)

For Mr. Klappa, the amount reported in All Other Compensation for 2010 includes $16,701 attributable to Wisconsin Energy’s Directors’ Charitable Awards Program in connection with Mr. Klappa’s service on the Company’s Board of Directors. See “Director Compensation” for a description of the Directors’ Charitable Awards Program.

In addition to the perquisites and Directors’ Charitable Awards Program identified above, All Other Compensation for Messrs. Klappa, Leverett, Kuester and Fleming, and Ms. Rappé for 2010 consists of:

•	Employer matching of contributions into the 401(k) plan in the amount of $9,800 for Messrs. Klappa, Kuester and Fleming, and Ms. Rappé, and $9,475 for Mr. Leverett;

•

“Make-whole” payments under the Executive Deferred Compensation Plan that provides a match at the same level as the 401(k) plan (4% for up to 7% of wages) for all deferred salary and bonus not otherwise eligible for a match in the amounts of $127,135, $54,210, $59,379, $33,170 and $25,408, respectively; and

•	Tax reimbursements or “gross-ups” for all applicable perquisites in the amounts of $25,451, $13,330, $6,175, $12,004 and $29,088, respectively.

Percentages of Total Compensation.

For Messrs. Klappa, Leverett, Kuester, and Fleming, and Ms. Rappé, (1) salary (as reflected in column (c) above) represented approximately 11%, 14%, 13%, 20% and 18%, respectively, of total compensation (as shown in column (j) above) for 2010, (2) annual incentive compensation and short-term dividend equivalents (as reflected in column (g) above) represented approximately 24%, 24%, 22%, 31% and 23%, respectively, of total compensation in 2010, and (3) salary and annual incentive compensation and short-term dividend equivalents together represented approximately 35%, 38%, 35%, 51% and 41%, respectively, of total compensation in 2010.

For Messrs. Klappa, Leverett, Kuester, and Fleming, and Ms. Rappé, (1) salary represented approximately 10%, 12%, 11%, 19% and 17%, respectively, of total compensation for 2009, (2) annual incentive compensation represented approximately 20%, 20%, 17%, 27% and 21%, respectively, of total compensation in 2009, and (3) salary and annual incentive compensation together represented approximately 29%, 32%, 28%, 45% and 38%, respectively, of total compensation in 2009.

For Messrs. Klappa, Leverett, Kuester, and Fleming, and Ms. Rappé, (1) salary represented approximately 12%, 15%, 13%, 20% and 20%, respectively, of total compensation for 2008, (2) annual incentive compensation represented approximately 25%, 24%, 21%, 29% and 25%, respectively, of total compensation in 2008, and (3) salary and annual incentive compensation together represented approximately 37%, 39%, 34%, 50% and 45%, respectively, of total compensation in 2008.

Unless otherwise stated, all share amounts provided in this proxy statement do not reflect the March 1, 2011 two-for-one stock split.

Grants of Plan-Based Awards for Fiscal Year 2010

The following table shows additional data regarding incentive plan awards to the named executive officers in 2010.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock	All Other Option Awards (5)
Name	Grant Date	Action Date (1)	Threshold	Target	Maximum	Threshold	Target	Maximum	Awards: Number of Shares of Stock or Units(4)	Number of Securities Underlying Options	Exercise or Base Price (6)	Closing Market Price (7)	Grant Date Fair Value of Stock and Option Awards (8)
			($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($/Sh)	($)
Gale E. Klappa	1/21/10	—	84,676	1,129,008	2,370,917	—	—	—	—	—	—	—	—
	1/21/10	—	—	106,064	—	—	—	—	—	—	—	—	—
	1/04/10	12/3/09	—	—	—	16,573	66,290	116,008	—	—	—	—	3,303,894
	1/04/10	12/3/09	—	—	—	—	—	—	8,285	—	—	—	412,924
	1/04/10	12/3/09	—	—	—	—	—	—	—	65,530	49.84	49.73	393,835
Allen L. Leverett	1/21/10	—	36,461	486,144	1,020,902	—	—	—	—	—	—	—	—
	1/21/10	—	—	55,200	—	—	—	—	—	—	—	—	—
	1/04/10	12/3/09	—	—	—	8,625	34,500	60,375	—	—	—	—	1,719,480
	1/04/10	12/3/09	—	—	—	—	—	—	4,310	—	—	—	214,810
	1/04/10	12/3/09	—	—	—	—	—	—	—	34,105	49.84	49.73	269,771
Frederick D. Kuester	1/21/10	—	39,420	525,600	1,103,760	—	—	—	—	—	—	—	—
	1/21/10	—	—	55,200	—	—	—	—	—	—	—	—	—
	1/04/10	12/3/09	—	—	—	8,625	34,500	60,375	—	—	—	—	1,719,480
	1/04/10	12/3/09	—	—	—	—	—	—	4,310	—	—	—	214,810
	1/04/10	12/3/09	—	—	—	—	—	—	—	34,105	49.84	49.73	204,971
James C. Fleming	1/21/10	—	23,153	308,700	648,270	—	—	—	—	—	—	—	—
	1/21/10	—	—	19,648	—	—	—	—	—	—	—	—	—
	1/04/10	12/3/09	—	—	—	3,070	12,280	21,490	—	—	—	—	612,035
	1/04/10	12/3/09	—	—	—	—	—	—	1,535	—	—	—	76,504
	1/04/10	12/3/09	—	—	—	—	—	—	—	12,140	49.84	49.73	72,961
Kristine A. Rappé	1/21/10	—	17,717	236,225	496,073	—	—	—	—	—	—	—	—
	1/21/10	—	—	16,384	—	—	—	—	—	—	—	—	—
	1/04/10	12/3/09	—	—	—	2,560	10,240	17,920	—	—	—	—	510,362
	1/04/10	12/3/09	—	—	—	—	—	—	1,280	—	—	—	63,795
	1/04/10	12/3/09	—	—	—	—	—	—	—	10,120	49.84	49.73	80,049

(1)	On December 3, 2009, the Compensation Committee awarded the 2010 option, restricted stock and performance unit grants effective the first trading day of 2010 (January 4, 2010).

(2)

Non-equity incentive plan awards consist of annual incentive awards under Wisconsin Energy’s Short-Term Performance Plan (reported on the first line) and short-term dividend equivalents (reported on the second line). The short-term dividend equivalents only vest upon achievement of the established performance target; otherwise, no dividend equivalents vest. For a more detailed description of the Short-Term Performance Plan and short-term dividend equivalents, see the Compensation Discussion and Analysis.

(3)

Consists of performance units awarded under the Wisconsin Energy Corporation Performance Unit Plan. For a more detailed description of the terms of the performance units, see the Compensation Discussion and Analysis.

(4)	Consists of restricted stock awarded under the 1993 Omnibus Stock Incentive Plan. For a more detailed description of the terms of the restricted stock, see the Compensation Discussion and Analysis.

(5)

Consists of non-qualified stock options to purchase shares of Wisconsin Energy common stock pursuant to the 1993 Omnibus Stock Incentive Plan. These options have exercise prices equal to the fair market value of Wisconsin Energy common stock on the date of grant. These options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. The options fully vest and become exercisable three years from the date of grant. Notwithstanding the preceding sentence, the options become immediately exercisable upon the occurrence of a change in control or termination of employment by reason of retirement, disability or death. The exercise price may be paid by delivery of already-owned shares. Tax withholding obligations related to exercise may be satisfied by withholding shares otherwise deliverable upon exercise, subject to certain conditions. Subject to the limitations of the 1993 Omnibus Stock Incentive Plan, the Compensation Committee has the power to amend the terms of any option (with the participant’s consent).

(6)

The exercise price of the option awards is equal to the fair market value of Wisconsin Energy’s common stock on the date of grant, January 4, 2010. Fair market value is the average of the high and low prices of Wisconsin Energy common stock reported in the New York Stock Exchange Composite Transaction Report on the grant date.

(7)	Reflects the closing market price of Wisconsin Energy common stock reported in the New York Stock Exchange Composite Transaction Report on the grant date.

(8)

Grant date fair value of each award as determined in accordance with FASB ASC Topic 718, which excludes the amount of estimated forfeitures as required by Item 402 of Regulation S-K. The actual value received by the executives from these awards may range from $0 to greater than the reported amounts, depending upon Company performance and the executive’s number of additional years of service with the Company.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table reflects the number and value of exercisable and unexercisable options as well as the number and value of other stock awards held by the named executive officers at fiscal year-end 2010.

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (1)	Number of Securities Underlying Unexercised Options: Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3)
	(#)	(#)	(#)	($)		(#)		($)	(#)		($)
Gale E. Klappa	197,010	—	—	33.435	1/02/14	—		—	—		—
	280,000	—	—	34.200	1/18/15	—		—	—		—
	252,000	—	—	39.475	1/03/16	—		—	—		—
	271,000	—	—	47.755	1/03/17	—		—	—		—
	—	300,000	—	48.035	1/02/18	—		—	—		—
	—	275,980	—	42.215	1/02/19	—		—	—		—
	—	65,530	—	49.840	1/04/20	—		—	—		—
	—	—	—	—	—	22,076	(4)	1,299,393	—		—
	—	—	—	—	—	—		—	132,283	(9)	7,786,177	(9)
	—	—	—	—	—	—		—	116,008	(10)	6,828,231	(10)
Allen L. Leverett	122,010	—	—	33.435	1/02/14	—		—	—		—
	100,000	—	—	34.200	1/18/15	—		—	—		—
	95,000	—	—	39.475	1/03/16	—		—	—		—
	129,000	—	—	47.755	1/03/17	—		—	—		—
	—	164,250	—	48.035	1/02/18	—		—	—		—
	—	146,000	—	42.215	1/02/19	—		—	—		—
	—	34,105	—	49.840	1/04/20	—		—	—		—
	—	—	—	—	—	4,310	(5)	253,687	—		—
	—	—	—	—	—	—		—	69,983	(9)	4,119,199	(9)
	—	—	—	—	—	—		—	60,375	(10)	3,553,673	(10)

(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)		(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (1)	Number of Securities Underlying Unexercised Options: Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (3)
	(#)	(#)	(#)	($)		(#)		($)	(#)		($)
Frederick D.	100,000	—	—	34.200	1/18/15	—		—	—		—
Kuester	95,000	—	—	39.475	1/03/16	—		—	—		—
	129,000	—	—	47.755	1/03/17	—		—	—		—
	—	164,250	—	48.035	1/02/18	—		—	—		—
	—	146,000	—	42.215	1/02/19	—		—	—		—
	—	34,105	—	49.840	1/04/20	—		—	—		—
	—	—	—	—	—	12,548	(6)	738,575	—		—
	—	—	—	—	—	—		—	69,983	(9)	4,119,199	(9)
	—	—	—	—	—	—		—	60,375	(10)	3,553,673	(10)
James C.	61,500	—	—	47.755	1/03/17	—		—	—		—
Fleming	—	61,500	—	48.035	1/02/18	—		—	—		—
	—	53,200	—	42.215	1/02/19	—		—	—		—
	—	12,140	—	49.840	1/04/20	—		—	—		—
	—	—	—	—	—	2,085	(7)	122,723	—		—
	—	—	—	—	—	—		—	25,498	(9)	1,500,812	(9)
	—	—	—	—	—	—		—	21,490	(10)	1,264,901	(10)
Kristine A.	—	50,200	—	48.035	1/02/18	—		—	—		—
Rappé	—	44,495	—	42.215	1/02/19	—		—	—		—
	—	10,120	—	49.840	1/04/20	—		—	—		—
	—	—	—	—	—	2,750	(8)	161,865	—		—
	—	—	—	—	—	—		—	21,324	(9)	1,255,131	(9)
	—	—	—	—	—	—		—	17,920	(10)	1,054,771	(10)

(1)	All options reported in this column are fully vested and exercisable.

(2)

All options reported in this column with an exercise price of $48.035 and an expiration date of January 2, 2018, fully vest and become exercisable on January 2, 2011. All options reported in this column with an exercise price of $42.215 and an expiration date of January 2, 2019, fully vest and become exercisable on January 2, 2012. All options reported in this column with an exercise price of $49.84 and an expiration date of January 4, 2020, fully vest and become exercisable on January 4, 2013.

(3)	Based on the closing price of Wisconsin Energy common stock reported in the New York Stock Exchange Composite Transaction Report on December 31, 2010, the last trading day of the year.

(4)

Effective April 14, 2003, Mr. Klappa was granted a restricted stock award of 39,510 shares, which vest at the rate of 10% for each year of service until 100% vesting occurs on April 14, 2013. Earlier vesting may occur due to (1) a termination of employment by (a) death, (b) disability, (c) a change in control of the Company, (d) Mr. Klappa for good reason, or (e) the Company without cause, or (2) action by the Compensation Committee. The number of shares reported includes shares acquired pursuant to the reinvestment of dividends on this award of restricted stock.

Effective January 4, 2010, Mr. Klappa was granted a restricted stock award of 8,285 shares, which vest in three equal annual installments beginning on January 4, 2011. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability or by action of the Compensation Committee.

(5)

Effective January 4, 2010, Mr. Leverett was granted a restricted stock award of 4,310 shares, which vest in three equal annual installments beginning on January 4, 2011. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability or by action of the Compensation Committee.

(6)

Effective October 13, 2003, Mr. Kuester was granted a restricted stock award of 24,140 shares, which vest at the rate of 10% for each year of service until 100% vesting occurs on October 13, 2013. Earlier vesting may occur due to (1) a termination of employment by (a) death, (b) disability, (c) a change in control of the Company, (d) Mr. Kuester for good reason, or (e) the

Company without cause, or (2) action by the Compensation Committee. The number of shares reported includes shares acquired pursuant to the reinvestment of dividends on this award of restricted stock.

Effective January 4, 2010, Mr. Kuester was granted a restricted stock award of 4,310 shares, which vest in three equal annual installments beginning on January 4, 2011. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability or by action of the Compensation Committee.

(7)

Effective January 6, 2006, Mr. Fleming was granted a restricted stock award of 2,500 shares, which vest at the rate of 20% for each year of service until 100% vesting occurs on January 6, 2011. Earlier vesting may occur due to termination of employment by death, disability or a change in control of the Company or by action of the Compensation Committee. The number of shares reported includes shares acquired pursuant to the reinvestment of dividends on this award of restricted stock.

Effective January 4, 2010, Mr. Fleming was granted a restricted stock award of 1,535 shares, which vest in three equal annual installments beginning on January 4, 2011. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability or by action of the Compensation Committee.

(8)

Effective February 7, 2001, Ms. Rappé was granted shares of restricted stock that vest in full ten years from the grant date, subject to a performance accelerator. The performance accelerator is triggered by achieving certain cumulative earnings per share targets measured from the respective grant date. Ten percent annually is available for accelerated vesting and the stock is subject to cumulative vesting. Earlier vesting may occur due to termination of employment by death, disability or a change in control of the Company or by action of the Compensation Committee. In addition, the stock vests upon retirement at or after attainment of age 60. The number of shares reported includes shares acquired pursuant to the reinvestment of dividends on this award of restricted stock.

Effective January 4, 2010, Ms. Rappé was granted a restricted stock award of 1,280 shares, which vest in three equal annual installments beginning on January 4, 2011. The vesting of the restricted stock may be accelerated in connection with a termination of employment due to a change in control, death or disability or by action of the Compensation Committee.

(9)

The number of performance units reported were awarded in 2009 and vest at the end of the three-year performance period ending December 31, 2011. The number of performance units reported and their corresponding value are based upon a payout at the maximum amount.

(10)

The number of performance units reported were awarded in 2010 and vest at the end of the three-year performance period ending December 31, 2012. The number of performance units reported and their corresponding value are based upon a payout at the maximum amount.

Option Exercises and Stock Vested for Fiscal Year 2010

This table shows the number and value of (1) stock options that were exercised by the named executive officers, (2) restricted stock awards that vested and (3) performance units that vested in 2010.

(a)	(b)	(c)	(d)		(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting		Value Realized on Vesting
	(#)	($)	(#)		($)
Gale E. Klappa	252,990	7,700,547	4,798	(2)	245,298	(3)
	—	—	51,000	(4)	3,001,860	(5)
Allen L. Leverett	227,990	5,704,830	2,257	(2)	112,757	(3)
	—	—	26,945	(4)	1,585,983	(5)
Frederick D. Kuester	350,000	7,527,486	2,921	(2)	169,622	(3)
	—	—	26,945	(4)	1,585,983	(5)
James C. Fleming	75,000	1,531,125	554	(2)(6)	27,467	(3)(6)
	—	—	10,370	(4)	610,378	(5)
Kristine A. Rappé	192,425	2,781,718	2,634	(2)(6)	156,885	(3)(6)
	—	—	8,245	(4)	485,301	(5)

(1)

Value realized upon the exercise of options is determined by multiplying the number of shares received upon exercise by the difference between the market price of Wisconsin Energy common stock at the time of exercise and the exercise price.

(2)	Reflects the number of shares of restricted stock that vested in 2010.

(3)

Restricted stock value realized is determined by multiplying the number of shares of restricted stock that vested by the fair market value of Wisconsin Energy common stock on the date of vesting. We compute fair market value as the average of the high and low prices of Wisconsin Energy common stock reported in the New York Stock Exchange Composite Transaction Report on the vesting date.

(4)	Reflects the number of performance units that vested as of December 31, 2010, the end of the applicable three-year performance period. The performance units were settled in cash.

(5)	Performance units value realized is determined by multiplying the number of performance units that vested by the closing market price of Wisconsin Energy common stock on December 31, 2010.

(6)

Mr. Fleming and Ms. Rappé deferred $27,467 and $156,885, respectively, into the WEC Executive Deferred Compensation Plan. The number of phantom stock units received in the WEC Executive Deferred Compensation Plan equaled the number of shares of restricted stock deferred.

Pension Benefits at Fiscal Year-End 2010

The following table sets forth information for each named executive officer regarding their pension benefits at fiscal year-end 2010 under WEC’s four different retirement plans discussed below.

(a)	(b)	(c)		(d)	(e)
Name	Plan Name	Number of Years Credited Service (1)		Present Value of Accumulated Benefit (2)(3)	Payments During Last Fiscal Year
		(#)		($)	($)
Gale E. Klappa	WEC Plan	7.67		136,525	—
	SERP A	7.67		1,476,614	—
	Individual Letter Agreement	33.33		14,999,399	—
Allen L. Leverett	WEC Plan	7.50		121,768	—
	SERP A	7.50		723,652	—
	Individual Letter Agreement	22.00		1,019,050	—
Frederick D. Kuester	WEC Plan	7.17		124,327	—
	SERP A	7.17		662,597	—
	Individual Letter Agreement	38.33		8,752,282	—
James C. Fleming	WEC Plan	5.00		84,341	—
	SERP A	5.00		243,483	—
	Individual Letter Agreement	5.00		669,760	—
Kristine A. Rappé	WEC Plan	28.33		682,156	—
	SERP A	28.33		1,992,108	—
	SERP B	—	(4)	563,323	—
	Individual Letter Agreement	—		—	—

(1)

Years of service are computed as of December 31, 2010, the pension plan measurement date used for financial statement reporting purposes. Messrs. Klappa, Leverett and Kuester have been credited with 25.66, 14.5 and 31.16 years of service, respectively, pursuant to the terms of their Individual Letter Agreements (ILAs). The increase in the aggregate amount of each of Messrs. Klappa’s, Leverett’s and Kuester’s accumulated benefit under all of Wisconsin Energy’s retirement plans resulting from the additional years of credited service is the amount identified in connection with each respective ILA set forth in column (d).

(2)	The key assumptions used in calculating the actuarial present values reflected in this column are:

•	First projected unreduced retirement age based on current service:

•	For Mr. Klappa, age 62.

•	For Messrs. Leverett and Fleming, and Ms. Rappé, age 65.

•	For Mr. Kuester, age 60.

•	Discount rate of 5.60%.

•	Cash balance interest crediting rate of 6.03%.

•	Form of payment:

•	WEC Plan: Lump sum.

•	SERP: Life annuity.

•	ILA: Life annuity, other than Mr. Fleming who we assume will receive a lump sum payment.

•	Mortality Table, for life annuity:

•	Messrs. Klappa, Leverett and Kuester - RP2000 with projection to 2010 - Male.

•	Mr. Fleming – N/A.

•	Ms. Rappé - RP2000 with projection to 2015 - Female.

(3)

Wisconsin Energy’s pension benefit obligations to Messrs. Klappa, Leverett and Kuester will be partially offset by pension benefits Messrs. Klappa, Leverett and Kuester are entitled to receive from their former employers. The amounts reported for Messrs. Klappa, Leverett and Kuester represent only Wisconsin Energy’s obligation of the aggregate actuarial present value of each of their accumulated benefit under all of the plans. The total aggregate actuarial present value of each of Messrs. Klappa’s, Leverett’s and Kuester’s accumulated benefit under all of the plans is $20,127,229, $2,116,702 and $12,475,997, respectively, $3,514,691, $252,232 and $2,936,791 of which we estimate the prior employer is obligated to pay. If Mr. Klappa’s, Mr. Leverett’s or Mr. Kuester’s former employer becomes unable to pay its portion of his respective accumulated pension benefit, Wisconsin Energy is obligated to pay the total amount.

(4)

Pursuant to the terms of SERP B, participants are not entitled to any payments until after they retire at or after age 60, regardless of how many years they have been employed with the Company. Therefore, there are no years of credited service associated with participation in SERP B.

Retirement Plans

Wisconsin Energy maintains four different plans providing for retirement payments and benefits: a defined benefit pension plan of the cash balance type (WEC Plan); two supplemental executive retirement plans (SERP A and SERP B); and Individual Letter Agreements with each of the named executive officers. The compensation currently considered for purposes of the retirement plans (other than the WEC Plan) for Messrs. Klappa, Leverett and Kuester, and Ms. Rappé is $3,393,147, $1,581,091, $1,709,416 and $868,149, respectively. These amounts represent the average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months. Under the terms of Mr. Fleming’s employment agreement with WEC, the compensation considered for purposes of the retirement plans (other than the WEC Plan) is $1,066,118. This amount represents Mr. Fleming’s 2010 base salary, which was the same as his 2009 base salary, plus his 2009 STPP award paid in 2010. As of December 31, 2010, Messrs. Klappa, Leverett, Kuester and Fleming, and Ms. Rappé currently have or are considered to have 33.33, 22.00, 38.33, 5.00 and 28.33 credited years of service, respectively, under the various supplemental plans described below. Mr. Leverett and Ms. Rappé are not entitled to these supplemental benefits until they attain the age of 60. Neither Mr. Fleming nor Ms. Rappé were granted additional years of credited service.

The WEC Plan. Most regular full-time and part-time employees, including the named executive officers, participate in the WEC Plan. The WEC Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the WEC Plan as of December 31, 1995, a starting account balance was created equal to the present value of the benefit accrued as of December 31, 1994, under the plan benefit formula prior to the change to a cash balance approach. That formula provided a retirement income based on years of credited service and average compensation (consisting of base salary) for the 36 highest consecutive months, with an adjustment to reflect the Social Security integrated benefit. In addition, individuals participating in the WEC Plan as of December 31, 1995, received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and 1994 base pay.

The present value of the accrued benefit as of December 31, 1994, plus the transition credit, was also credited with interest at a stated rate. For 1996 through 2007, a participant received annual credits to the account equal to 5% of base pay (including 401(k) plan pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4% plus 75% of the annual time-weighted trust investment return for the year in excess of 4%.

Beginning January 1, 2008, the interest credit on all prior accruals no longer fluctuates based upon the trust’s investment return for the year. Instead, the interest credit percentage is set at either the long-term corporate bond third segment rate, published by the Internal Revenue Service, or 4%, whichever is greater. For participants in the WEC Plan on December 31, 2007, their WEC Plan benefit starting January 1, 2008 will never be less than the benefit accrued as of December 31, 2007. The WEC Plan benefit will be calculated under both formulas to provide participants with the greater benefit; however, in calculating a participant’s benefit accrued as of December 31, 2007, interest credits as defined under the prior WEC Plan formula will be taken into account but not any additional pay credits. Additionally, the WEC Plan continues to provide that up to an additional 2% of base pay may be earned based upon achievement of earnings targets. Participants who were “grandfathered” as of December 31, 1995 as discussed below, will still receive the greater of the grandfathered benefit or the cash balance benefit.

The life annuity payable under the WEC Plan is determined by converting the hypothetical account balance credits into annuity form.

Individuals who were participants in the WEC Plan on December 31, 1995 were “grandfathered” so that they will not receive any lower retirement benefit than would have been provided under the prior formula, had it continued. This amount continued to increase until December 31, 2010, at which time it was frozen. Upon retirement, participants will receive the greater of this frozen amount or the accumulated cash balance.

For the named executive officers other than Mr. Fleming who does not participate in the prior plan formula, estimated benefits under the “grandfathered” formula are higher than under the cash balance plan formula. Although all of the named executive officers, other than Ms. Rappé who is grandfathered under the prior plan formula, participate in the cash balance plan formula, pursuant to the agreements discussed below, Messrs. Klappa’s, Leverett’s and Kuester’s total retirement benefits would be determined by the prior plan benefit formula if they were to retire at or after age 60. Both Messrs. Klappa and Kuester turned 60 in 2010. These benefits are payable under the Individual Letter Agreements, not the WEC Plan. These agreements also provide that the prior plan benefit formula will continue to be applied until retirement, with no amounts frozen as of December 31, 2010. The named executive officers, other than Ms. Rappé, would receive the cash balance in their accounts if they were to terminate employment prior to attaining the age of 60. Ms. Rappé would receive benefits under either the grandfathered formula or the cash balance plan formula, whichever is higher, if she were to terminate employment prior to attaining the age of 60.

Under the WEC Plan, participants receive unreduced pension benefits upon reaching one of the following three thresholds: (1) age 65; (2) age 62 with 30 years of service; or (3) age 60 with 35 years of service.

Pursuant to the Internal Revenue Code, only $245,000 of pension eligible earnings (base pay and annual incentive compensation) may be considered for purposes of the WEC Plan.

Supplemental Executive Retirement Plans and Individual Letter Agreements. Designated officers of Wisconsin Energy and Wisconsin Electric Power Company, including all of the named executive officers, participate in SERP A and SERP B (collectively, the “SERP”), which are part of the Supplemental Pension Plan (the “SPP”) adopted to comply with Section 409A of the Internal Revenue Code. SERP A provides monthly supplemental pension benefits to participants, which will be paid out of unsecured corporate assets, or the grantor trust described below, in an amount equal to the difference between the actual pension benefit payable under the WEC Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Internal Revenue Code on pension benefits or covered compensation, including amounts deferred to the Wisconsin Energy Corporation Executive Deferred Compensation Plan. In addition, pursuant to the terms of SERP B, Ms. Rappé also will receive a supplemental lifetime annuity, equal to 10% of the average compensation (consisting of base salary and annual incentive compensation) for the 36 highest consecutive months. Except for a “change in control” of Wisconsin Energy, as defined in the SPP, and pursuant to the terms of the Individual Letter Agreements discussed below, no payments are made until after the participant’s retirement at or after age 60 or death. If a participant in the SERP dies prior to age 60, his or her beneficiary is entitled to receive retirement benefits under the SERP. SERP B is only provided to a grandfathered group of officers and was designed to provide an incentive to key employees to remain with the Company until retirement or death. The Compensation Committee eliminated the SERP B benefit a number of years ago.

Wisconsin Energy has entered into agreements with Messrs. Klappa, Leverett and Kuester to provide them with supplemental retirement benefits upon retirement at or after age 60. The supplemental retirement payments are intended to make the total retirement benefits payable to the executive comparable to that which would have been received under the WEC Plan as in effect on December 31, 1995, had the defined benefit formula then in effect continued until the executive’s retirement, calculated without regard to Internal Revenue Code limits, and as if the executive had started participation in the WEC Plan at age 27 for Mr. Klappa, on January 1, 1989 for Mr. Leverett, and at the age of 22 for Mr. Kuester. The retirement benefits payable to Messrs. Klappa, Leverett and Kuester will be offset by the value of any qualified or non-qualified defined benefit pension plans of prior employers.

Messrs. Klappa’s, Leverett’s and Kuester’s agreements also provide for a pre-retirement spousal benefit to be paid to their spouses in the event of the executive’s death while employed by the Company. The benefit payable is equal to the amount which would have been received by the executive’s spouse under the WEC Plan as in effect on December 31, 1995, had the benefit formula then in effect continued until the executive’s death, calculated without regard to Internal Revenue Code limits, and as if the executive had started at the ages or dates indicated above for each executive. The spousal benefit payable would be offset by one-half of the value of any qualified or non-qualified deferred benefit pension plans of Messrs. Klappa’s, Leverett’s and Kuester’s prior employers.

Wisconsin Energy has entered into an agreement with Mr. Fleming to provide him a special supplemental pension to keep him whole for pension benefits he would have received from his prior employer. Wisconsin Energy will credit Mr. Fleming’s account with a minimum of $80,000 annually, and will credit up to an additional $40,000 annually based on performance against Company goals as determined by the Compensation Committee. The amounts credited to Mr. Fleming’s account will earn interest as if it had been credited to the WEC Plan. The account balance vested as, pursuant to the terms of Mr. Fleming’s agreement, vesting occurs at the earlier of five years from the date Mr. Fleming commenced employment (January 3, 2011) or age 65. Mr. Fleming turned 65 in 2010. The account balance will be paid pursuant to the terms of the SPP. Mr. Fleming also participates in the WEC Plan and SERP A, without any additional years of credited service.

The purpose of these agreements is to ensure that Messrs. Klappa, Leverett, Kuester and Fleming did not lose pension earnings by joining the executive management team at Wisconsin Energy they otherwise would have received from their former employers. Since retirement plans operate in a manner where accrued amounts increase substantially as a participant increases in age and years of service, these officers forfeited substantial pension benefits by coming to work for Wisconsin Energy. Without providing a means to retain these pension benefits, it would have been difficult for Wisconsin Energy to attract these officers.

In order to allow Ms. Rappé to retire at age 60 with an unreduced pension benefit, Wisconsin Energy entered into an agreement with Ms. Rappé whereby her SERP A benefit will not be subject to early retirement reduction factors if she retires at or after age 60. Under this agreement, if Ms. Rappé were to retire at age 60, she would be granted less than one year of additional credited service.

The SPP provides for a mandatory lump sum payment upon a change in control if the executive’s employment is terminated within 18 months after the change in control. The Wisconsin Energy Amended Non-Qualified Trust, a grantor trust, was established to fund certain non-qualified benefits, including the SPP and the Individual Letter Agreements, as well as the Executive Deferred Compensation Plan and the Directors’ Deferred Compensation Plan discussed later in this proxy statement. See “Potential Payments upon Termination or Change in Control” later in this proxy statement for additional information.

Nonqualified Deferred Compensation for Fiscal Year 2010

The following table reflects activity by the named executive officers during 2010 in WEC’s Executive Deferred Compensation Plan discussed below.

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings In Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End (3)
	($)	($)	($)	($)	($)
Gale E. Klappa	460,037	127,135	103,059	—	3,518,793
Allen L. Leverett	111,449	54,210	129,289	—	2,264,948
Frederick D. Kuester	112,829	59,379	88,883	—	2,081,371
James C. Fleming	185,177	33,170	92,719	—	1,123,458
Kristine A. Rappé	217,930	25,408	244,251	—	2,297,279

(1)

Other than $60,539 and $156,885 of Mr. Fleming’s and Ms. Rappé’s contribution, respectively, all of the amounts are reported as compensation in the Summary Compensation Table of this proxy statement. These amounts consist of the value of restricted stock that vested during 2010 and/or dividends paid on performance units during 2010. The grant date fair value of the performance units granted in 2008, 2009 and 2010 are included in the Summary Compensation Table.

(2)	All of the reported amounts are reported as compensation in the Summary Compensation Table.

(3)

$2,418,009, $1,500,655, $1,333,971, $666,699 and $293,613 of the reported amounts were reported as compensation in the Summary Compensation Tables in prior proxy statements for Messrs. Klappa, Leverett, Kuester and Fleming, and Ms. Rappé, respectively. Messrs. Klappa, Leverett and Kuester have been named executive officers since commencing employment with Wisconsin Energy in 2003. Mr. Fleming has been a named executive officer since commencing employment with Wisconsin Energy in January 2006. Ms. Rappé was a named executive officer in 2004 and 2005, and became a named executive officer again in 2007.

Executive Deferred Compensation Plan

WEC maintains two executive deferred compensation plans, the Legacy Wisconsin Energy Corporation Executive Deferred Compensation Plan (the “Legacy EDCP”) and the Wisconsin Energy Corporation Executive Deferred Compensation Plan (the “EDCP”), adopted effective January 1, 2005 to comply with Section 409A of the Internal Revenue Code. Executive officers and certain other highly compensated employees are eligible to participate in both plans. The Legacy EDCP provides that (i) amounts earned, deferred, vested, credited and/or accrued as of December 31, 2004 are preserved and frozen so that these amounts are exempt from Section 409A and (ii) no new employees may participate in the Legacy EDCP as of January 1, 2005. Since January 1, 2005, all deferrals have been made to the EDCP. The provisions of each of these plans are described below.

The Legacy EDCP. Under the plan, a participant could have deferred up to 100% of his or her base salary, annual incentive compensation, long-term incentive compensation (including the value of any stock option gains, vested awards of restricted stock, performance shares and units and dividends earned on unvested performance units), severance payments due under WEC’s Executive Severance Policy or under any change in control agreement between the Company and a participant, and any “make-whole” pension supplements.

Deferral elections were made annually by each participant for the upcoming plan year. The Company maintains detailed records tracking each participant’s “account balance.” In addition to deferrals made by the participants, the Company was also able to credit each participant’s account balance by matching a certain portion of each participant’s deferral. Such deferral matching was determined by a formula taking into account the matching rate applicable under the Company’s 401(k) plan, the percentage of compensation subject to such matching rate, the participant’s gross compensation eligible for matching and the amount of eligible compensation actually deferred. Also, the Company, in its discretion, could have credited any other amounts, as appropriate, to each participant’s account. Additionally, “make-whole” payments could have been made to participants who were not eligible to participate in the SERP and whose deferrals resulted in lesser payments under the Company’s qualified pension plan.

The Company tracks each participant’s account balance as though the balance was actually invested in one or more of several measurement funds. Measurement fund elections are not actual investments, but are elections chosen only for purposes of calculating market gain or loss on deferred amounts for the duration of the deferral period. Each participant may select the amount of deferred compensation to be allocated among any one or more of the available measurement funds. Participants may elect from among eight measurement funds that correspond to investment options in our 401(k) plan in addition to the prime rate fund and the Company’s stock measurement fund. Deferred amounts relating to the value of participants’ stock option gains and vested restricted stock are always deemed invested in the Company’s stock measurement fund and may not be transferred to any other measurement fund. Contributions and deductions may be made to each participant’s account based on the performance of the measuring funds elected. The table below shows the funds available under the Legacy EDCP and their annual rate of return for the calendar year ended December 31, 2010:

Name of Fund	Rate of Return (%)	Name of Fund	Rate of Return (%)
Fidelity Balanced Fund	13.76	Prime Rate	3.30
Fidelity Diversified International Fund	9.65	S&P 500 Fund	15.07
Fidelity Growth Company Fund	20.55	Vanguard Intermediate Bond Index	13.15
Fidelity Low-Priced Stock Fund	20.70	Vanguard Mid-Cap Index	25.46
MFS Value R4	11.68	WEC Common Stock Fund	21.71

Each participant’s account balance is debited or credited periodically based on the performance of the measurement fund(s) elected by the participant. Subject to certain restrictions, participants may make changes to their measurement fund elections by notice to the committee administering the plan.

At the time of his or her deferral election, each participant designated a prospective payout date for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout date. A participant may elect, at any time, to withdraw part (a minimum of $25,000) or all of his or her account balance, subject to a withdrawal penalty of 10%. Payout amounts may be limited to the extent to which they are deductible by the Company under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Any participant who suffers from a continued disability will be entitled to the benefits of plan participation unless and until the committee administering the plan determines that the participant has been terminated for purposes of continued participation in the plan. Upon any such determination, the disabled participant is paid out as though the participant had retired. Except in certain limited circumstances, participants’ account balances will be paid out in a lump sum (1) upon the occurrence of a change in control, as defined in the plan, or (2) upon any downgrade of the Company’s senior debt obligations to less than “investment grade.” The deferred amounts will be paid out of the general corporate assets or the assets of the WEC Amended Non-Qualified Trust.

The EDCP. Under the plan, a participant may defer up to 75% of his or her base salary and annual incentive compensation and up to 100% of his or her long-term incentive compensation (including vested awards of restricted stock, performance units and dividends earned on unvested performance units). Stock option gains may not be deferred into the EDCP.

Generally, deferral elections are made annually by each participant for the upcoming plan year. The Company maintains detailed records tracking each participant’s “account balance.” In addition to deferrals made by the participants, the Company may also credit each participant’s account balance by matching a certain portion of each participant’s deferral. Such deferral matching is determined by a formula taking into account the matching rate applicable under the Company’s 401(k) plan, the percentage of compensation subject to such matching rate, the participant’s gross compensation eligible for matching and the amount of eligible compensation actually deferred. Also, the Company, in its discretion, may credit any other amounts, as appropriate, to each participant’s account.

The Company tracks each participant’s account balance as though the balance was actually invested in one or more of several measurement funds. Measurement fund elections are not actual investments, but are elections chosen only for purposes of calculating market gain or loss on deferred amounts for the duration of the deferral period. Each participant may select the amount of deferred compensation to be allocated among any one or more of the same ten measurement funds described under “The Legacy EDCP” above. Deferred amounts relating to the value of participants’ vested restricted stock are always deemed invested in the Company’s stock measurement fund and may not be transferred to any other measurement fund. Contributions and deductions may be made to each participant’s account based on the performance of the measuring funds elected.

Each participant’s account balance is debited or credited periodically based on the performance of the measurement fund(s) elected by the participant. Subject to certain restrictions, participants may make changes to their measurement fund elections by notice to the committee administering the plan.

At the time of his or her deferral election, each participant may designate a prospective payout date for any or the entire amount deferred, plus any amounts debited or credited to the deferred amount as of the designated payout date. Amounts deferred into the EDCP may not be withdrawn at the discretion of the participant and a change to the designated payout date delays the initial payment five years beyond the originally designated payout date. The Company may not limit payout amounts in order to deduct such amounts under Section 162(m) of the Internal Revenue Code.

The balance of a participant’s account is payable on his or her retirement in either a lump sum payout or in annual installments, at the election of the participant. Upon the death of a participant after retirement, payouts are made to the deceased participant’s beneficiary in the same manner as though such payout would have been made to the participant had the participant survived. In the event of a participant’s termination of employment prior to retirement, the participant may elect to receive a payout beginning the year after termination in the amount of his or her account balance as of the termination date either in a lump sum or in annual installments over a period of five years. Disability is not itself a payment event until the participant terminates employment with WEC or its subsidiaries. A participant’s account balance will be paid out in a lump sum if the participant separates from service with WEC or its subsidiaries within 18 months after a change in control of WEC, as defined in the plan. The deferred amounts will be paid out of the general corporate assets or the assets of the WEC Amended Non-Qualified Trust.

Potential Payments upon Termination or Change in Control

The tables below reflect the amount of compensation payable to each of our named executive officers in the event of termination of each executive’s employment. These amounts are in addition to each named executive officers’ aggregate balance in the Executive Deferred Compensation Plan at fiscal year-end 2010, as reported in column (f) under “Nonqualified Deferred Compensation for Fiscal Year 2010.” The amount of compensation payable to each named executive officer upon voluntary termination, normal retirement, for-cause termination, involuntary termination (by the Company for any reason other than cause, death or disability or by the executive for “good reason”), termination following a “change in control”, disability and death are set forth below. The amounts shown assume that such termination was effective as of December 31, 2010 and include amounts earned through that date, and are estimates of the amounts which would be paid out to the named executive officers upon termination. The amounts shown under “Normal Retirement” assume the named executive officers were retirement eligible with no reduction of retirement benefits. The amounts shown under “Termination Upon a Change in Control” assume the named executive officers terminated employment as of December 31, 2010, which was within 18 months of a change in control of WEC. The amounts reported in the row titled “Retirement Plans” in each table below are not in addition to the amounts reflected under “Pension Benefits at Fiscal Year-End 2010.” The actual amounts to be paid out can only be determined at the time of an officer’s termination of employment.

Payments Made Upon Voluntary Termination or Termination for Cause, Death or Disability. In the event a named executive officer voluntarily terminates employment or is terminated for cause, death or disability, the officer will receive:

•	accrued but unpaid base salary and, for termination by death or disability, pro-rated annual incentive compensation;

•	401(k) plan and Executive Deferred Compensation Plan account balances;

•	the WEC Plan cash balance;

•

in the case of death or disability, full vesting in all outstanding stock options, restricted stock and performance units (otherwise, the ability to exercise already vested options within three months of termination); and

•	if termination occurs after age 60 or by death or disability, vesting in the SERP and Individual Letter Agreements.

Named executive officers are also entitled to the value of unused vacation days, if any, and for termination by death, benefits payable under the death benefit only plan.

Payments Made Upon Normal Retirement. In the event of the retirement of a named executive officer, the officer will receive:

•	full vesting in all outstanding stock options and a prorated amount of performance units;

•	full vesting in all retirement plans, including the WEC Plan, SERP and Individual Letter Agreements; and

•	401(k) plan and Executive Deferred Compensation Plan account balances.

Named executive officers are also entitled to the value of unused vacation days, if any.

Payments Made Upon a Change in Control or Involuntary Termination. Wisconsin Energy has entered into written employment agreements with each of Messrs. Klappa, Leverett, Kuester and Fleming, and Ms. Rappé, which provide for certain severance benefits as described below.

Under the agreement with Mr. Klappa, severance benefits are provided if his employment is terminated:

•	in anticipation of or following a change in control by the Company for any reason, other than cause, death or disability;

•	by Mr. Klappa for good reason in anticipation of or following a change in control;

•	by Mr. Klappa within six months after completing one year of service following a change in control; or

•	in the absence of a change in control, by the Company for any reason other than cause, death or disability or by Mr. Klappa for good reason.

Upon the occurrence of one of these events, Mr. Klappa’s agreement provides for:

•	a lump sum severance payment equal to three times the sum of Mr. Klappa’s highest annual base salary in effect in the last three years and highest bonus amount;

•	three years’ continuation of health and certain other welfare benefit coverage and eligibility for retiree health coverage thereafter;

•

a payment equal to the value of three additional years’ of participation in the applicable qualified and non-qualified retirement plans based upon the higher of (1) the annual base salary in effect at the time of termination and (2) any salary in effect during the 180 day period preceding termination, plus the highest bonus amount;

•	a payment equal to the value of three additional years of Company match in the 401(k) plan and the Executive Deferred Compensation Plan;

•	full vesting in all outstanding stock options, restricted stock and other equity awards;

•	401(k) plan and Executive Deferred Compensation Plan account balances;

•	certain financial planning services and other benefits; and

•	in the event of a change in control, a “gross-up” payment should any payments or benefits under the agreements trigger federal excise taxes under the “parachute payment” provisions of the tax law.

The highest bonus amount would be calculated as the largest of (1) the current target bonus for the fiscal year in which employment termination occurs, or (2) the highest bonus paid in any of the last three fiscal years of the Company prior to termination or the change in control. The agreement contains a one-year non-compete provision applicable on termination of employment.

Mr. Leverett’s and Mr. Kuester’s agreements are substantially similar to Mr. Klappa’s, except that if their employment is terminated by the Company for any reason other than cause, death or disability or by them for good reason in the absence of a change in control:

•	the special lump sum severance benefit is two times the sum of their highest annual base salary in effect for the three years preceding their termination and their highest bonus amount;

•	health and certain other welfare benefits are provided for a two-year period;

•	the special retirement plan lump sum is calculated as if their employment continued for a two-year period following termination of employment; and

•	the payment for 401(k) plan and Executive Deferred Compensation Plan match is equal to two years of Company match.

Mr. Leverett’s and Mr. Kuester’s agreements contain a one-year non-compete provision applicable on termination of employment.

Mr. Fleming is entitled to the same benefits as Mr. Klappa upon termination of employment in connection with a change in control. However, Mr. Fleming is not entitled to receive any severance payments under his agreement upon the termination of employment for good reason or without cause in the absence of a change in control.

Ms. Rappé’s agreement is substantially similar to Mr. Klappa’s, except that if Ms. Rappé’s employment is terminated upon a change in control, (1) the special lump sum severance benefit is three times the sum of her highest annual base salary in effect for the three years preceding termination and her target bonus amount, and (2) the payment related to the retirement plans is based upon the same base salary amount calculated as set forth above plus her target bonus amount. In addition, if Ms. Rappé’s employment is terminated by the Company for any reason other than cause, death or disability or by Ms. Rappé for good reason in the absence of a change of control:

•	the special lump sum severance benefit is two times the sum of her highest annual base salary in effect for the three years preceding her termination and her target bonus amount;

•	health and certain other welfare benefits are provided for a two-year period;

•	the special retirement plan lump sum is calculated as if her employment continued for a two-year period following termination of employment; and

•	the payment for 401(k) plan and Executive Deferred Compensation Plan match is equal to two years of Company match.

Ms. Rappé’s agreement contains a one-year non-compete provision applicable on termination of employment.

Pursuant to the terms of the SPP and Individual Letter Agreements, retirement benefits are paid to the named executive officers upon termination of employment within 18 months of a change in control. Participants in SERP A, including the named executive officers, are also eligible to receive a supplemental disability benefit in an amount equal to the difference between the actual amount of the benefit payable under the long-term disability plan applicable to all employees and what such disability benefit would have been if calculated without regard to any limitation imposed by the broad-based plan on annual compensation recognized thereunder.

Generally, pursuant to the agreements, a change in control is deemed to occur:

(1)	if any person or group acquires WEC common stock that constitutes more than 50% of the total fair market value or total voting power of WEC;

(2)	if any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) WEC common stock that constitutes 30% or more of the total voting power of WEC;

(3)	if a majority of the members of WEC’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of WEC’s Board before the date of appointment or election; or

(4)	if any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from WEC that have a total gross fair market value equal to or more than 40% of the total gross value of all the assets of WEC immediately before such acquisition or acquisitions, unless the assets are transferred to:

•	an entity that is controlled by the shareholders of the transferring corporation;

•	a shareholder of WEC in exchange for or with respect to its stock;

•	an entity of which WEC owns, directly or indirectly, 50% or more of its total value or voting power; or

•

a person or group (or an entity of which such person or group owns, directly or indirectly, 50% or more of its total value or voting power) that owns, directly or indirectly, 50% or more of the total value or voting power of WEC.

Generally, pursuant to the agreements, good reason means:

(1)	solely in the context of a change in control, a material reduction of the executive’s duties and responsibilities (other than Mr. Kuester’s agreement);

(2)	a material reduction in the executive’s base compensation;

(3)	a material change in the geographic location at which the executive must perform services; or

(4)	a material breach of the agreement by the Company.

The following table shows the potential payments upon termination or a change in control of the Company for Gale E. Klappa.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	10,372,761	10,372,761	—	—
Additional Pension Credited Service	—	—	—	2,073,553	2,073,553	—	—
Additional 401(k) and EDCP Match	—	—	—	414,910	414,910	—	—
Long-Term Incentive Compensation:
Performance Units	4,266,761	4,266,761	—	8,351,057	8,351,057	8,351,057	8,351,057
Restricted Stock	—	—	—	1,299,427	1,299,427	1,299,427	1,299,427
Options	8,432,268	8,432,268	—	8,432,268	8,432,268	8,432,268	8,432,268
Benefits & Perquisites:
Retirement Plans	16,612,538	16,612,538	16,612,538	14,805,753	14,805,753	16,612,538	7,549,206
Health and Welfare Benefits	—	—	—	42,756	42,756	—	—
Excise Tax Gross-Up	—	—	—	—	10,238,977	—	—
Financial Planning	—	—	—	45,000	45,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—
Death Benefit Only Plan	—	—	—	—	—	—	3,387,024
Total	29,311,567	29,311,567	16,612,538	45,867,485	56,106,462	34,695,290	29,018,982

The following table shows the potential payments upon termination or a change in control of the Company for Allen L. Leverett.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	3,220,704	4,831,056	—	—
Additional Pension Credited Service	—	—	—	517,935	762,334	—	—
Additional 401(k) and EDCP Match	—	—	—	128,828	193,242	—	—
Long-Term Incentive Compensation:
Performance Units	—	2,246,098	—	4,384,481	4,384,481	4,384,481	4,384,481
Restricted Stock	—	—	—	253,687	253,687	253,687	253,687
Options	—	4,515,803	—	4,515,803	4,515,803	4,515,803	4,515,803
Benefits & Perquisites:
Retirement Plans	121,768	1,864,470	121,768	1,924,537	1,927,268	1,864,470	1,400,950
Health and Welfare Benefits	—	—	—	28,504	42,756	—	—
Excise Tax Gross-Up	—	—	—	—	6,480,166	—	—
Financial Planning	—	—	—	30,000	45,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—
Death Benefit Only Plan	—	—	—	—	—	—	1,823,040
Total	121,768	8,626,371	121,768	15,034,479	23,465,793	11,018,441	12,377,961

The following table shows the potential payments upon termination or a change in control of the Company for Frederick D. Kuester.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	3,482,100	5,223,150	—	—
Additional Pension Credited Service	—	—	—	689,913	715,509	—	—
Additional 401(k) and EDCP Match	—	—	—	139,284	208,926	—	—
Long-Term Incentive Compensation:
Performance Units	2,246,098	2,246,098	—	4,384,481	4,384,481	4,384,481	4,384,481
Restricted Stock	—	—	—	738,596	738,596	738,596	738,596
Options	4,515,803	4,515,803	—	4,515,803	4,515,803	4,515,803	4,515,803
Benefits & Perquisites:
Retirement Plans	9,539,205	9,539,205	9,539,205	7,958,928	7,257,527	9,539,205	5,099,812
Health and Welfare Benefits	—	—	—	28,504	42,756	—	—
Excise Tax Gross-Up	—	—	—	—	5,129,666	—	—
Financial Planning	—	—	—	30,000	45,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—
Death Benefit Only Plan	—	—	—	—	—	—	1,971,000
Total	16,301,106	16,301,106	9,539,205	21,997,609	28,291,414	19,178,085	16,709,692

The following table shows the potential payments upon termination or a change in control of the Company for James C. Fleming.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	—	3,233,082	—	—
Additional Pension Credited Service	—	—	—	—	551,901	—	—
Additional 401(k) and EDCP Match	—	—	—	—	129,323	—	—
Long-Term Incentive Compensation:
Performance Units	812,660	812,660	—	812,660	1,580,391	1,580,391	1,580,391
Restricted Stock	—	—	—	—	122,746	122,746	122,746
Options	1,660,754	1,660,754	—	1,660,754	1,660,754	1,660,754	1,660,754
Benefits & Perquisites:
Retirement Plans	997,583	997,583	997,583	1,005,724	1,016,589	997,583	997,583
Health and Welfare Benefits	—	—	—	—	42,756	—	—
Excise Tax Gross-Up	—	—	—	—	2,695,718	—	—
Financial Planning	—	—	—	—	45,000	—	—
Outplacement	—	—	—	—	30,000	—	—
Death Benefit Only Plan	—	—	—	—	—	—	1,323,000
Total	3,470,997	3,470,997	997,583	3,479,138	11,108,260	4,361,474	5,684,474

The following table shows the potential payments upon termination or a change in control of the Company for Kristine A. Rappé.

Executive Benefits and Payments Upon Separation	Voluntary Termination	Normal Retirement	For Cause Termination	Involuntary Termination	Termination Upon a Change in Control	Disability	Death
	($)	($)	($)	($)	($)	($)	($)
Compensation:
Cash Severance	—	—	—	1,259,866	1,889,798	—	—
Additional Pension Credited Service	—	—	—	299,088	410,650	—	—
Additional 401(k) and EDCP Match	—	—	—	50,395	75,592	—	—
Long-Term Incentive
Compensation:
Performance Units	—	679,048	—	1,319,936	1,319,936	1,319,936	1,319,936
Restricted Stock	—	161,893	—	161,893	161,893	161,893	161,893
Options	—	1,375,317	—	1,375,317	1,375,317	1,375,317	1,375,317
Benefits & Perquisites:
Retirement Plans	682,156	3,237,587	682,156	4,067,791	4,075,534	3,237,587	2,032,310
Health and Welfare Benefits	—	—	—	28,504	42,756	—	—
Excise Tax Gross-Up	—	—	—	—	3,403,678	—	—
Financial Planning	—	—	—	30,000	30,000	—	—
Outplacement	—	—	—	30,000	30,000	—	—
Death Benefit Only Plan	—	—	—	—	—	—	1,181,124
Total	682,156	5,453,845	682,156	8,622,790	12,815,154	6,094,733	6,070,580

PROPOSAL 5: ADVISORY VOTE ON COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

The Company seeks your advisory vote on the approval of the compensation paid to its named executive officers as described in the Compensation Discussion and Analysis and the related tables included in this proxy statement. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

The Company believes that its executive compensation policies and practices are effective in tying a significant portion of pay to performance, while at the same time providing competitive compensation that attracts and retains talented personnel, and aligning the interests of the Company’s executive officers with those of its stockholders.

WEC’s executive team has successfully managed the Company through the recent economic downturn. Despite a challenging economic and operating environment over the past few years, the Company has consistently delivered strong financial results and fiscal year 2010 was no different. For 2010, WEC achieved record earnings per share from continuing operations of $3.84 and maintained strong cash flows. In addition, the Company has continued to increase shareholder return as evidenced by its receipt of the Edison Electric Institute’s Index Award in the large utility category for the highest total shareholder return over the five-year period ended September 30, 2010.

As described in the Compensation Discussion and Analysis, the Company believes its annual executive compensation is competitive with the market, and the Compensation Committee considers market data obtained from Towers Watson to help establish compensation levels. After careful consideration of the market data and in light of the economic conditions in WEC’s service territories, the named executive officers’ base salaries were frozen in 2010 for the second consecutive year.

Incentive compensation made up a substantial portion of the named executives’ compensation in 2010 and generally, the value will only be realized upon strong corporate performance. The level of long-term incentive compensation for each named executive officer is keyed off of the level of base salary each receives. Short-term incentive compensation is set at levels established in employment agreements the Company entered into with each named executive officer when he or she became an executive officer, and which continue to be supported by market data.

As described in this proxy statement, the Company believes that the compensation paid to its named executive officers in 2010 was well-tailored to the goals of maintaining competitive compensation levels while tying a significant portion of the pay to performance and aligning the interests of the named executive officers with those of stockholders. We urge you to carefully review the Compensation Discussion and Analysis and related tables included above, which describe in greater detail WEC’s compensation philosophy and programs, as well as the 2010 compensation levels, in connection with approval of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Proxy Statement for the 2011 Annual Meeting.”

The Board of Directors recommends that you vote “FOR”

the advisory vote on Executive Compensation.

PROPOSAL 6: ADVISORY VOTE TO ESTABLISH THE FREQUENCY OF SAY-ON-PAY ADVISORY VOTES

The Company also seeks your input with regard to the frequency of future advisory say on pay votes. In particular, we are asking whether the advisory vote should occur every three years, every two years or every year. The Company recommends that you support a frequency period of every three years (a triennial vote) for future non-binding say on pay votes.

A stockholder advisory vote on executive compensation is very important to the Company. We believe a triennial vote is most appropriate given that the long-term incentive compensation, which constitutes a significant portion of executive compensation, vests over a three-year period. The long-term incentive compensation helps create a direct alignment between executive compensation and financial performance results. Therefore, we believe a three-year period is most appropriate to measure the performance of the Company in relation to executive compensation. In addition, setting a three-year period for holding this stockholder vote will enhance stockholder communication by providing a clear, simple means for the Company to obtain information on investor sentiment about our executive compensation philosophy and program. An advisory vote every three years will also be the most effective timeframe for the Company to respond to stockholders’ feedback and provide the Company with sufficient time to engage with stockholders to analyze and respond to the vote results. Accordingly, as indicated below, the Board of Directors recommends that you vote in favor of a triennial vote on our executive compensation when considering the following resolution:

“RESOLVED, that an advisory vote of the Company’s stockholders to approve the compensation of the Company’s named executive officers be held at an annual meeting of stockholders every year, every two years, or every three years, whichever frequency receives the highest number of stockholder votes in connection with the adoption of this resolution.”

You have four choices in voting for this item. You can choose whether the say on pay vote should be conducted every year, every two years or every three years. You may also abstain from voting on this item. You are not voting to approve or disapprove the Board of Directors’ recommendation on this matter.

Because your vote is advisory, it will not be binding on the Board of the Company. However, the Board will review the voting results and take them into consideration when making future decisions regarding the frequency of say on pay advisory votes on compensation of the named executive officers.

The Board of Directors recommends that you vote for a frequency of “THREE YEARS”.

DIRECTOR COMPENSATION

The following table summarizes total compensation awarded to, earned by or paid to each of WEC’s non-employee directors during 2010.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid In Cash	Stock Awards (1)(2)	Option Awards (3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (4)	Total
	($)	($)	($)	($)	($)	($)	($)
John F. Bergstrom	80,000	75,000	—	—	—	21,486	176,486
Barbara L. Bowles	80,000	75,000	—	—	—	19,746	174,746
Patricia W. Chadwick	75,000	75,000	—	—	—	22,447	172,447
Robert A. Cornog	75,000	75,000	—	—	—	20,608	170,608
Curt S. Culver	80,000	75,000	—	—	—	15,349	170,349
Thomas J. Fischer	82,500	75,000	—	—	—	25,670	183,170
Ulice Payne, Jr.	75,000	75,000	—	—	—	10,973	160,973
Frederick P. Stratton, Jr.	75,000	75,000	—	—	—	21,947	171,947

(1)

The amounts reported reflect the aggregate grant date fair value, as computed in accordance with FASB ASC Topic 718, of restricted stock awards made to the directors in 2010. Each restricted stock award vests in full on the third anniversary of the grant date.

(2)	Each director held 5,141 shares of restricted stock as of December 31, 2010.

(3)	Directors held the following number of options to purchase Wisconsin Energy common stock as of December 31, 2010, all of which are exercisable: Mr. Cornog (10,000) and Mr. Payne (10,000).

(4)	All amounts represent costs for the Directors’ Charitable Awards Program. See “Compensation of the Board of Directors” below for additional information regarding this program.

Compensation of the Board of Directors

During 2010, each non-employee director received an annual retainer fee of $75,000. Non-employee chairs of Board committees received a quarterly retainer of $1,250, except the chair of the Audit and Oversight Committee who received a quarterly retainer of $1,875. The Company reimbursed non-employee directors for all out-of-pocket travel expenses (which reimbursed amounts are not reflected in the table above). Each non-employee director also received on January 4, 2010, the 2010 annual stock compensation award in the form of restricted stock equal to a value of $75,000, with all shares vesting three years from the grant date. Employee directors do not receive these fees. Insurance is also provided by the Company for director liability coverage, fiduciary and employee benefit liability coverage and travel accident coverage for director travel on Company business. The premiums paid for this insurance are not included in the amounts reported in the table above.

Non-employee directors may defer all or a portion of director fees pursuant to the Directors’ Deferred Compensation Plan, adopted effective January 1, 2005 to comply with Section 409A of the Internal Revenue Code. Prior to January 1, 2005, amounts were deferred to the Legacy Directors’ Deferred Compensation Plan and are preserved and frozen in that plan, which is not subject to the provisions of Section 409A. Deferred amounts can be credited to any of ten measurement funds, including a WEC phantom stock account. The value of these accounts will appreciate or depreciate based on market performance, as well as through the accumulation of reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WEC, are unsecured and are payable only in cash following termination of the director’s service to WEC and its subsidiaries. The deferred amounts will be paid out of general corporate assets or the assets of the WEC Amended Non-Qualified Trust.

Although WEC directors also serve on the Wisconsin Electric and Wisconsin Gas boards and their committees, a single annual retainer fee and quarterly committee chair retainer were paid. Fees were allocated among WEC, Wisconsin Electric and Wisconsin Gas based on services rendered.

The Company has a Directors’ Charitable Awards Program to help further its philosophy of charitable giving. Under the program, the Company intends to contribute up to $100,000 per year for 10 years to one or more charitable organizations chosen by each director, including employee directors, following the director’s death. Directors are provided with one charitable award benefit for serving on the boards of WEC and its subsidiaries. Charitable donations under the program will be paid out of general corporate assets. Directors derive no financial benefit from the program, and all income tax deductions accrue solely to the Company. The tax deductibility of these charitable donations mitigates the net cost to the Company. The Directors’ Charitable Awards Program has been eliminated for any new directors elected after January 1, 2007. Directors already participating as of that date, which includes all of the current directors, were grandfathered.

In December 2010, the Compensation Committee conducted its annual review of director compensation and determined that the committee chair retainer fees for each of the committee chairs were below market. As a result, effective January 1, 2011, the Committee increased the annual committee chair retainers as follows: Audit and Oversight Committee from $7,500 to $15,000; Compensation Committee from $5,000 to $12,000; and Finance Committee and Corporate Governance Committee from $5,000 to $10,000.

RISK ANALYSIS OF COMPENSATION POLICIES AND PRACTICES

As part of its process to determine the 2010 compensation of WEC’s named executive officers, the Compensation Committee analyzed whether WEC’s compensation program taken as a whole creates risks that are reasonably likely to have a material adverse effect on the Company. The Committee concluded it does not. This analysis applies generally to the compensation program for WEC’s employees since all management employees (both officers and non-officers) above a certain level are provided with substantially the same mix of compensation as the named executive officers. The compensation package provided to employees below this level is not applicable to this analysis as such compensation package does not provide sufficient incentive to take risks that could materially affect the Company.

There is no objective way to measure risk resulting from a corporation’s compensation program; therefore, this analysis is subjective in nature. We believe that the only elements of WEC’s compensation program that could incentivize risk taking by its employees, and therefore have a reasonable likelihood of materially adversely affecting the Company, are the annual cash incentive compensation and the long-term incentive compensation, the payout of which is dependent on the achievement of certain performance levels by the Company. Based upon the value of each of these elements to the overall compensation mix and the relative value each has to the other, we believe the Company’s compensation program is appropriately balanced. We believe that the mix of short- and long-term awards minimizes risks that may be taken, as any risks taken for short-term gains could ultimately jeopardize the Company’s ability to meet the long-term performance objectives. Given the current balance of compensation elements, we do not believe WEC’s compensation program incentivizes unreasonable risk taking by management. In addition, we believe the Compensation Committee’s stock ownership guidelines, which require officers who participate in the long-term incentive compensation program to hold Company common stock and other equity-related Company securities having a minimum fair market value ranging from 150% to 300% of base salary, further discourage unreasonable risk taking by Company officers.

As part of this analysis, we also considered the nature of WEC’s business as a public utility holding company and the fact that substantially all of its earnings and other financial results are generated by, or relate to, regulated public utilities. The highly regulated nature of WEC’s business, including limits on the amount of profit the Company’s public utility subsidiaries (and therefore, WEC) may earn, significantly reduces any incentive to engage in conduct that would be reasonably likely to have a material adverse effect on the Company.

WEC COMMON STOCK OWNERSHIP

The following table lists the beneficial ownership of WEC common stock of each director, nominee, named executive officer and all of the directors and executive officers as a group as of March 2, 2011, and includes the shares received as part of the two-for-one stock split on March 1, 2011. In general, “beneficial ownership” includes those shares as to which the indicated persons have voting power or investment power and stock options that are exercisable currently or within 60 days of March 2, 2011. Included are shares owned by each individual’s spouse, minor children or any other relative sharing the same residence, as well as shares held in a fiduciary capacity or held in WEC’s Stock Plus Investment Plan and 401(k) plan. Other than as indicated in Note 6 below, none of these persons beneficially owns more than 1% of the outstanding common stock.

Name	Shares Beneficially Owned(1)
	Shares Owned(2) (3) (4) (5)	Option Shares Exercisable Within 60 Days	Total
John F. Bergstrom	21,036	—	21,036
Barbara L. Bowles	34,587	—	34,587
Patricia W. Chadwick	18,201	—	18,201
Robert A. Cornog	30,315	20,000	50,315
Curt S. Culver	9,519	—	9,519
Thomas J. Fischer	27,447	—	27,447
James C. Fleming	7,064	246,000	253,064
Gale E. Klappa	106,754	2,550,020	2,656,774	(6)
Frederick D. Kuester	56,023	910,500	966,523
Allen L. Leverett	31,231	1,159,520	1,190,751
Ulice Payne, Jr.	26,241	20,000	46,241
Kristine A. Rappé	20,620	100,400	121,020
Frederick P. Stratton, Jr.	38,718	—	38,718
All directors and executive officers as a group (15 persons)	494,851	5,250,030	5,744,881	(7)

(1)

Information on beneficially owned shares is based on data furnished by the specified persons and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, as required for purposes of this proxy statement. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

(2)

Certain directors, named executive officers and other executive officers also hold share units in the WEC phantom common stock account under WEC’s deferred compensation plans as indicated: Mr. Bergstrom (32,934), Ms. Bowles (75), Mr. Cornog (45,880), Mr. Culver (42,477), Mr. Fleming (5,732), Mr. Kuester (5,847), Ms. Rappé (35,073), Mr. Stratton (37,119) and all directors and executive officers as a group (205,761). Share units are intended to reflect the performance of WEC common stock and are payable in cash. While these units do not represent a right to acquire WEC common stock, have no voting rights and are not included in the number of shares reflected in the “Shares Owned” column in the table above, the Company listed them in this footnote because they represent an additional economic interest of the directors, named executive officers and other executive officers tied to the performance of WEC common stock.

(3)

Each individual has sole voting and investment power as to all shares listed for such individual, except the following individuals have shared voting and/or investment power (included in the table above) as indicated: Mr. Bergstrom (6,000), Mr. Cornog (15,340), Mr. Klappa (5,000), Mr. Kuester (24,422), Mr. Leverett (16,294), Mr. Stratton (9,200) and all directors and executive officers as a group (76,256).

(4)

Certain directors and executive officers hold shares of restricted stock (included in the table above) over which the holders have sole voting but no investment power: Mr. Bergstrom (9,518), Ms. Bowles (9,518), Ms. Chadwick (9,519), Mr. Cornog (9,518), Mr. Culver (9,519), Mr. Fischer (9,519), Mr. Fleming (4,412), Mr. Klappa (53,447), Mr. Kuester (29,089), Mr. Leverett (12,468), Mr. Payne (9,518), Ms. Rappé (3,676), Mr. Stratton (9,518) and all directors and executive officers as a group (182,367).

(5)	None of the shares beneficially owned by the directors, named executive officers and all directors and executive officers as a group are pledged as security.

(6)	Represents approximately 1.1% of total WEC common stock outstanding on March 2, 2011.

(7)	Represents approximately 2.5% of total WEC common stock outstanding on March 2, 2011.

Owners of More than 5%. The following table shows stockholders who reported beneficial ownership of more than 5% of WEC common stock, based on the information they have reported. This information is based upon Forms 13G filed with the Securities and Exchange Commission and reflects stock holdings as of December 31, 2010 that have been adjusted only to account for the two-for-one stock split on March 1, 2011. These holdings have not been otherwise adjusted for stock activity that may have occurred since December 31, 2010, if any.

Name and Address	Voting Authority		Dispositive Authority		Total Shares Beneficially Owned	Percent of WEC Common Stock
	Sole	Shared	Sole	Shared
BlackRock, Inc. (1) 40 East 52nd Street New York, NY 10022	15,091,706	0	15,091,706	0	15,091,706	6.46%
The Vanguard Group, Inc. (1) 100 Vanguard Blvd. Malvern, PA 19355	292,040	0	11,517,168	292,040	11,809,208	5.05%

(1)	Filed on behalf of itself and certain of its subsidiaries.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons owning more than ten percent of WEC’s common stock to file reports of ownership and changes in ownership of equity and derivative securities of WEC with the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for those reports have been established by the Securities and Exchange Commission, and the Company is required to disclose in this proxy statement any failure to file by those dates during the 2010 fiscal year. To the Company’s knowledge, based on information provided by the reporting persons, all applicable reporting requirements for fiscal year 2010 were complied with in a timely manner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company was not a party to any reportable transactions with related parties since January 1, 2010.

Compensation Committee Interlocks and Insider Participation – None of the persons who served as members of the Compensation Committee during 2010 was an officer or employee of the Company during 2010 or at any time in the past nor had reportable transactions with the Company.

AVAILABILITY OF FORM 10-K

A copy (without exhibits) of WEC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission, is available without charge to any stockholder of record or beneficial owner of WEC common stock by writing to the Corporate Secretary, Susan H. Martin, at the Company’s principal business office, 231 West Michigan Street, P. O. Box 1331, Milwaukee, Wisconsin 53201. The WEC consolidated financial statements and certain other information found in the Form 10-K are provided in our 2010 Annual Financial Statements and Review of Operations. The Form 10-K, along with this proxy statement and all of WEC’s other filings with the Securities and Exchange Commission, is also available in the “Investor Relations” section of the Company’s Website at www.wisconsinenergy.com.

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Appendix A

WISCONSIN ENERGY CORPORATION

OMNIBUS STOCK INCENTIVE PLAN

Amended and Restated

WISCONSIN ENERGY CORPORATION

OMNIBUS STOCK INCENTIVE PLAN

1.	Purpose	A-3

2.	Administration	A-3

3.	Eligibility	A-3

4.	Benefits	A-3

5.	Shares Reserved	A-3

6.	Stock Options	A-4

7.	Stock Appreciation Rights	A-4

8.	Stock Awards	A-5

9.	Performance Units	A-5

10.	Restricted Stock Units	A-5

11.	Dividend Equivalents	A-5

12.	Performance Goals; Compliance with Code Section 162(m)	A-6

13.	Non-transferability	A-7

14.	Change in Control	A-7

15.	Award Agreements; Other Provisions	A-7

16.	Settlement of Benefits; Compliance with Section 409A	A-8

17.	Fair Market Value	A-9

18.	Adjustment Provisions	A-9

19.	Taxes	A-9

20.	Term of Program; Amendment, Modification or Cancellation of Benefits	A-10

21.	Amendment or Termination of Plan	A-10

22.	Shareholder Approval	A-10

23.	Clawback	A-10

WISCONSIN ENERGY CORPORATION

OMNIBUS STOCK INCENTIVE PLAN

1. Purpose. The Wisconsin Energy Corporation Omnibus Stock Incentive Plan (the “Plan”) was originally established effective as of December 15, 1993 and most recently amended effective as of January 1, 2008 (the “2008 Restatement”). The purpose of the Plan is to enable Wisconsin Energy Corporation (the “Company”) to offer directors, officers and key employees of the Company and its subsidiaries performance-based incentives and other equity interests in the Company, thereby attracting, retaining and rewarding such individuals and strengthening the mutuality of interest between such individuals and the Company’s shareholders. The Plan is hereby amended and restated, in order to increase the number of shares of common stock available for benefits, and make other changes in the administration of the Plan.

2. Administration. The Plan shall be administered by a committee (the “Committee”) which shall be the Compensation Committee of the Board of Directors or another committee consisting of not less than two directors of the Company appointed by the Board of Directors who are not employees. It is intended that the Committee members shall, at all times, qualify as “non-employee” directors within the meaning of Securities and Exchange Commission Regulation Section 240.16b-3 and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, as amended (the “Code”). However, the failure to so qualify shall not affect the validity of any actions taken by the Committee in accordance with the provisions of the Plan. If, for any reason, the Committee does not qualify to administer the Plan, the Board of Directors may appoint a new Committee so as to comply. If, at any time, one or more members of the Committee is not an “outside director” within the meaning of Section 162(m) of the Code, then all determinations made pursuant to paragraph 12 with respect to a benefit that is intended to qualify for the performance-based exception to Section 162(m) shall be made by a subcommittee of the Committee consisting of all members who are outside directors, and such subcommittee shall constitute the Committee for all purposes hereof. The Committee shall have full authority to select the persons to whom benefits are granted, to determine the terms and conditions of all benefits and of award agreements, to approve any modifications to the terms and conditions of any outstanding benefit, to make all adjustments and determinations provided for in the Plan, and to interpret and construe all terms of the Plan and of any award agreement. All determinations made by the Committee in the administration of the Plan and the benefits granted hereunder shall be final, conclusive and binding on all parties. The Committee may specify the number of benefits to be granted to a group of key employees (other than officers subject to Section 16 of the Exchange Act), and the terms and conditions of such benefits, and delegate to the Chief Executive Officer, or any other officer of the Company, the authority to determine how such benefits shall be allocated among the key employees, and any benefit so granted to a key employee shall be considered to have been approved by the Committee for all purposes of the Plan.

3. Eligibility. Benefits under the Plan shall be granted only to directors, officers and key employees of the Company and its subsidiaries selected initially and from time-to-time thereafter by the Committee on the basis of the special importance of their services in the management, development and operations of the Company and its subsidiaries.

4. Benefits. The benefits awarded under the Plan shall consist of (a) stock options, (b) stock appreciation rights, (c) stock awards, (d) performance units, (e) restricted stock units, and (f) dividend equivalents, as the Committee, in its discretion, determines.

5. Shares Reserved.

(a) Subject to adjustment pursuant to paragraph 18, there is hereby reserved for issuance under the Plan an aggregate of 33,000,000 shares of common stock of the Company, plus the number of shares authorized for issuance under the 2008 Restatement that either are not reserved for issuance pursuant to benefits outstanding on the date on which this amendment and restatement of the Plan is approved by the shareholders pursuant to paragraph 22 (as adjusted for the 2-for-1 stock split that occurred on March 1, 2011) or are reserved for issuance pursuant to a benefit that subsequently lapses, expires, terminates or is cancelled or are subsequently reacquired as described below. Shares reserved for issuance may be authorized but unissued, treasury, or repurchased shares.

(b) The number of shares available for issuance shall be reduced by (i) the number of shares subject to each option or stand-alone stock appreciation right (defined in paragraph 7) granted, and by (ii) 4.23 multiplied by the number of shares issued under all other awards except options and stock appreciation rights, or the number reserved for issuance pursuant to a grant of restricted stock units or performance units (other than benefits made pursuant to the 2008 Restatement).

(c) If there is a lapse, expiration, termination or cancellation of any benefit prior to the issuance of shares thereunder or if shares are issued and thereafter are reacquired by the Company pursuant to rights reserved upon issuance thereof, those shares may again be used for new benefits under this Plan; provided that, in the case of a lapse, expiration, termination or cancellation of a stock award, or award of restricted stock units, not made pursuant to the 2008 Restatement, the number of shares that may be used for new benefits shall be the same number by which the number of available shares was reduced when the benefit was granted taking into account the 4.23 multiplier. In addition, shares that are not issued or are reacquired because the Committee elects to settle a benefit in cash, or a number of shares of stock are used to pay the exercise price or tax withholding obligation on a benefit, shall not again be available for new benefits.

(d) No participant may receive benefits in any calendar year during the term of the Plan in excess of the limits set forth below (each of which limits shall be applied separately).

(i) In the case of options and stand-alone stock appreciation rights, benefits covering a maximum of 1,500,000 shares; and

(ii) In the case of stock awards, performance units and restricted stock units, 1,500,000 shares (determined prior to application of the 4.23 multiplier).

In the case of a performance-based award that provides for a target number of shares and also provides that a larger number of shares (not exceeding twice the target) may be granted if the performance criteria are exceeded, the limits set forth above shall be based on the target award, provided that for purposes of paragraph 5(b), the number of shares available for issuance shall be reduced by the number of shares actually issued.

6. Stock Options. Stock options shall consist of options to purchase shares of common stock of the Company and shall be either incentive stock options or non-qualified stock options as determined by the Committee and as specified in the applicable award agreement. If the award agreement does not specify, the stock option shall be considered non-qualified. The option price shall be not less than 100% of the fair market value of the shares on the date the stock option is granted (or 110% of fair market value in the case of an incentive stock option granted to a 10% shareholder as defined in Section 422(b)(6) of the Code) and the price may be paid by check or, in the discretion of the Committee, by means of tendering, either directly or by attestation, shares of common stock of the Company then owned by the participant, by reducing the number of shares delivered upon exercise of the stock option, by broker-assisted cashless exercise, or by any combination of the foregoing methods or any other method consistent with applicable law that the Committee, in its sole discretion, approves. Stock options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant and set forth in the award agreement; provided, however, that except as otherwise provided in paragraph 14 or 18, no stock option shall be exercisable prior to six months after the stock option grant date nor later than ten years (or five years in the case of an incentive stock option granted to a 10% shareholder) after the grant date. The aggregate fair market value (determined as of the time the stock option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company and its subsidiaries) shall not exceed $100,000. If, as a result of any accelerated vesting pursuant to an award agreement or as otherwise provided by the Committee, the number of shares with respect to which incentive stock options become exercisable during a year exceeds such limit, the stock options shall constitute incentive stock options to the extent of such limit in the order granted, and the excess shall be considered non-qualified options.

7. Stock Appreciation Rights. Stock appreciation rights may be granted either to the holder of any stock option granted hereunder (a “tandem stock appreciation right”) or to a participant separate from any stock options granted to such participant (a “stand-alone stock appreciation right”) and shall be subject to such terms and conditions consistent with the Plan as the Committee shall impose from time to time, including the following:

(a) A tandem stock appreciation right may be granted with respect to a stock option at the time of its grant or at any time thereafter up to six months prior to the stock options expiration. Tandem stock appreciation rights will permit the holder to surrender any related stock option or portion thereof which is then exercisable and elect to receive in exchange therefor cash in an amount equal to:

(i) The excess of the fair market value on the date of such election of one share of common stock over the option price, multiplied by

(ii) The number of shares covered by such option or portion thereof which is so surrendered.

(b) Stand-alone stock appreciation rights shall be granted pursuant to an award agreement that shall specify the exercise price (which shall not be less than the fair market value of a share of stock on the grant date), and shall also specify the time or times at which the stock appreciation right can be exercised, subject to such additional terms and conditions to exercise as shall be determined by the Committee at grant; provided, however, that except as otherwise provided in paragraph 14 or 18, no stand-alone stock appreciation right shall be exercisable prior to six months after the grant date nor later than ten years after the grant date. Upon exercise of all or a portion of a stand-alone stock appreciation right, the holder will be entitled to receive cash in an amount equal to:

(i) The excess of the fair market value on the date of such election of one share of common stock over the exercise price, multiplied by

(ii) The number of shares covered by such stock appreciation right or portion thereof which is so exercised.

(c) The Committee shall have the discretion to satisfy a participant’s right to receive the amount of cash determined under paragraph (a) or (b) hereof in whole or in part by the delivery of common stock of the Company valued as of the date of the participant’s election.

8. Stock Awards. Stock awards will consist of common stock transferred to participants without other payment therefor as additional compensation for their services to the Company or one of its subsidiaries. A stock award shall be subject to such terms and conditions as the Committee determines appropriate including, without limitation, restrictions on the sale or other disposition of such shares, the right of the Company to reacquire such shares without payment of consideration upon termination of the participant’s employment within specified periods and conditions requiring that the shares be earned in whole or in part upon the achievement of performance goals established by the Committee over a designated period of time.

9. Performance Units. Performance units shall consist of monetary units granted to participants which may be earned in whole or in part if the Company achieves certain performance goals established by the Committee over a designated period of time. Each performance unit shall represent the conditional right of a participant to receive a payment equal to fair market value of a share of common stock on the settlement date, subject to satisfaction of such conditions as the Committee shall specify.

10. Restricted Stock Units. Restricted stock units shall consist of the grant to a participant of the right to receive upon the satisfaction of the conditions specified by the Committee, a specified number of shares of common stock without other payment therefor as additional compensation for the participants’ services to the Company or one of its subsidiaries. A restricted stock unit award shall be subject to such terms and conditions as the Committee determines appropriate that must be satisfied prior to the transfer of the stock including, without limitation, continued employment through specified dates or the achievement of performance goals established by the Committee.

11. Dividend Equivalents. Dividend equivalents shall consist of the award to a participant, in connection with the award of a stock option, stand-alone stock appreciation right, performance unit or restricted stock unit, of a cash payment equal to all or a portion of the dividends that the participant would have received had the participant owned the number of shares of stock subject to the benefit on the record date for dividends paid by the Company. Dividends equivalents may be granted either at the same time the underlying benefit is granted, or at any time while the benefit is outstanding, and shall be subject to such terms and conditions as the Committee determines appropriate that must be satisfied prior to the transfer of the stock including, without limitation, continued employment through specified dates or the achievement of performance goals established by the Committee; provided, however, that if the underlying benefit is conditioned upon the achievement of performance goals, receipt of the dividend equivalent payments shall be conditioned at least upon achievement of a performance goal (which need not be the same goal), plus any additional conditions that the Committee deems appropriate. Dividend equivalent payments shall be paid at the times specified in the award agreement, which may be the record date for payment of the dividend, the date on which the underlying benefit either vests or is settled, or such other time or times as the Committee determines provided that the time of payment satisfies the requirements of Code Section 409A and the regulations thereunder. Notwithstanding the foregoing, payment of dividend equivalents granted with respect to a stock option or stand-alone stock appreciation right shall in no event be conditioned upon the participant’s exercise of the underlying option or stock appreciation right.

12. Performance Goals; Compliance with Code Section 162(m). Vesting or settlement of any benefit may be conditioned upon the achievement of such performance goals as the Committee determines, which may include, without limitation any one or more of the following:

(i)	Earnings per share;

(ii)	Net earnings;

(iii)	Operating earnings;

(iv)	Return measures on shareholder equity, including total shareholder return;

(v)	Return on assets;

(vi)	Cash flow;

(vii)	Pre-tax earnings;

(viii)	Sales;

(ix)	Operating margin;

(x)	Pre-tax margins;

(xi)	Pre-tax or after-tax return on invested capital;

(xii)	Pre-tax or after-tax return on equity;

(xiii)	Gross profit margin; or

(xiv)	Stock price.

Each performance goal may be expressed on an absolute and/or relative basis and may be expressed in terms of growth in or maintenance of a specified performance goal, and may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any business unit thereof, and/or the past or current performance of other companies. The award agreement shall define the applicable performance goal, which definition may provide for adjustments and may include or exclude items, including but not limited to: realized investment gains and losses; other comprehensive income and accumulated other comprehensive income; extraordinary, unusual or infrequent items; effects of accounting changes, currency fluctuations, acquisitions, divestitures, or financing activities; expenses for restructuring or productivity initiatives and other non-operating items; provided, however, that except as otherwise provided by the Committee, the meaning of any term used in a performance goal that has an established definition under generally accepted accounting principles or generally accepted auditing standards shall have such meaning.

In the case of a benefit (other than a stock option or stand-alone stock appreciation right) that is intended to satisfy the requirements for the exception to the limitation on deductibility under Section 162(m) of the Code for performance-based compensation, the following shall apply:

(a) the performance goal shall be based solely upon one or more of the criteria listed above and shall be established by the Committee not later than the 90th day of the performance period (or within the first 25% of a performance period of less than one year);

(b) that any adjustments to the performance goals for the benefit which is designed to qualify for the performance-based exception to Section 162(m) shall be provided for in the terms of the original award agreement and based upon objectively determinable items so that a third party with knowledge of the relevant performance results could calculate the amount of the benefit to be paid to the participant;

(c) no amount shall be paid pursuant to a benefit intended to qualify for the performance-based exception until the Committee has certified the extent to which the applicable performance goal has been satisfied; and

(d) the Committee shall have no authority to increase the amount of any such benefit.

For purposes of the preceding paragraph, any benefit that is based solely upon one or more of the foregoing performance goals shall be presumed to be intended to qualify for the performance-based exception unless otherwise provided in the award agreement. Nothing contained herein shall be construed to prevent the Committee from granting any benefit that does not satisfy the performance-based exception to any participant, regardless of whether such Participant is or may become subject to Section 162(m) of the Code. No benefits may be granted that are intended to qualify for the performance-based exception (other than options and stock appreciation rights) after the fifth annual shareholder meeting that occurs after the meeting at which this restatement of the Plan is approved pursuant to paragraph 22 unless, prior to such date, the provisions of this paragraph 12 are again approved by the shareholders.

13. Non-transferability. Incentive stock options, nonqualified stock options and other benefits granted under this Plan shall not be transferable for value or consideration other than by will or the laws of descent and distribution and each stock option and stock appreciation right shall be exercisable during the participant’s lifetime only by the participant or the participant’s guardian or legal representative.

14. Change in Control. In the event of a change in control of the Company, all outstanding stock options and stock appreciation rights shall become immediately exercisable and all other benefits shall immediately vest with all performance goals deemed fully achieved. For these purposes, a “change in control” shall be deemed to have occurred if the event set forth in any one of the following subparagraphs shall have occurred:

(a) any person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph (c) below; or

(b) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

(c) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation immediately following which the directors of the Company immediately prior to such merger or consolidation continue to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

(d) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement (or series of related agreements) for the sale or disposition by the Company of all or substantially all of the Company’s assets, disregarding any sale or disposition to a company at least a majority of the directors of which were directors of the Company immediately prior to such sale or disposition.

For purposes of this “change of control” definition, the following terms shall have the meaning set forth below:

“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company.

15. Award Agreements; Other Provisions. The terms and conditions of any benefit shall be set forth in an award agreement, which may also include such other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including such provisions as may be required to comply with federal or state securities laws and stock exchange requirements and understandings or conditions as to the participant’s employment.

16. Settlement of Benefits; Compliance with Section 409A.

(a) All benefits shall be settled by the transfer of cash or stock, as the Committee determines, regardless of the method set forth in the award agreement, upon exercise or at such other time or times as set forth in the award agreement. Anything else contained in this Plan or an award agreement to the contrary notwithstanding, the Committee may settle any benefit by the transfer either of cash, of shares of common stock with an equivalent fair market value, or a combination of cash and stock, and the manner of settlement shall not affect the original characterization of the benefit, except that a transfer of stock in settlement of performance units or dividend equivalents originally designated to be settled in cash shall reduce the number of shares of stock available for issuance under the Plan.

(b) It is the Company’s intent that any benefits granted under this Plan be structured to be exempt from Section 409A of the Code, including all Treasury Regulations and other guidance issuance pursuant thereto or to comply with the requirements of deferred compensation subject to Section 409A. To the extent any benefit under this Plan constitutes deferred compensation as defined in Section 409A (a “409A award”), the rules of this paragraph 16 shall apply to the extent required by Section 409A, notwithstanding any provision of the Plan or any award agreement to the contrary. For purposes of this paragraph 16, a benefit shall constitute a 409A award only if and to the extent either

(i) it is a benefit (other than a stock option, stand-alone stock appreciation right, or stock award) that is not subject to a substantial risk of forfeiture as defined in Section 409A (by reason of the participant having attained eligibility for retirement under an award agreement or employment agreement, having a definition of resignation for good reason in an employment agreement that is inconsistent with Section 409A, or otherwise), and the settlement of such benefit by the taxable payment of cash, stock or other property to the participant either actually occurs after the later of March 15 of the calendar year following the year in which the benefit ceases to be subject to a substantial risk of forfeiture (the “409A required payment date”), or the terms of the Plan or the benefit provide for the benefit to be settled after such date, or upon or after the occurrence of any event, that will or may occur later than the 409A required payment date; or

(ii) the Committee determines in good faith that the benefit is a 409A award.

(c) If any amount becomes payable under any 409A award by reason of a participant’s termination of employment, and such participant incurs a termination of employment as defined by the Plan or the benefit that is not a “separation from service,” as defined by Section 409A, then the participant’s right to such payment, to the extent not already vested, shall be fully vested on the date of the termination of employment, but payment shall be deferred until the earliest of (i) the date the participant incurs a separation from service (or six months thereafter to the extent required by paragraph 16(e), (ii) the date that a “change in control event” with respect to the participant occurs as defined in Section 409A, (iii) the participant’s death, and (iv) if the terms of the benefit provide for payment upon a specific vesting date, such vesting date. In such case, the Plan and benefit shall be construed as if “termination of employment” meant “separation from service.” The Committee shall not exercise its discretion under the Plan in a manner inconsistent with the foregoing provisions.

(d) If any amount becomes payable under any 409A award by reason of a Change in Control, and a Change in Control occurs as defined by the Plan or the award agreement that is not a “change in control event” with respect to such participant, as defined by Section 409A, then the participant’s right to such payment, to the extent not already vested, shall be fully vested on the date of the Change in Control, and the amount of such payment shall be determined as of such date, but payment shall be deferred until the earliest of (i) the date on which a change in control event occurs with respect to the participant, (ii) the date on which the participant incurs a separation from service (or six months thereafter to the extent required by paragraph 16(e), (iii) the participant’s death, and (iv) if the terms of the benefit provide for payment upon a specific vesting date, such vesting date.

(e) No amount that becomes payable under any 409A award by reason of a participant’s separation from service will be made to a participant who is a “specified employee” (as defined by Section 409A) until the earlier of: (i) the first day following the sixth month anniversary of the participant’s separation from service, or (ii) the participant’s date of death.

(f) To the extent that payment of any amount is required to be deferred to a specific date (the “409A deferral date”) by reason of Section 409A, all amounts that would otherwise have been paid prior to the 409A deferral date shall be paid in a single lump sum on the first business day following the 409A deferral date, and the Committee may, in its sole discretion (but shall in no event be required to) permit an earlier payment to a participant to the extent necessary to alleviate a “severe financial hardship” resulting from an “unforeseeable emergency”, as defined in Section 409A.

(g) For purposes of Section 409A, each “payment” (as defined by Section 409A) made under this Plan with respect to a 409A award shall be considered a “separate payment” for purposes of Section 409A.

(h) Any payment with respect to a 409A award that becomes payable upon a specified vesting date, as defined in the Plan or benefit, shall be paid as soon as practical after such vesting date, but not later than the last day of the calendar year in which the vesting date occurs (or, if later, the fifteenth day of the third month after the month that includes the vesting date).

(i) No participant shall have any right to defer the amount received upon exercise of a stock option or stock appreciation right. To the extent a participant is entitled to elect to defer the amount received upon settlement of any other benefit to a non-qualified deferred compensation plan maintained by the Company, such deferral shall be elected and administered in accordance with Section 409A, and the right to defer shall be disregarded for purposes of applying the short-term deferral rules to payments made under benefits granted hereunder, as provided under in Treasury Regulation Section 1.409A-1(b)(4).

(j) The Committee shall use commercially reasonable efforts to administer this Plan and each benefit in a manner that is consistent with Section 409A. Notwithstanding the foregoing, if any benefit granted under this Plan would fail to meet the requirements of Section 409A with respect to such benefit, then such benefit shall remain in effect and be subject to taxation in accordance with Section 409A. Neither the Company nor any member of the Committee shall have any liability for any tax imposed on a participant by Section 409A, and if any tax is imposed on the participant, the participant shall have no recourse against the Company or any member of the Committee for payment of any such tax.

17. Fair Market Value. The fair market value of the Company’s common stock at any time shall be determined on the basis of the trading price of the stock in such manner as the Committee may deem equitable or as required by applicable law or regulation which shall include regulations regarding the determination of fair market value promulgated under Code Section 409A.

18. Adjustment Provisions.

(a) If the Company shall at any time take any action that changes, or could change, the number of issued shares of common stock or the value of the outstanding stock (including, without limitation, by reason of a stock dividend, recapitalization, reclassification, issuance of Stock, issuance of rights to purchase Stock, extraordinary cash dividend, issuance of securities convertible into or exchangeable for Stock, merger, consolidation, stock split, reverse stock split, spin-off, combination, exchange or conversion of shares, or any other similar type of event), the Committee shall make such adjustments to the number of shares available for issuance of benefits, and to the terms of outstanding benefits, as it may in its sole discretion determine to be appropriate and equitable to prevent any increase or decrease in the value of benefits, including without limitation changes in the (i) number and kind of shares of stock or other property (including cash) that may thereafter be issued in settlement of a benefit, including outstanding benefits, (ii) exercise price, grant price, or purchase price relating to any benefit; provided that, with respect to stock options or stock appreciation rights, such adjustment shall be made in accordance with Section 424(h) of the Code, as revised in accordance with Section 409A of the Code; (iii) performance goals, and (iv) individual limitations applicable to benefits.

(b) Notwithstanding any other provision of this Plan, and without affecting the number of shares reserved or available hereunder, the Board of Directors may authorize the issuance or assumption of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

(c) In the event of any merger, consolidation or reorganization of the Company with any other corporation, if the Company will not be the surviving entity, the Committee may either provide for there to be substituted, on an equitable basis as determined by the Committee, for each share of common stock then reserved for issuance under the Plan and for each share of common stock then subject to a benefit granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of common stock of the Company will be entitled pursuant to the transaction; or may provide for each outstanding benefit to be fully vested and for there to be paid to the holder thereof the value in cash of the benefit as established by the terms of such transaction in full settlement of the participant’s rights under the benefit; provided that, in the case of a stock option or stand-alone stock appreciation right, the amount paid shall be equal to the fair market value, as so determined of the value of the stock subject to the benefit over the exercise price of the benefit, and if the fair market value does not exceed the exercise price the stock option or stock appreciation right may be cancelled without payment of additional compensation.

19. Taxes. The Company shall be entitled to withhold the amount of any tax attributable to any shares deliverable under the Plan after giving the person entitled to receive the shares notice as far in advance as practicable and the Company may defer making delivery as to any benefit if any such tax is payable until indemnified to its satisfaction. The Committee may, in its discretion and subject to rules which it may adopt, permit a participant to pay all or a portion of the taxes arising in connection with any benefit under the Plan by electing to have the Company withhold shares of common stock from the shares otherwise deliverable to the participant, having a fair market value equal to the amount to be withheld.

20. Term of Program; Amendment, Modification or Cancellation of Benefits. No benefit shall be granted more than ten years after the date of the approval of the amendments to this Plan by the shareholders of the Company as presented for approval at the 2011 annual meeting or any adjournment thereof. The terms and conditions applicable to any benefits granted prior to such date may at any time be amended, modified or canceled by the Committee, or the Committee may waive any conditions to the vesting or settlement of any such benefits; provided that, except as otherwise provided in this Plan or an award agreement, or as the Committee determines to be necessary to satisfy any applicable law (including Section 409A of the Code), the Committee shall not cancel any outstanding benefit, or amend or modify any outstanding benefit, in a manner that is materially adverse to the participant to whom such benefit was granted without the prior written consent of the participant. However, the Company will not reduce the exercise price of outstanding options or cancel outstanding options and grant replacement options having a lower exercise price without the approval of the Company’s shareholders. Adjustments pursuant to paragraph 18 shall not be subject to the foregoing limits of this paragraph 20.

21. Amendment or Termination of Plan. The Board of Directors may, at any time, amend or terminate the Plan, provided that (i) no such action may adversely affect any outstanding benefit previously awarded, in the absence of written consent by the participant, except for amendments that the Board of Directors determines to be necessary to satisfy any applicable law (including Section 409A of the Code), and (ii) adjustments pursuant to paragraph 18 shall not be subject to the foregoing limit of this paragraph 21. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding options or stock appreciation rights or cancel outstanding options or stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights without stockholder approval.

22. Shareholder Approval. This amendment and restatement of the Plan was adopted by the Board of Directors on January 20, 2011, subject to shareholder approval at the annual meeting to be held on May 5, 2011, and no benefits shall be granted under this Plan that could not have been granted under the 2008 Restatement until such approval is obtained. The Compensation Committee subsequently increased the number of shares reserved for issuance to account for the two-for-one stock split by unanimous consent dated February 10, 2011. If shareholder approval is not obtained at the 2011 annual meeting or any adjournment thereof, this amendment and restatement shall be null and void; provided that in such event all outstanding benefits made pursuant to the 2008 Restatement shall remain in effect in accordance with their terms. Shareholder approval of amendments to the Plan shall be obtained if required pursuant to securities laws or exchange requirements on which the Company’s stock is listed.

23. Clawback. As determined appropriate by the Committee, any benefit awarded under the Plan to an officer subject to Section 16 of the Exchange Act may include provisions requiring its forfeiture (regardless of whether or not the benefit is otherwise vested) and/or recoupment by any method determined appropriate by the Committee, including but not limited to offset against other benefits under the Plan, if such benefit or any portion thereof is determined to be an Excess Award. For purposes of this section, an ‘Excess Award’ shall mean all or any portion of a benefit granted under the Plan that the Committee determines, in its sole discretion, either (A) was granted, vested and/or settled based on the financial results that were subsequently restated in any material respect due to conduct by the participant that the independent directors of the Board of Directors or a committee of such board determine, in their sole discretion, was knowing, intentionally fraudulent or illegal, (B) the value of such benefit was affected by the financial results that were subsequently restated in any material respect as provided in (A), or a forfeiture or recoupment is otherwise required by any provision of applicable law or exchange listing requirements.

Please remember to bring the Admission Ticket to the meeting.

W. PIONEER RD.
C
To Green Bay (101 miles)
W
CONCORDIA
UNIVERSITY
WISCONSIN
R. John Buuck
Field House
W. HIGHLAND RD.
LAKE MICHIGAN
N. PORT WASHINGTON RD.
NORTH
SHORE
CINEMA
Parking
P *
43
N. LAKE SHORE DR.
W. MEQUON RD.
To Downtown Milwaukee
(16 miles)
N

Admission Ticket

Annual Meeting of Stockholders
Thursday, May 5, 2011 – 10 a.m.

Annual meeting site: Concordia University Wisconsin, R. John Buuck Field House, 12800 N. Lake Shore Dr., Mequon, WI 53097

Stockholder parking site: North Shore Cinema, 11700 N. Port Washington Rd., Mequon, WI 53092

Due to construction, there is no parking at the annual meeting site.** ***Please park at North Shore Cinema only. Shuttle buses will run continuously from the parking site to the annual meeting site.

This ticket admits the stockholder and one guest. If your shares are jointly owned and you would like an additional ticket, please call 800-881-5882.

All carry-ins are subject to inspection. No signs, cameras or recording devices are allowed into the meeting.

Wisconsin Energy Corporation

Can't make it to the meeting? Listen live on the Web at www.wisconsinenergy.com/invest/annualmtg.htm

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Log on to www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

▼  FOLD AND DETACH HERE  ▼

PROXY

WISCONSIN ENERGY CORPORATION

Annual Meeting of Stockholders – May 5, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

This PROXY is solicited by the Board of Directors for use at the Annual Meeting of Stockholders on May 5, 2011. Your shares of stock will be voted as you specify on the reverse side of this card. If no choice is specified, your PROXY will be voted “FOR” Items 1, 2, 3, 4 and 5 and “THREE YEARS” for Item 6, and in the discretion of the proxy holder, on any other matter which may properly come before the Annual Meeting of Stockholders and all adjournments or postponements of the meeting.

By signing this PROXY, you revoke all prior proxies and appoint James C. Fleming and Susan H. Martin, or either of them, as proxies, with the power to appoint substitutes, to vote your shares on the matters shown below and on any other matters which may properly come before the Annual Meeting of Stockholders and all adjournments or postponements of the meeting.

1.	Election of Nine Directors for Terms Expiring in 2012.

2.	Vote to Initiate the Process to Elect Directors by Majority Vote in Uncontested Elections.

3.	Ratification of Deloitte & Touche LLP as Independent Auditors for 2011.

4.	Approval of Amendments to the Wisconsin Energy Corporation 1993 Omnibus Stock Incentive Plan, as Amended and Restated.

5.	Advisory Vote on Compensation of the Named Executive Officers.

6.	Advisory Vote to Establish the Frequency of the Advisory Vote on the Compensation of the Named Executive Officers.

If you hold Wisconsin Energy Corporation common shares in Wisconsin Energy Corporation’s Stock Plus Investment Plan or the 401(k) plan under the Wisconsin Energy Corporation Trust, this proxy constitutes voting instructions for any shares so held by the undersigned.

SEE REVERSE SIDE. We encourage you to vote by the Internet or by telephone. However, if you wish to vote by mail, just complete, sign and date the reverse side of this card. If you wish to vote in accordance with the Board of Directors’ recommendations, you need not mark any voting boxes.

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	95463-DR

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 10:59 p.m. Central time

Wednesday, May 4, 2011.

INTERNET http://www.proxyvoting.com/wec Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders

The Proxy Statement and the 2010 Annual Report to Stockholders are available at:

http://www.wisconsinenergy.com/proxystatement

95463-DR

▼ FOLD AND DETACH HERE ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE: “FOR” ITEMS 1, 2, 3, 4 AND 5, AND “THREE YEARS” FOR ITEM 6.	Where no voting instructions are given, the shares represented by your proxy will be voted “FOR” Items 1, 2, 3, 4, and 5, and “THREE YEARS” for Item 6.
Your vote is important. Please vote immediately.

1. Election of Nine Directors for Terms Expiring in 2012	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS

    Nominees:

01 John F. Bergstrom

02 Barbara L. Bowles

03 Patricia W. Chadwick

04 Robert A. Cornog

05 Curt S. Culver

06 Thomas J. Fischer

07 Gale E. Klappa

08 Ulice Payne, Jr.

09 Frederick P. Stratton, Jr.

	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)

*Exceptions

	FOR	AGAINST	ABSTAIN
2. Vote to Initiate the Process to Elect Directors by Majority Vote in Uncontested Elections.	☐	☐	☐

3. Ratification of Deloitte & Touche LLP as Independent Auditors for 2011.	☐	☐	☐

4. Approval of Amendments to the Wisconsin Energy Corporation 1993 Omnibus Stock Incentive Plan, as Amended and Restated.	☐	☐	☐

5. Advisory Vote on Compensation of the Named Executive Officers.	☐	☐	☐
3 years	2 years	1 year	Abstain

6. Advisory Vote to Establish the Frequency of the Advisory Vote on the Compensation of the Named Executive Officers. ☐	☐	☐	☐

Will Attend Meeting	☐	YES

Signature	Signature	Date